Filed Pursuant to Rule 424(b)(3);
                                                             File No. 333-132075

PROSPECTUS

                        ELECTRONIC CONTROL SECURITY INC.

                        4,122,855 Shares of Common Stock

      This prospectus relates to the public offering, which is not being underwritten, of up to 3,374,909 shares of our common stock by the selling stockholders listed in this prospectus. The shares offered by this prospectus include 441,862 presently outstanding shares of our common stock, 1,347,829 shares of our common stock issuable upon conversion of our senior secured convertible debentures (including shares issuable in connection with the payment of interest on the debentures if interest is not otherwise paid in cash and additional shares issuable in the event of possible adjustments to the conversion price and other potential adjustments), 1,585,218 shares of our common stock issuable upon exercise of warrants to purchase shares of our common stock (including additional shares issuable upon exercise of the warrants issued in connection with our private financing in January 2006 in the event of adjustments to the exercise price and other potential adjustments), 281,250 shares of our common stock issuable in connection with the payment of dividends payable on outstanding shares of our series A convertible preferred stock, if such dividends are not otherwise paid in cash, and 466,696 shares of our common stock issuable in connection with the payment of dividends payable on outstanding shares of our 10% series B convertible preferred stock, if such dividends are not otherwise paid in cash. These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions at negotiated prices or otherwise at market prices prevailing at the time of sale.

      Pursuant to registration rights granted by us to the selling stockholders, we are obligated to register the shares held or to be acquired by these selling stockholders. The distribution of the shares by the selling stockholders is not subject to any underwriting agreement. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except the cash exercise price upon exercise of the warrants. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

      Our common stock is quoted on the OTC Bulletin Board under the symbol EKCS.OB. The high and low bid prices for shares of our common stock on March 13, 2006, were $0.95 and $0.90 per share, respectively, based upon bids that represent prices quoted by broker-dealers on the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commissions, and may not represent actual transactions.

      The selling stockholders and any broker-dealer executing sell orders on behalf of the selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Commissions received by any broker-dealer may be deemed to be underwriting commissions under the Securities Act of 1933.

                      -----------------------------------

         An investment in these securities involves a high degree of risk. Please carefully review the section titled "Risk Factors" beginning on page 6.

                       -----------------------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                         -------------------------------

                  The date of this prospectus is March 17, 2006

      We have not authorized anyone to provide you with information different from that contained in this prospectus. This prospectus is not an offer to sell, or a solicitation of an offer to buy, shares of common stock in any jurisdiction where offers and sales would be unlawful. The information contained in this prospectus is complete and accurate only as of the date on the front cover of this prospectus, regardless of the time of delivery of this prospectus or of any sale of the shares of common stock. When considering the acquisition of the common stock described in this prospectus, you should rely only on the information contained in this prospectus.

                      -------------------------------------

                                TABLE OF CONTENTS

                                                                           Page
Prospectus Summary...........................................................1

The Offering.................................................................4

Risk Factors.................................................................6

Special Note Regarding Forward-Looking Statements...........................14

Use of Proceeds.............................................................15

Market for our Common Stock and Related Stockholder Matters.................16

Management's Discussion and Analysis or Plan of Operation...................18

Business....................................................................26

Management..................................................................36

Principal Stockholders......................................................43

Certain Relationships and Related Transactions..............................45

Selling Stockholders........................................................46

Plan of Distribution........................................................55

Description of Securities...................................................57

Shares Eligible for Future Sale.............................................61

Legal Matters...............................................................62

Experts.....................................................................62

Where You Can Find More Information.........................................62

Index to Financial Statements..............................................F-1

                              -------------------

      We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data and we do not make any representation as to the accuracy of that information.

                              -------------------

                               PROSPECTUS SUMMARY

      This summary highlights information contained elsewhere in this prospectus. It is not complete and does not contain all of the information that you should consider before investing in our common stock. Before making a decision to purchase our shares, you should read this entire prospectus, including the financial statements and related notes and risk factors. "We," "our," "us" and similar phrases refer to Electronic Control Security Inc., a New Jersey corporation, together with its subsidiaries.

Our Company

      We design, develop, manufacture and market technology-based integrated security systems. We also provide consulting services consisting of risk assessment and vulnerability studies to ascertain a customer's security requirements in developing a comprehensive risk management and mitigation program, as well as product design and engineering services.

      We market our products domestically and internationally to:

      o national and local government entities, including the U.S. Department of Defense (DoD) and the U.S. Department of Energy (DoE),

      o large chemical and petrochemical facilities, and major office complexes,

      o energy facilities, including nuclear power stations, power utilities and pipelines, and

      o commercial transportation centers, such as airports and seaports, and

      o water and agricultural resources including reservoirs, dams, fish hatcheries and rivers.

      We believe that we are one of a few comprehensive security solution providers in the industry. We analyze security risks and develop security solutions specifically tailored to mitigate those risks, including designing, engineering and manufacturing individual components of a system as may be necessary to deliver a fully integrated security system customized to a customer's requirements. We are frequently engaged by security system integrators, security system dealers/installers, and commercial architects and engineers because we are able to deliver an integrated platform for a fully integrated security solution to support our customers' requirements for the completion of a given project.

      We believe that we have developed a superior reputation as a provider of integrated security systems since our inception in 1976 because we:

      o offer a complete range of solutions-driven responses to accommodate our customers' needs,

      o     offer technologically superior products,

      o are able to design, engineer and manufacture systems customized to our customers' specific requirements,

      o deliver systems that are easy to operate and maintain while providing superior life cycle cost performance compared to systems offered by our competitors,

      o have established solid credentials in protecting high value targets, and

      o offer our customers what we believe may be the best warranty in the industry.

Recent Developments

      During fiscal year 2006, we, to date, have:

      o received approximately $8,000,000 in new orders under the Integrated Base Defense Security/Tactical Automated Sensor Systems (IBDSS/TASS) contract that we expect to ship in the latter half of fiscal year 2006,

      o     entered into agreements with Hudson Marine Management
            Services/HudsonTrident to undertake projects in Morocco and Lebanon,

      o received notice of the DoD's increase in the amount to be spent to secure Tinker Air Force Base by $400,000, bringing the total to approximately $5.2 million,

      o acquired the assets of Clarion Sensing Systems, a provider of proprietary nuclear, bio-chemical and radiological remote monitoring sensor systems for air and water applications, for a purchase price of approximately $1.4 million, including the issuance of 394,682 shares of common stock and the assumption of $655,587 of specific liabilities of Clarion (of which we already have paid approximately $413,144), which provided us with remote environmental monitoring sensor system products that enhance our existing product line,

      o received a significant commitment from the Israeli Ministry of Defense (MOD) to supply our security technologies for their high-threat facilities for which we will deliver our Perimeter Intrusion Detection Systems (PIDS) designed to prevent unauthorized entry or access to high threat complexes through June 2006 and possibly 2007,

      o entered into a joint manufacturing and marketing agreement with GM Cope, Inc., a subsidiary of GM Merc A/S, for its Aerial Warning System, and they in turn will market our products in Europe, and

      o augmented our management team by hiring Richard Deyulio, with 36 years experience in various positions in the federal government, the U.S. Army and the Air National Guard focusing on "commercial off-the-shelf" security and tactical systems, as Senior Project Manager and hiring Bernard Boucek, with over 35 years of experience in disciplines and/or projects directly related to physical security systems, as Program Manager, and

      o strengthened our advisory board comprised of representatives from government, academia and industry by adding Col. Edward Badolato, U.S. Marines (Ret.), Juda Engelmayer, Chief Communications Officer, American Jewish Congress, and Charles Gargano, Chairman and CEO of Empire State Development Corporation and Vice-Chairman of the Port Authority of New York and New Jersey.

About this Offering

      This prospectus relates to the public offering, which is not being underwritten, of up to 4,122,855 shares of our common stock by the selling stockholders listed in this prospectus. The shares offered by this prospectus include 441,862 presently outstanding shares of our common stock, 1,347,829 shares of our common stock issuable upon conversion of our senior secured convertible debentures (including shares issuable in connection with the payment of interest on the debentures if interest is not otherwise paid in cash and additional shares issuable in the event of possible adjustments to the conversion price and other potential adjustments), 1,585,218 shares of our common stock issuable upon exercise of warrants to purchase our common stock (including additional shares issuable upon exercise of the warrants issued in connection with our private financing in January 2006 in the event of possible adjustments to the exercise price and other potential adjustments), 281,250 shares of our common stock issuable in connection with the payment of dividends payable on outstanding shares of our series A convertible preferred stock, if such dividends are not otherwise paid in cash, and 466,696 shares of our common stock issuable in connection with the payment of dividends on outstanding shares of our 10% series B convertible preferred stock, if such dividends are not otherwise paid in cash. These shares may be sold by the selling stockholders from time to time in the over-the-counter market or other national securities exchange or automated interdealer quotation system on which our common stock is then listed or quoted, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. We will receive none of the proceeds from the sale of the shares by the selling stockholders, except upon exercise of the warrants. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them.

      2,013,047 shares of common stock being offered by this prospectus relate to a private financing we completed in January 2006. On January 11, 2006, we entered into an agreement for the sale of our senior secured convertible debentures in aggregate principal amount of $1,000,000. The debentures have a term of three years and come fully due on January 11, 2009. The debentures are convertible at the option of the holder at any time and from time to time into shares of our common stock at a conversion price of $1.15 per share of common stock, or initially 869,566 shares of common stock, subject to certain adjustments. We also issued common stock purchase warrants to the purchasers to purchase up to 434,783 shares of our common stock at an exercise price of $2.00 per share. We are obligated to register an additional number of shares of our common stock (25% of the amount the debentures and the warrants are initially convertible or exercisable, respectively, into) to cover possible adjustments. We are also registering 260,871 shares of our common stock issuable in connection with the payment of interest on the debentures, if such interest is not otherwise paid in cash. In connection with completing the financing, we paid fees to our placement agents of $72,500 and issued warrants to our placement agents to purchase up to 121,739 shares of our common stock on substantially similar terms as the purchasers' warrants. For a more detailed discussion regarding the January 2006 transaction, see the discussion under the heading "Selling Stockholders - Description of the January 2006 Private Placement."

      137,292 shares of common stock being offered by this prospectus are shares of common stock issued in connection with dividends on our 10% series B convertible preferred stock issued in June 2004. These shares are additional conversion shares that were issuable as a consequence of an addition to the stated value of our 10% series B convertible preferred stock resulting from the dividend declaration and a corresponding adjustment in the beneficial conversion price. We are also registering 466,696 shares of our common stock issuable in connection with the payment of dividends on outstanding shares of our 10% series B convertible preferred stock, if such dividends are not otherwise paid in cash. 99,378 shares of common stock being offered by this prospectus are shares of common stock issued as dividends on shares of our series A convertible preferred stock issued from January to March 2002. We are also registering 281,250 shares of our common stock issuable in connection with the payment of dividends on outstanding shares of our series A convertible preferred stock, if such dividends are not otherwise paid in cash. Of the remaining shares of common stock being offered by this prospectus, 205,192 shares of our common stock are shares that were issued to our employees or consultants on account of services rendered and 920,000 shares of our common stock are issuable upon exercise of warrants to purchase common stock.

      The number of shares being offered by this prospectus represents approximately 47% of our outstanding shares of common stock as of February 24, 2006.

Corporate Information

      Our corporate headquarters are located at 790 Bloomfield Avenue, Building C, Suite 1, Clifton, New Jersey 07012, and our telephone number is (973) 574-8555. We maintain manufacturing and administrative facilities in Madison, Alabama. Our web address is www.anti-terrorism.com. Information on our website is not part of this prospectus.

                                  THE OFFERING

Common stock offered by the selling stockholders:

      Presently outstanding number of
      shares being offered by this prospectus....441,862 shares

      Number of shares that may be
      issued upon conversion of
      outstanding senior secured
      convertible debentures
      (including shares issuable in
      connection with the payment of
      interest on the debentures if
      interest is not otherwise paid
      in cash and additional shares
      issuable in the event of
      possible adjustments to the
      conversion price and other
      potential adjustments......................1,347,829 shares

      Number of shares that may be
      issued in connection with the
      payment of dividends payable on
      outstanding shares of our series
      A convertible preferred stock
      and our 10% series B convertible
      preferred stock, if such
      dividends are not otherwise paid
      in cash....................................747,946 shares

      Number of shares that may be
      issued upon exercise of
      outstanding warrants to purchase
      common stock (including
      additional shares issuable upon
      exercise of warrants issued in
      connection with our private
      financing in January 2006 in the
      event of possible adjustments to
      the exercise price and other
      potential adjustments).....................1,585,218 shares
                                                 ----------------

      Total shares offered.......................4,122,855
                                                 =========

Common stock outstanding.........................8,772,559 shares (1)

Use of proceeds..................................We will receive none of the proceeds from the sale of the
                                                 shares by the selling
                                                 stockholders, except cash for
                                                 the warrant exercise price upon
                                                 exercise of the warrants, which
                                                 would be used for working
                                                 capital purposes.

OTC Bulletin Board symbol........................EKCS.OB

-------------------------

(1)   As of February 27, 2006. Does not include:

      o 369,318 shares of our common stock that may be issued upon conversion of outstanding shares of series A convertible preferred stock,

      o 934,918 shares of our common stock that may be issued upon conversion of outstanding shares of 10% series convertible B preferred stock,

      o 1,446,875 shares of our common stock that are reserved for issuance pursuant to outstanding warrants to purchase common stock,

      o 869,566 shares of our common stock that may be issued upon conversion of outstanding senior secured convertible debentures,

      o 1,444,500 shares of our common stock that are reserved for issuance pursuant to outstanding stock options to purchase common stock under our Incentive Stock Option Plan,

      o 555,500 shares of our common stock available for future issuance under our Incentive Stock Option Plan,

      o 80,000 shares of our common stock that are reserved for issuance pursuant to outstanding stock options to purchase common stock under our Non-Statutory Stock Option Plan, and

      o 170,000 shares of our common stock available for future issuance under our Non-Statutory Stock Option Plan.

                                  RISK FACTORS

      An investment in our common stock involves a high degree of risk. You should carefully consider the following material risks, together with the other information contained in this prospectus, before you decide to buy our common stock. If any of the following risks actually occur, our business, results of operations and financial condition would likely suffer. In these circumstances, the market price of our common stock could decline, and you may lose all or part of your investment.

                          Risks Related to Our Business

We depend on government contracts for a large part of our total sales, and therefore our business is vulnerable to fluctuations in government spending.

      Because many of our contracts are with governmental entities, our business is subject to risks that are out of our control, including global economic developments, wars, political instability, changes in the tax and regulatory environments, foreign exchange rate volatility and fluctuations in government spending. For example, the 2005 Homeland Security Appropriations Act provided $28.9 billion in discretionary spending for the Department of Homeland Security, $1.8 billion more than the 2004 level of funding, which may result in increased business opportunities for us. However, because many customers are governmental entities with variable and uncertain budgets, the amount of business that we might receive from them may vary from year to year, regardless of the perceived quality of our business.

Some of our orders and contracts may be cancelled at any time on short notice with little or no penalty, or may not be funded fully or at all.

      Some of our contracts are subject to cancellation by customers upon short notice with little or no penalty, so we cannot be certain that our backlog will be filled. The contracts we enter into with government entities are often awarded prior to legislative funding appropriations to support those contracts. Consequently, the entire amount of orders and contracts received from these entities may never be funded. If a substantial portion of our backlog orders is cancelled, our business, operating results and financial condition could be materially and adversely affected. In addition, the cancellation of a substantial portion of booked orders would negatively impact other areas of our business. For example, if we have booked orders from a large customer and the customer cancels its order, it would greatly affect our operating results for the period during which we would have recognized revenues from that customer. This could cause our stock price to fluctuate and make it difficult to evaluate our company. Moreover, cancellation of a booked order after we have ordered components and materials to manufacture systems could result in our having excess inventory with no corresponding income.

Because a small number of customers account for a substantial portion of our revenues, a substantial decrease in orders from these customers could have an adverse effect on our business unless we were able to identify other customers, and because our sales tend to be concentrated among a small number of customers during any period, our operating results may be subject to substantial fluctuations.

      For our fiscal year ended June 30, 2005, two customers accounted for 76% and 20%, respectively, of our net revenues. Given the nature of our customers and products, we receive relatively large orders for products and services from a relatively small number of customers. Consequently, a single order from one customer may represent a substantial portion of our sales in any one period and significant orders by any customer during one period may not be followed by further orders from the same customer in subsequent periods. This concentration of customers can cause our revenues and earnings to fluctuate from quarter-to-quarter, based on the requirements of our customers and the timing of delivery of products and services. Although the particular customers are likely to change from period to period, we believe that large engagements by a limited number of customers will continue to account for a substantial portion of our revenues in any fiscal period. In any period, the unexpected loss of or decline in engagements from a major customer, or the failure to generate significant revenues from other customers, could have a material adverse effect on our financial results. Also, our sales and operating results are subject to very substantial periodic variations. Since quarterly performance is likely to vary significantly, our results of operations for any quarter are not necessarily indicative of the results that we might achieve for any subsequent period. Accordingly, quarter-to-quarter comparisons of our operating results may not be meaningful.

If we were to have an event of default or breach a covenant under our senior secured convertible debentures issued in our January 2006 private financing, the outstanding principal amount of the debentures plus all accrued and unpaid interest would become immediately due and payable to the holders of the debentures, and we currently do not have the cash resources to pay these obligations, which are secured by all of our assets including our intellectual property and would therefore be subject to seizure by the holders of the debentures in the event of a default or covenant breach.

      Our senior secured convertible debentures contain numerous events of default and covenants. Events of default under the debentures include:

      o     failure to pay principal or any premium on any debenture when due,

      o failure to pay any interest, late fees or liquidated damages on any debenture after a period of three trading days,

      o failure to perform other covenants under the debenture that is not cured by the earlier of seven trading days after notice by holder or 15 trading days after we are aware of such default,

      o default under the other financing documents that is not cured by the earlier of five trading days after notice or ten trading days after we aware of such default,

      o any representation or warranty under the financing documents that is untrue or incorrect in any material respect,

      o certain events of bankruptcy or insolvency of us or any of our subsidiaries,

      o any default by us or our subsidiaries under any instrument in excess of $150,000 that results in such obligation becoming due and payable prior to maturity,

      o our becoming party to a change of control transaction, or disposing of greater than 40% of our assets or redeeming more than a de minimus number of outstanding equity securities,

      o failure by us to have this registration statement registering the resale of the common stock issuable upon the conversion of the debentures and exercise of the accompanying common stock purchase warrants declared effective by the SEC on or before July 10, 2006,

      o if, during the effectiveness period of this registration statement, the effectiveness of the registration statement lapses for any reason or the holder shall not be permitted to resell registrable securities under the registration statement, in either case, for more than 30 consecutive trading days or 60 non-consecutive trading days during any 12-month period, subject to certain limited exceptions, and

      o failure to deliver common stock certificates to a holder prior to the fifth trading day after a debenture conversion date.

      Upon an event of default, the outstanding principal of the debentures plus all accrued and unpaid interest shall become immediately due and payable to the holders of the debentures.

      The debentures contain various covenants that limit our ability to:

      o incur additional debt, other than permitted debt as defined in the debenture,

      o incur specified liens, other than permitted liens as defined in the debenture,

      o amend our certificate of incorporation or by-laws in a material adverse manner to the holder, or

      o repay or repurchase more than a de minimus number of shares of common stock.

      As part of the financing, we have agreed to be bound by the following covenants:

      o not to issue shares of common stock or other securities convertible or exercisable into common stock until 90 days after the effective date of this registration statement,

      o     not to assume any corporate debt which is senior to the debentures,

      o not to repay or repurchase more than a de minimus number of shares of common stock,

      o not to incur specified liens, other than certain specified permitted liens,

      o     not to amend our current certificate of incorporation, and

      o     not to pay cash dividends or distributions on our equity securities.

      We currently do not have the cash resources to pay these obligations, which are secured by all of our assets including our personal and intellectual property, and such assets would therefore be subject to seizure by the holders of the debentures in the event of a default or covenant breach. We cannot assure you that we will not have an event of default under the debentures or experience a covenant breach that would trigger such an event of default.

We rely on rolling forecasts when ordering components and materials for the manufacture of our products and we could overestimate or underestimate our actual requirements, which could result in an increase in our costs or prevent us from meeting customer demand.

      We use rolling forecasts based on anticipated orders to determine component requirements. Lead times for materials and components vary significantly and depend on factors such as specific supplier requirements, contract terms and current market demand for such components. As a result, our component requirement forecasts may not be accurate. If our management overestimates our component requirements, we may have excess inventory, which would increase our costs. If our management underestimates component requirements, we may have inadequate inventory, which could interrupt manufacturing and delay delivery of product to customers.

Our product offerings involve a lengthy sales cycle and our management may not anticipate sales levels appropriately, which could impair our profitability.

      Our products and services are designed for medium to large commercial, industrial and government facilities, such as military installations, office buildings, nuclear power stations and other energy facilities, airports, correctional institutions and high technology companies desiring to protect valuable assets and/or prevent intrusion into high security facilities. Given the nature of our products and customers, sales cycles can be lengthy since customers conduct intensive investigations of specific competing technologies and providers. Moreover, orders received from governments may be subject to funding appropriations which may not be approved. For these and other reasons, the sales cycle associated with our products is typically lengthy and subject to a number of significant risks over which we have little or no control. If sales in any period fall significantly below anticipated levels, our revenues could suffer. In addition, our operating expenses are based on anticipated sales levels, and a high percentage of our expenses are generally fixed in the short term. As a result of these factors, a small fluctuation in timing of sales can cause our operating results, which are tied to the marketing and sale of our products, to fluctuate widely.

A portion of our business involves projects and sales outside the United States, and we are therefore influenced by factors and regulations in other countries.

      During our fiscal years ended June 30, 2005 and 2004, we generated approximately 5% and 11%, respectively, of our business from projects outside the United States. The occurrence of any of the following risks could have a materially adverse effect on both the market for our products and services or our ability to provide them, and, as a result, these risks could materially adversely affect the operations and value of any of our overseas projects:

      o changes in, and difficulty in complying with, laws and regulations of the different countries including authority to trade our products or perform our services,

      o     nullification, modification and renegotiation of contracts,

      o reversal of current policies, including favorable tax policies, encouraging foreign investment of foreign trade, or relating to the use of local agents,

      o restrictive actions by local governments including tariffs and limitations on imports and exports, and

      o difficulty in collecting accounts receivable and longer collection times.

We depend on relationships with strategic partners as a source of business and our business could suffer if these relationships are terminated.

      We have entered into strategic partnerships or teaming arrangements with several large multinational corporations that promote our products and services and incorporate our products into their projects. In the event that we are unable to maintain these strategic relationships for any reason, our business, operating results and financial condition could be adversely affected.

We compete against entities that have significantly greater name recognition and financial resources than we have, enabling them to respond more quickly to changes in customer requirements and to allocate greater resources to marketing efforts in this competitive industry.

      The security industry is highly competitive and continues to become increasingly so as security issues and concerns have become a primary consideration at both government and private facilities worldwide. Competition is intense among a wide ranging and fragmented group of product and service providers, including security equipment manufacturers, providers of integrated security systems, systems integrators, consulting firms, engineering and design firms and others that provide individual elements of a system, some of which are larger than us and possess significantly greater name recognition, assets, personnel, sales and financial resources. These entities may be able to respond more quickly to changing market conditions by developing new products that meet customer requirements or are otherwise superior to our products and may be able to more effectively market their products than we can because of the financial and personnel resources. We cannot assure you that we will be able to distinguish ourselves in a competitive market.

We rely on suppliers for principal components used in our products, and prolonged disruptions in supply or significant increases in component costs could materially harm our business.

      We rely on suppliers for several key components utilized in the manufacture of our products. Our reliance on suppliers involves certain risks, including a potential inability to obtain an adequate supply of required components, price increases, timely delivery and component quality. To date, although we have not experienced any disruption in supplies of components, we cannot assure you that there will not be a disruption of our supplies in the future. Disruption or termination of the supply of components could delay shipments of products and could have a material adverse affect on our business, operating results and financial condition.

If our subcontractors fail to perform their contractual obligations, our prime contract performance and our ability to obtain future business may be seriously harmed.

      Many of our contracts involve subcontracts with other companies upon which we rely to perform a portion of the services that we must provide to our customers. There is a risk that we may have disputes with our subcontractors, including disputes regarding the quality and timeliness of work performed by the subcontractor. A failure by one or more of our subcontractors to satisfactorily perform the agreed-upon services may materially and adversely impact our ability to perform our obligations as the prime contractor. Subcontractor performance deficiencies could result in a customer terminating our contract for default. A default termination could expose us to liability and have a material adverse effect on our ability to compete for future contracts and orders.

Our products, services and reputation, and ultimately our results of operations, may be adversely affected by product defects or inadequate performance for customers.

      In the event our products do not perform to specifications or are defective in any way, our reputation may be adversely affected and we may suffer a loss of business and a corresponding loss in revenues.

If we are unable to retain key executives, who we need to succeed, or hire new qualified personnel, who are difficult to attract, our business will be adversely affected.

      Our success greatly depends on our ability to retain existing management and attract key technical, sales, marketing, information systems, and financial and executive personnel. We are especially dependent on the continued services of our senior management team, particularly Arthur Barchenko, our President and Chief Executive Officer, and our key marketing personnel. The loss of any of these people could have a materially detrimental effect on our business. We have not entered into employment agreements with any of these people. We do not maintain key person life insurance on any of our personnel. In addition, we are seeking to engage senior sales staff and if we fail to attract, hire or retain the necessary personnel, or if we lose the services of any member of our senior management team, our business could be adversely affected.

                        Risks Related to Our Common Stock

Our common stock price has fluctuated considerably and may not appreciate in value.

      Prices for our common stock has in the past, and could continue to, fluctuate significantly and will be influenced by many factors, including the depth and liquidity of the market for the common stock, investor perception of the industry in which we operate and our products, and general economic and market conditions. Factors which could cause fluctuation in the price of our common stock include:

      o     conditions or trends in the industry,

      o     failure to keep pace with changing technology,

      o     costs associated with developing new products and services,

      o cost associated with marketing products and services may increase significantly,

      o     the timing of sales and the recognition of revenues from them,

      o government regulations may be enacted which affect how we do business and the products which may be used at government facilities,

      o     downward pressure on prices due to increased competition,

      o     changes in our operating expenses,

      o     sales of common stock,

      o     actual or anticipated variations in quarterly results, and

      o     changes in financial estimates by securities analysts.

      The stock market in general has experienced extreme price and volume fluctuations. The market prices of shares of security-related companies have experienced fluctuations that often have been unrelated or disproportionate to the operating results of these companies. Continued market fluctuations could result in extreme volatility in the price of our common stock, which could cause a decline in the value of our common stock. Price volatility might be worse if the trading volume of our common stock is low.

Our common stock may be considered a "penny stock" and may be difficult to trade.

      The SEC has adopted regulations which generally define "penny stock" as an equity security with a market or exercise price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock is less than $5.00 per share, and therefore may be designated as a "penny stock" according to SEC rules. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

      o     make a special written suitability determination for the purchaser,

      o receive the purchaser's written agreement to a transaction prior to sale,

      o provide the purchaser with risk disclosure documents which identify certain risks associated with investing in "penny stocks" and which describe the market for these "penny stocks" as well as a purchaser's legal remedies, and

      o obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a "penny stock" can be completed.

      Under these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities. In addition, you may find it difficult to obtain accurate quotations of our common stock and may experience a lack of buyers to purchase such stock or a lack of market makers to support the stock price.

Our common stock is traded over the counter, which may result in higher price volatility and less market liquidity for our common stock.

      Our common stock is quoted on the OTC Bulletin Board. As such, our common stock may have fewer market makers, lower trading volumes and larger spreads between bid and asked prices than securities listed on an exchange such as the New York Stock Exchange, the American Stock Exchange or the Nasdaq Stock Market. These factors may result in higher price volatility and less market liquidity for our common stock.

Compliance with changing regulation of corporate governance and public disclosure may result in additional expenses.

      Keeping abreast of, and in compliance with, changing laws, regulations and standards relating to corporate governance and public disclosure, including the Sarbanes-Oxley Act of 2002, new SEC regulations and, in the event we are approved for listing on a registered exchange at some point, stock exchange rules, will require an increased amount of management attention and external resources. We intend to continue to invest all reasonably necessary resources to comply with evolving standards, which may result in increased general and administrative expenses and a diversion of management time and attention from revenue-generating activities to compliance activities.

Our principal stockholders have significant voting power and may take actions that may not be in the best interest of other stockholders.

      Our executive officers, directors and principal stockholders control approximately 33% of our currently outstanding shares of common stock. If these stockholders act together, they may be able to exert significant control over our management and affairs requiring stockholder approval, including approval of significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing a change in control and might adversely affect the market price of our common stock. This concentration of ownership may not be in the best interests of all our stockholders.

We do not anticipate paying cash dividends on our common stock in the near future, and the lack of dividends may have a negative effect on our stock price.

      We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings to support operations and to finance expansion and therefore we do not anticipate paying any cash dividends on our common stock in the near future.

Investors in our securities will suffer dilution.

      The issuance of shares of our common stock, or shares of our common stock underlying warrants, options, preferred stock or convertible debentures, will dilute the equity interest of existing stockholders who do not have anti-dilution rights and could have a significant adverse effect on the market price of our common stock. The sale of our common stock acquired, or converted or exercised into, at a discount could have a negative impact on the market price of our common stock and could increase the volatility in the market price of our common stock. In addition, we may seek additional financing which may result in the issuance of additional shares of our common stock and/or rights to acquire additional shares of our common stock. The issuance of our common stock in connection with such financing may result in substantial dilution to the existing holders of our common stock who do not have anti-dilution rights. The sale of our common stock, or securities convertible or exercisable into shares of our common stock, could trigger the anti-dilution rights of our outstanding securities that have such rights, specifically our preferred stock, convertible debentures and some of our warrants, which could result in further dilution to the existing holders of our common stock who do not have anti-dilution rights. With respect to the senior secured convertible debentures and warrants that we issued in our January 2006 private financing, in the event that we issue common stock in an equity financing at a price less than the then conversion price and exercise price for the debentures and the warrants, respectively, (i) the conversion price of the debentures shall be immediately adjusted to the price at which such common stock was issued, subject to specified exempt issuances, and
(ii) the exercise price of the warrants shall be reduced to the price at which such common stock was issued and the share amount shall be increased such that the aggregate exercise price payable, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment. Those additional issuances of our common stock and potential triggering of existing anti-dilution rights would result in a reduction of an existing holder's percentage interest in our company.

A significant number of our shares will be eligible for sale, and their sale could depress the market price of our common stock.

      Sales of a significant number of shares of our common stock in the public market could harm the market price of our common stock. We are registering an aggregate of 3,374,909 shares of our common stock for resale in the public market pursuant to this registration statement. As such shares of our common stock are resold in the public market, the supply of our common stock will increase, which could decrease its price. In addition, there is an aggregate of [8,772,559] shares of our common stock which are not being registered pursuant to this registration statement. Some or all of these shares of our common stock may also be offered from time to time in the open market pursuant to Rule 144, and these sales may have a depressive effect on the market for our shares of common stock. In general, a person who has held restricted shares for a period of one year may, upon filing with the SEC a notification on Form 144, sell into the market shares of our common stock in an amount equal to the greater of 1% of the outstanding shares or the average weekly number of shares sold in the last four weeks prior to such sale. Such sales may be repeated once each three months, and any of the restricted shares may be sold by a non-affiliate after they have been held for two years.

We could issue "blank check" preferred stock without stockholder approval with the effect of diluting then current stockholder interests and impairing their voting rights.

      Our certificate of incorporation authorizes the issuance of up to an additional 3,898,000 shares of "blank check" preferred stock with designations, rights and preferences as may be determined from time to time by our board of directors. Accordingly, our board of directors is empowered, without stockholder approval, to issue a series of preferred stock with dividend, liquidation, conversion, voting or other rights which could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of a series of preferred stock could be used as a method of discouraging, delaying or preventing a change in control. For example, it would be possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of our company.

The liability of our directors is limited under State of New Jersey corporate law.

      As permitted by the corporate laws of the State of New Jersey, our certificate of incorporation includes a provision which eliminates the personal liability of our directors for monetary damages for breach or alleged breach of their fiduciary duties as directors, subject to certain exceptions. In addition, our by-laws provide that we are required to indemnify our officers and directors under certain circumstances, including those circumstances in which indemnification would otherwise be discretionary, and we are required to advance expenses to our officers and directors as incurred in connection with proceedings against them for which they may be indemnified.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

      Included in this prospectus are "forward-looking" statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as well as historical information. Although we believe that the expectations reflected in these forward-looking statements are reasonable, we cannot assure you that the expectations reflected in these forward-looking statements will prove to be correct. Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled "Risk Factors." Forward-looking statements include those that use forward-looking terminology, such as the words "anticipate," "believe," "estimate," "expect," "intend," "may," "project," "plan," "will," "shall," "should," and similar expressions, including when used in the negative. Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and we cannot assure you that actual results will be consistent with these forward-looking statements. Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the following:

      o the fact that all orders and contracts placed by government entities may be cancelled, so there is a risk that our backlog may not be fulfilled,

      o because our sales tend to be concentrated among a small number of customers in any period, our operating results may be subject to substantial fluctuations,

      o we rely on rolling forecasts when ordering components and materials from which we manufacture products, which could cause us to overestimate or underestimate our actual requirements and which could cause an increase in our costs or prevent us from meeting customer demand,

      o our product offerings involve a lengthy sales cycle and management may not anticipate sales levels appropriately, which could impair profitability, and

      o     we are subject to the risks of doing business in foreign countries.

      All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors. We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

                                 USE OF PROCEEDS

      This prospectus relates to shares of our common stock that may be offered and sold from time to time by the selling stockholders. We will not receive any proceeds from the sale of shares of common stock in this offering. However, we could receive up to $2,567,566 from the cash exercise price upon exercise of warrants held by the selling stockholders. We expect to use the proceeds received from the exercise of the warrants, if any, for working capital and general corporate purposes. We will bear all expenses of registration incurred in connection with this offering, but all selling and other expenses incurred by the selling stockholders will be borne by them. We estimate that our expenses in connection with the filing of this registration statement will be approximately $35,000.

           MARKET FOR OUR COMMON STOCK AND RELATED STOCKHOLDER MATTERS

      Based on information furnished by our transfer agent, as of February 27, 2006, there were approximately 200 holders of record of our common stock and there were 8,772,559 shares of our common stock outstanding. This number of holders of record does not include beneficial owners our common stock whose shares are held in the names of various security holders, dealers and clearing agencies.

      Quotation of our common stock on the OTC Bulletin Board commenced in June 2001 and it is quoted on the OTC Bulletin Board under the trading symbol EKCS.OB. The following table sets forth, for the periods indicated, quotations for the high and low bid prices for our common stock for each quarter within the last two fiscal years, as reported by the OTC Bulletin Board. These quotations reflect inter-dealer prices, without retail mark-up, markdown, or commission and may not represent actual transactions.

                                                             Closing Bid
                                                          High            Low
                                                        --------       ---------

Fiscal Year 2004 (July 1, 2003 - June 30, 2004)
-----------------------------------------------

First Quarter                                            $ 1.75         $  .26
Second Quarter                                             1.80           1.00
Third Quarter                                              1.30            .59
Fourth Quarter                                             2.24            .60

Fiscal Year 2005 (July 1, 2004 - June 30, 2005)
-----------------------------------------------

First Quarter                                            $ 2.25         $ 1.10
Second Quarter                                             3.20           1.90
Third Quarter                                              2.50           1.30
Fourth Quarter                                             1.70           1.08

Fiscal Year 2006 (July 1, 2005 - June 30, 2006)
-----------------------------------------------

First Quarter                                            $ 1.85        $  1.15
Second Quarter                                             1.50            .85
Third Quarter (January 1, 2006 - February 24, 2006)        1.14            .95

Dividend Policy

      We have never declared or paid any cash dividends on our common stock. We anticipate that any earnings will be retained for development and expansion of our business and do not anticipate paying any cash dividends in the near future. Our Board of Directors has sole discretion to pay cash dividends based on our financial condition, results of operation, capital requirements, contractual obligations and other relevant factors.

Equity Compensation Plan Information

      Incentive Stock Option Plan. In 1986, we adopted our Incentive Stock Option Plan, which we renewed in 1996 for a second ten-year term. We initially had reserved 1,000,000 shares of common stock for issuance under the Incentive Stock Option Plan, which was increased to 2,000,000 shares upon the approval of the stockholders at our 2005 annual meeting. Our board of directors administers the Incentive Stock Option Plan but may delegate such administration to a committee of three persons, one of whom must be a member of the board. The board or the committee has the authority to determine the number of stock options to be granted, when the stock options may be exercised and the exercise price of the stock options, provided that the exercise price may never be less than the fair market value of the shares of the common stock on the date the stock option is granted (110% in the case of any employee who owns more than 10% of the combined voting power or value of all classes of stock). Stock options may be granted for terms not exceeding ten years from the date of the grant, except for stock options granted to any person holding in excess of 5% of our common stock, in which case the stock options may not be granted for a term not to exceed five years from the date of the grant.

      Non-Statutory Stock Option Plan. We also adopted a Non-Statutory Stock Option Plan and have reserved 250,000 shares of common stock for issuance to directors, employees and non-employees. Stock options granted pursuant to this plan will be non-transferable and expire, if not exercised within five years from the date of the grant. Stock options will be granted in such amounts and at such exercise prices as our board of directors may determine.

      The following table sets forth additional information as of February 27, 2006, concerning shares of our common stock that may be issued upon the exercise of stock options and other rights under our existing equity compensation plans and arrangements, divided between plans approved by our stockholders and plans or arrangements not submitted to our stockholders for approval. The information includes the number of shares covered by and the weighted average exercise price of, outstanding stock options and other rights and the number of shares remaining available for future grants excluding the shares to be issued upon exercise of outstanding stock options, warrants and other rights.

                                                Equity Compensation Plan Information
-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                              Number of securities
                                                                                                              remaining available
                                                                                                              for future issuance
                                                                                                                  under equity
                                              Number of securities to be                                       compensation plans
                                               issued upon exercise of        Weighted-average exercise      (excluding securities
                                            outstanding options, warrants       price of outstanding        reflected in the second
             Plan Category                            and rights            options, warrants and rights            column)
-----------------------------------------  -------------------------------  ------------------------------  -----------------------
Equity compensation plans approved by                 1,524,500(2)                      $1.30                          725,500
security holders (1)

Equity compensation plans not approved                          --                      --                              --
by security holders

Total                                                    1,524,500                      $1.30                          725,500

-----------------------------------------

(1) Includes our Incentive Stock Option Plan and our Non-Statutory Stock Option Plan.

(2)   Consists of stock options to purchase 1,524,500 shares of common stock

            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

      The following discussion of our financial condition and results of operations should be read in conjunction with our financial statements and the related notes included in this prospectus beginning on page F-1. This discussion includes forward-looking statements that involve risks and uncertainties. As a result of many factors, such as those set forth under "Risk Factors" and elsewhere in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.

Overview

      We design, develop, manufacture and market technology-based integrated security systems. We also provide consulting services consisting of risk assessment and vulnerability studies to ascertain a customer's security requirements in developing a comprehensive risk management and mitigation program, as well as product design and engineering services.

      We market our products domestically and internationally to:

      o     national and local government entities, including DoD and DoE,

      o large chemical and petrochemical facilities, and major office complexes,

      o energy facilities, including nuclear power stations, power utilities and pipelines, and

      o commercial transportation centers, such as airports and seaports, and

      o water and agricultural resources including reservoirs, dams, fish hatcheries and rivers.

      We believe that we are one of a few comprehensive security solution providers in the industry. We analyze security risks and develop security solutions specifically tailored to mitigate those risks, including designing, engineering and manufacturing individual components of a system as may be necessary to deliver a fully integrated security system customized to a customer's requirements. We are frequently engaged by security system integrators, security system dealers/installers, and commercial architects and engineers because we are able to deliver an integrated platform for a fully integrated security solution to support our customers' requirements for the completion of a given project.

Critical Accounting Policies

      Our significant accounting policies, including the assumptions and judgments underlying them, are more fully described in our "Notes to Consolidated Financial Statements" included with financial statements in this prospectus. Some of our accounting policies require the application of significant judgment by our management in the preparation of the consolidated financial statements, and as a result, they are subject to a greater degree of uncertainty. In applying these policies, our management uses its judgment to determine the appropriate assumptions to be used in calculating estimates that affect the reported amounts of assets, liabilities, revenues and expenses. Our management bases its estimates and assumptions on historical experience and on various other factors that are believed to be reasonable under the circumstances. We have identified certain of our accounting policies as the ones that are most important to the portrayal of our consolidated financial condition and results of operations and which require our management to make its most difficult and subjective judgments, often as a result of the need to make estimates of matters that are inherently uncertain. Our critical accounting policies include the following:

      Inventory Valuation

      Inventories are valued at lower of cost or market. We routinely evaluate the composition of our inventory to identify obsolete or otherwise impaired inventories. Inventories identified as impaired are evaluated to determine if reserves are required. We do not currently have any reserves against inventory.

      Allowance for Doubtful Accounts

      The allowance for doubtful accounts is comprised of two parts, a specific account analysis and a general reserve. Accounts where specific information indicates a potential loss may exist are reviewed and a specific reserve against amounts due is recorded. As additional information becomes available such specific account reserves are updated. Additionally, a general reserve is applied to the aging categories based on historical collection and write-off experience.

      Accounting for Income Taxes

      We record a valuation allowance to our deferred tax assets to the amount that is more likely than not to be realized. While we consider historical levels of income, expectations and risks associated with estimates of future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for the valuation allowance, in the event that we determine that we would be able to realize deferred tax assets in the future in excess of the net amount recorded, an adjustment to the deferred tax asset would increase income in the period such determination has been made. Likewise, should we determine that we would not be able to realize all or part of the net deferred tax asset in the future, an adjustment to the deferred tax asset would be charged against income in the period such determination was made. A valuation allowance in the amount of $515,553 has been recorded against our deferred tax asset at June 30, 2005.

Results of Operations

      Six Months Ended December 31, 2005 (the 2005 period) Compared to Six Months Ended December 31, 2004 (the 2004 period)

      Revenues. We had net revenues of $4,059,565 for the 2005 period as compared to net revenues of $1,957,592 for the 2004 period, an increase of approximately 107%. The increase in revenues in the 2005 period is primarily attributable to the IBDSS contract award on the Tinker Air Force Base project and nuclear facility security upgrades. Of the revenues reported in the 2005 period, approximately 98% are attributable to domestic projects and 2% are attributable to international projects.

      Gross Margins. Gross margins for the 2005 period were 22.23% of revenue as compared to 37.76% of revenue for the 2004 period. The decrease in gross margins for the 2005 period as compared to the 2004 period is primarily attributable to an increase in the utilization of sub-contractors related to the Tinker Air Force Base project during the 2005 period as well as an increase in the order mix for lower gross margin products during the 2005 period. In the corresponding period in 2004, we performed a greater percentage of higher gross profit generating activities such as design and engineering services.

      Research and Development. Research and development expenses consist primarily of expenses incurred in designing and developing upgrades to existing products and systems as well as new product development work on the Sentinal(TM) water technologies. Research and development expenses for the 2005 period were $109,102 as compared to $161,829 for the 2004 period, a decrease of approximately 33%. The decrease in research and development expenses during the 2005 period as compared to the 2004 period is primarily attributable to the completion or termination of certain research and development programs.

      Selling, General and Administrative Expenses. Selling, general and administrative expenses for the 2005 period were $1,136,699 as compared to $806,299 for the 2004 period, an increase of approximately 41%. The increase is primarily attributable to the recruitment of new financial management personnel, as well as marketing and sales support personnel. The increase is also partially attributable to the general and administrative costs incurred by our new wholly-owned subsidiary, Clarion Systems, Inc., which approximated $157,000 for the 2005 period.

      Stock-Based Compensation. In the 2005 period, we issued immediately-vested stock to various consultants valued at $61,087 at the time of issuance. In the 2004 period, we issued immediately-vested stock to various consultants and to the directors that were valued at $120,000 at the time of issuance. Stock-based compensation is non-cash and, therefore, has no impact on cash flow or liquidity.

      Interest Expense. Interest expense in the 2005 period was $57,809 as compared to $56,885 in the 2004 period, an increase of approximately 2%. The increase in the 2005 period is attributable to the higher average amount of outstanding debt balances.

      Minority Interest in Subsidiary Loss. The minority interest in the loss attributable to the foreign subsidiary was $27,340 for the 2005 period as compared to the $27,166 for the 2004 period.

      Net Loss. Net loss before deemed dividends is $(432,376) for the 2005 period and as compared to $(364,098) for the 2004 period.

      Year Ended June 30, 2005 (the fiscal 2005 period) Compared to Year Ended June 30, 2004 (the fiscal 2004 period)

      Revenues. We had net revenues of $5,967,469 for the fiscal 2005 period as compared to revenues of $2,061,412 for the fiscal 2004 period, an increase of 190%. Of the revenues reported in the fiscal 2005 period, approximately 95% was domestic and 5% was related to international projects. The increase in sales in the fiscal 2005 period is primarily attributable to the award of Tinker Air Force Base by the DoD and release of other certain projects that were awaiting funding and/or the approval of 26 submittal drawings. The funding and/or submitted drawings are related to domestic projects. Foreign governments as well as private industrial concerns overseas have slowed the release of other anticipated projects.

      Gross Margins. Gross margins for the fiscal 2005 period were 40.82% of revenue as compared to 54.95% of revenue for the fiscal 2004 period. The decrease in the fiscal 2005 period is primarily due to an increase in the order mix for lower gross margin subcontractor services related to the Tinker Air Force Base contract, as compared to the fiscal 2004 period, where the fulfillment of orders mostly entailed the shipment of higher gross margin products and services.

      Research and Development. Research and development expenses decreased in the fiscal 2005 period to $285,916 from $322,912 in the fiscal 2004 period, a decrease of approximately 12%. Research and development expenses in the fiscal 2005 period were for upgrades to existing products and systems and for new product development work on the Fiber Optic Intrusion Detection System (FOIDS(R)).

      Selling, General and Administrative. Selling, general and administrative expenses increased in the fiscal 2005 period to $2,101,435 from $1,782,534 in the fiscal 2004 period, an increase of approximately 18%. The increase in fiscal 2005 is primarily the result of our management's action to increase certain fixed overhead and payroll costs commencing January 1, 2005 to support higher revenues. The increase was also partially due to the write-off of certain accounts receivable totaling $200,025 due to the projects not being funded.

      Stock-Based Compensation. In the fiscal 2005 period, we issued immediately vested stock to a consultant valued at $120,000. In the fiscal 2004 period, we issued immediately vested stock and stock options to various employees, consultants and to the directors valued at $117,200. Stock-based compensation is non-cash and, therefore, has no impact on our net worth, cash flow or liquidity.

      Interest Expense. Interest expense in the fiscal 2005 period was $118,029 as compared to $105,916 for the fiscal 2004 period, an increase of 11.4%. The increase was attributable to the higher average amount of outstanding debt balances.

      Interest Income. Interest income in the fiscal 2005 period was $15,498 as compared to $3,128 in the fiscal 2004 period, an increase of 395%. The increase was due to certain investments and certificate of deposit.

      Minority Interest in Subsidiary Loss. The minority interest in the loss from the foreign subsidiaries was $48,899 for the fiscal 2005 period as compared to $42,633 for the fiscal 2004 period, an increase of 14.7%. The first foreign subsidiary was formed in January 2002 and commenced operations in May 2002. In January 2003, it ceased to exist as an operating subsidiary and the assets were transferred to a newly created foreign subsidiary. We established the new foreign operating subsidiary, in which we own a 70% interest, to conduct our business in the Middle East.

      Income Tax Benefit. In the fiscal 2005 period, we did not recognize any tax benefits from current year net operating loss. In the fiscal 2004 period, we recognized $31,300 of tax benefits from the current year net operating loss, which will be used to offset taxable income in a future.

      Net Loss. Net loss before dividends for the fiscal 2005 period was $(122,196) as compared to a loss of $(1,118,656) for the same period in fiscal 2004, a decrease of 89.1%.

Dividends Related to Preferred Stock

      In July 2005, we declared and paid dividends equal to $153,042 on our series A convertible preferred stock for the years ended March 31, 2004 and 2005. The dividend was paid via the issuance of 99,378 shares of our common stock.

      In the 2005 period, we recorded dividends totaling $81,902 on our 10% series B convertible preferred stock as compared to $100,000 in the 2004 period. In the fiscal 2005 period, we recorded dividends totaling $199,306 on our 10% series B convertible preferred stock. In lieu of a cash payment we have elected under the terms of the agreement by which we sold these securities to add this amount to the stated value of the 10% series B convertible preferred stock.

      These dividends are non-cash and, therefore, have no impact on our net worth, cash flow or liquidity.

      In addition, we recorded a deemed dividend totaling $1,044,147 in the fiscal 2004 period to reflect the beneficial conversion price of our 10% series B convertible preferred stock as compared to the prevailing market price of the common stock on the date of commitment. This adjustment has no impact on our net equity since the offset to the deemed dividend is an offsetting increase in additional paid-in capital.

Liquidity and Capital Resources

      At December 31, 2005, we had working capital of approximately $2.6 million compared to approximately $3.2 million at June 30, 2005. Net cash used by operating activities for the six months ended December 31, 2005 was $199,727 as compared to net cash used by operating activities of $364,721 for the six months ended December 31, 2004.

      Inventory has decreased by $159,914 during the six months ended December 31, 2005, but has remained relatively high in anticipation of shipments for committed projects.

      Accounts receivables as a percentage of sales has increased. Days sales outstanding (DSO) were 233 days at December 31, 2005 as compared to 86 days at June 30, 2005. This is due to certain payments and retainage on the Tinker Air Force Base work being held until final completion of projects expected to occur in the third quarter of fiscal year 2006.

      Accounts payable and accrued expenses have increased by $982,733, to $2,168,156, for the six months ended December 31, 2005 as payments to vendors have been delayed to match the corresponding delay in collection of accounts receivables.

      Investing activities for the 2005 period included the purchase of equipment and software required to upgrade two major product lines at a cost of $92,235. We do not have any material commitments for capital expenditures going forward.

      Financing activities in the 2005 period included a short-term loan in the amount $500,000, of which $325,000 was repaid in the period and fully repaid in January 2006 from the proceeds of the private placement discussed below.

      In January 2006, we raised net proceeds of $927,500 in a private placement to four institutional accredited investors of $1,000,000 in principal amount of our senior secured convertible debentures. Our obligations with respect to the debentures are secured by a lien on all of our assets, including our intellectual property. The debentures have a term of three years and are convertible at the option of the holder at any time into shares of our common stock at a conversion price of $1.15 per share, subject to certain adjustments. Interest is payable at a rate equal to the greater of 8% per annum or the prime rate for the applicable interest period (the current prime rate is 7.5%) plus 2.5%. Quarterly interest payments on the debentures are scheduled to begin on April 1, 2006. At our option, interest payments are payable either in cash or in registered shares of our common stock, subject to certain conditions. Investors in the private placement received three-year warrants to purchase up to 434,783 shares of our common stock at a per share exercise price of $2.00. The warrants may be exercised on a cashless basis following the first anniversary of issuance if a registration statement covering the common stock issuable upon exercise of such warrants is not in effect at the time of exercise. The debentures restrict our ability to incur additional debt, except for specified exempt issuances.

      A portion of the net proceeds from the private placement of the debentures was used to repay in full outstanding loans in the aggregate amount of $658,339 owed to a commercial bank. In connection with the repayment of these loans, the bank released our certificate of deposit in the amount of $255,721 that it held as collateral to secure repayment of those loan obligations. Remaining long-term bank debt in the aggregate amount of $70,675 at December 31, 2005 is payable in monthly installments of $2,750 plus interest at the rate of prime plus 0.5% per annum.

      We also realized net proceeds of $54,400 from the exercise of outstanding stock options and warrants in the 2005 period and $644,950 in the 2004 period.

      We expect that cash on hand together with cash generated from operations will be sufficient to provide for our working capital needs for the next 12 months. We remain committed to pursuing acquisitions that may add to our revenues and enhance both our product line and, ultimately, our ability to compete in our industry. It is likely that we will require additional financing or other sources of capital to complete any acquisitions, as well as take advantage of any major business opportunities that arise. We may not be successful in our efforts to raise additional funds. Even if we are able to raise additional funds through the issuance of debt or other means, our cash needs could be heavier than anticipated in which case we could be forced to raise additional capital. At the present time, we have no commitments for any additional financing, and there can be no assurance that, if needed, additional capital will be available to us on commercially acceptable terms or at all.

Discussion of Results, Business Outlook and Identifiable Industry Trends

      Spending in the security industry has increased over the last several months as the U.S. Congress has continued to allocate money to fund homeland security initiatives. We expect this trend will continue for the foreseeable future. As a result, the level of new proposals continues and our committed backlog, including the IBDSS awards from the U.S. Air Force, is the largest backlog in our history. We cannot, however, assure you that we will complete any or all of the orders comprising our backlog within the anticipated time frame. Our experience has taught us that all of these anticipated releases and new contracts are subject to cancellation or delay, thus we cannot be certain as to the total realized revenue amount of our backlog and do not even reference the total dollar amount of our present backlog or submitted proposals.

      Our sales dependency has shifted from our President and Chief Executive Officer, Arthur Barchenko, to seven marketing and sales managers to meet our revenue objectives. During the last year, we have sought to mitigate the concentration of sales efforts by (i) retaining new personnel and engaging independent contractors to market our products and generate sales opportunities and (ii) expanding sales efforts in geographic regions on which we have not focused our resources in years past such as the Caribbean, Latin America, Egypt and the Middle East, and Africa, where we are developing projects that management believes will result in ongoing revenue.

      We submitted bids on 11 new projects for work to be performed at our Clifton, New Jersey, Indianapolis, Indiana and Madison, Alabama facilities. We cannot be certain that we will be successful in winning any of the bids tendered. Even if we do receive orders, contracts are subject to cancellation by customers upon short notice with little or no penalty, as is typical in our industry.

      We believe these steps and others we expect to implement over the course of fiscal year 2006 will help us to achieve revenue stability and consistent and steady growth in the years ahead.

      We are committed to offering our customers comprehensive, integrated security systems that employ the latest technologies and address the most critical security requirements. The security industry continues to evolve rapidly as new technologies are developed specifically to meet security challenges and existing technologies are being adapted for new uses. In addition, the public and private sectors continue to analyze and distinguish new security risks and industry participants seek to develop technologies and products to fill these newly discerned requirements. We remain committed to pursuing acquisitions that may add to our revenues and enhance both our product line and, ultimately, our ability to compete in our industry.

      During the first quarter of fiscal year 2006, we entered into a letter of intent to acquire Phone-Or Ltd., an Israeli company that provides proprietary acoustic monitoring sensor systems designed for detection sensing applications. We currently are completing a due diligence investigation of Phone-Or. Phone-Or is an innovative technology leader in acoustic communications and monitoring systems that has made limited sales in Canada, Russia, China, Malaysia, Japan, Thailand, Taiwan, Singapore, India, Australia, Italy, the United Kingdom, Scandinavia and Romania. If we decide to move forward with the acquisition, we intend to introduce our technologies through Phone-Or's channel of distribution.

      Business Outlook

      As global economic prospects began to change during 2005, orders and commitments increased. Currently, purchase order commitments continue to grow. However, our historical results have taught us that the release of funds that support contracts and orders may never be forthcoming. Furthermore, as is customary in the security industry, our contracts are subject to cancellation or delay at any time with little notice or penalty. Government based orders which are subject to legislative appropriations are particularly sensitive to economic and political conditions. Thus we cannot be certain as to the total realized value and revenue which we will generate from committed orders. We expect to receive releases and task orders for a significant portion of our contract commitments sometime within the next 8 to 12 months, although we cannot be certain that we will complete any or all of such orders within the anticipated time frame.

      The security industry as a whole has not changed. The security market historically has been a product-oriented opportunity for manufacturers, both within the United States and internationally. The difficulty the industry traditionally has faced has been the ability to develop a standard security platform that would permit systems integrators to design a seamless interface between the multiple products and subsystems required to address threats in high-security environments. A number of companies are attempting to develop platforms that address seamless integration of multiple technologies. We expect this trend continuing for the foreseeable future, since the demand for integrated platforms will continue.

      We recognized this trend early in our existence and to that end, we have developed, marketed and installed integrated platforms which encompass multiple technologies. We continue to seek to improve our integrated systems and have retained a highly-competent system oriented software programmer and two computer-oriented electronic engineers to further develop and enhance the integrated platform for current and future projects.

      Business Approach

      Over the last several years we have sought to develop the contacts and relationships enjoyed by our directors by obtaining introductions to potential strategic partners. The strategic relationship framework provides a comprehensive and thorough mechanism for developing and implementing corporate strategy. Our board of directors determined early in our existence that given our size and the criticality of our business situation that the strategic relationship framework would provide us with a non-resource-exhaustive and more expedient and efficient means of entering new markets. This approach has met with considerable success and we continue to seek strategic alliances.

      We believe we are well positioned for better economic results during fiscal year 2006. A number of factors contribute to this outlook.

      o Our selection by the U.S. Air Force, Force Protection Office, as one of four companies, among two multinational and two small businesses organizations, entitling us to submit proposals to obtain contracts to supply and install security system upgrades for 34 military facilities worldwide over a five year period with a total value in excess of $540 million.

      o Our estimate that orders recently received, including nuclear power station security upgrades, Hanscom Air Force Base tactical equipment purchases, Israeli Defense Forces - MOD purchase orders and IBDSS/TASS task orders, will amount to $8,500,000.

      o The conclusion of agreements with new strategic partners that we anticipate will be a source for material orders in the years ahead.

Off-Balance Sheet Arrangements

      We have not entered into any transactions with unconsolidated entities in which we have financial guarantees, subordinated retained interests, derivative instruments or other contingent arrangements that expose us to material continuing risks, contingent liabilities or any other obligations under a variable interest in an unconsolidated entity that provides us with financing, liquidity, market risk or credit risk support.

Recently Issued Accounting Pronouncements

      In November 2004, the FASB issued SFAS 151, "Inventory Costs." SFAS 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB 43, Chapter 4, "Inventory Pricing." Paragraph 5 of ARB 43, Chapter 4, previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period charges...." This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Our management does not expect adoption of SFAS 151 to have a material impact on our financial statements.

      In December 2004, the FASB issued SFAS 123(R), "Share-Based Payment." SFAS 123(R) amends SFAS 123, "Accounting for Stock-Based Compensation," and APB Opinion 25, "Accounting for Stock Issued to Employees." SFAS 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments. This statement is effective for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after December 15, 2005.

      As permitted by SFAS No. 123, we currently account for share-based payments to employees using APB No. 25's intrinsic value method and, as such, generally recognize no compensation expenses for employee stock options. Accordingly, the adoption of SFAS 123(R)'s, fair value method will have a significant impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future, however, had we adopted SFAS 123(R) in prior periods, the impact of the standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net income (loss) and net income (loss) per share in Note 2 to the consolidated financial statements. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. While we cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), there were no operating cash flows recognized in the years ended June 30, 2005 and 2004 for such excess tax deductions.

                                    BUSINESS

Overview

      We design, develop, manufacture and market technology-based integrated security systems. We also provide consulting services consisting of risk assessment and vulnerability studies to ascertain a customer's security requirements in developing a comprehensive risk management and mitigation program, as well as product design and engineering services.

      We market our products domestically and internationally to:

      o national and local government entities, including the U.S. Department of Defense (DoD) and the U.S. Department of Energy (DoE),

      o large chemical and petrochemical facilities, and major office complexes,

      o energy facilities, including nuclear power stations, power utilities and pipelines, and

      o commercial transportation centers, such as airports and seaports, and

      o water and agricultural resources including reservoirs, dams, fish hatcheries and rivers.

      We believe that we are one of a few comprehensive security solution providers in the industry. We analyze security risks and develop security solutions specifically tailored to mitigate those risks, including designing, engineering and manufacturing individual components of a system as may be necessary to deliver a fully integrated security system customized to a customer's requirements. We are frequently engaged by security system integrators, security system dealers/installers, and commercial architects and engineers because we are able to deliver an integrated platform for a fully integrated security solution to support our customers' requirements for the completion of a given project.

      We believe that we have developed a superior reputation as a provider of integrated security systems since our inception in 1976 because we:

      o offer a complete range of solutions-driven responses to accommodate our customers' needs,

      o     offer technologically superior products,

      o are able to design, engineer and manufacture systems customized to our customers' specific requirements,

      o deliver systems that are easy to operate and maintain while providing superior life cycle cost performance compared to systems offered by our competitors,

      o have established solid credentials in protecting high value targets, and

      o offer our customers what we believe may be the best warranty in the industry.

      We are ISO 9001:2000 registered and will seek to maintain our ISO status.

Security Industry Overview

      The Security Institute of America estimates that the worldwide market for security products and services in 2006 will exceed $130 billion. The industry encompasses a wide ranging, highly fragmented group of product and service providers which includes entities that market comprehensive security systems and offer security consulting services, dealers/installers, small single product companies, equipment manufacturers, consultants and systems integrators.

      We believe that the security industry has experienced significant growth over the last decade, both as to the total dollar amount generated from sales and the number of entrants offering security related products, and continues to grow rapidly because:

      o Western nations have been the target of high profile terrorist attacks over the last several years that have squarely focused attention on security issues and threat mitigation,

      o perimeter security for airports, maritime, chemical, transportation, energy and pharmaceutical facilities has been mandated by homeland security concerns,

      o newer, more effective and efficient security equipment incorporating advancements in security technology is replacing obsolete equipment,

      o the proliferation of computers and advanced communications systems has created a new and growing need for information technology security to prevent the misuse of proprietary information and other intellectual property, and

      o private industry is operating in more remote geographic locations and higher-risk environments.

Products, Systems and Technologies

      The services and technologies required to create a secure environment must address the entire range of security concerns that challenge government and commercial institutions, including the protection of:

      o     life,

      o tangible assets, such as buildings, vessels and personal possessions,

      o intangible assets, such as intellectual property, sensitive research and other confidential information, and

      o     electronic data and information technology.

      Integrated security systems are comprised of one or more subsystems and components that perform a variety of security functions for a facility or group of facilities under the direction of a single command center and communications network. We offer both integrated, turnkey security solutions that incorporate many of our systems and stand-alone systems that comprise an individual technology of a security program.

      The integrated security systems and stand-alone products we market include:

      o Computer Based Command, Control and Communications Networks. The command network consists of a central processor, a common database and software that links various subsystems and components, allowing them to communicate with each other, and integrates the subsystems and components into a single system.

      o Intrusion Detection Systems. Fixed location and rapid deployable infrared and fiber optic perimeter intrusion detection systems consist of sensors which detect an intruder passing through the system's sensors.

      o Video Motion Detection and Assessment Systems. As an adjunct to our perimeter intrusion detection systems, we offer video surveillance equipment using closed circuit television cameras, digital processing and fiber optic links to monitor and assess the nature of an annunciated threat at the control center.

      o Electronic Surveillance System. This system creates a detection and verification band outside and parallel to a secured perimeter and is geared toward high-level security demands such as border control, military bases, power stations, oil and gas storage facilities, nuclear power plants, industrial sites, prisons and airports.

      o Ordnance Flash Detection System. Our VIPER ordnance flash detection system is a muzzle flash detection system that detects and locates the discharge of firearms and provides counter fire response.

      o Aerial Warning System (AWS). The Aerial Warning System is designed to improve security through an intrusion detection system for restricted air space and flight restricted areas.

      o Environmental Monitoring Systems. Our Sentinal(TM) system remotely monitors drinking water quality throughout the drinking water distribution system to detect and instantly report the evidence of chemical, biological or radiological contamination.

      o Facial Recognition System. This system is based on biometric technology that identifies individuals by their unique facial characteristics. This technology can be utilized for virtually any application that requires real-time identification or verification of an individual.

      o Architectural Security Lighting Systems. As a complement to our security systems, we offer interior and exterior lighting systems that can enhance a facility's security by illuminating areas which otherwise may be subject to infiltration because of darkness or a location remote from a facility's main security center.

      o Computer Intrusion Detection Equipment. An information technology security system designed to protect computer local area networks
            (LANs) from illegal access via the Internet or by persons seeking to splice into a LAN's hard wiring.

      o Access Control Systems. Access control systems are designed to exclude unauthorized personnel from specified areas and provide access control that is typically card-activated.

      In order to provide customers with the highest quality and most advanced systems, we incorporate technologies and products developed and manufactured by us or which have been licensed from other entities. Frequently, we enter into technology transfer agreements covering the technologies or products to be used so that we may design and execute the best possible security solutions for a customer within the confines of their security budget. Products incorporate state of the art components that can be configured to develop flexible systems tailored specifically to meet the needs of risk mitigation in high threat environments.

      We believe that our products are qualitatively comparable to, or more effective than, those offered by our competitors because our products:

      o     provide low nuisance and false alarm rates,

      o     are reliable in virtually any environmental condition,

      o in many cases can be user-specified and adapted to their environment, and

      o     are subject to low installation and maintenance costs.

      We believe that we have built a solid reputation as a provider of leading-edge, high technology security solutions and services. Our view is shared and supported by the many international governmental sector and commercial customers that engage our services and products on a continuing basis.

Consulting Services

      The consulting services we provide are an integral part of the security solutions offered to our customers. Effective and efficient use of technology can be achieved only if used intelligently. Toward that end, we:

      o conduct risk assessment, vulnerability and criticality studies to ascertain a customer's security requirements and develop a comprehensive risk management and mitigation program, and

      o     provide security system design services.

      Our consulting and advisory services generally represent the first steps in the development of a security solution. The risk assessment, threat, vulnerability and criticality analyses we utilize allow us to undertake a detailed risk management investigation of our customers' operations to determine realistic threats, develop effective responses and programs necessary to address and mitigate the range of threats, and to implement the appropriate solutions. We utilize "adversary perspective" penetration analysis, U.S. Department of Energy and military-developed threat modeling systems, and interactive, integrated systems performance testing of total protection strategies to formulate a comprehensive security system. The testing involves not only systems but the human operators who must assess intrusions and generate instant responses and the security forces that must successfully interrupt adversary actions to prevent injury, theft or sabotage.

      Our customers benefit from an integrated, interactive process by which our vulnerability/threat/penetration analysts examine existing and/or candidate systems to determine levels of risk. The analysts consult with our systems design staff to determine systems configurations and human operation requirements that will provide the most cost-effective options for mitigating risk. Our security advisors are technically accomplished and fully familiar with the latest trends in planning, programming, and designing systems utilizing standard peripheral components, mini/micro architecture, and "user friendly" software/firmware applications. Many of our security advisors have the federal government's highest security clearances.

      We also provide security system design services involving the evaluation, design and specifications of security systems and components that meet a customer's operating and budgetary requirements. Typically, these services are provided within the context of a comprehensive security evaluation and implementation program in conjunction with risk management analysis. Occasionally, we may be asked to evaluate and design a single component of a security system.

      We work closely with the customer and facility owner, architect, engineer, system integrator and/or construction manager to develop and design security monitoring and control systems that afford a normal but secure environment for management, staff and visitors. Our design personnel are expert in their knowledge of the various technologies (mature and emerging) as they apply to security challenges, both in the United States and abroad, because they continue to be intimately involved in developing security systems for government facilities around the world.

Product Design

      We design and develop new products based upon market requirements, and as deemed necessary to meet the customers' specific needs. We research and assess threat and vulnerability issues and design and engineer our products in-house, with outside consultants as necessary, and in conjunction with joint venture partners to meet the needs of customers based upon the results of such research. We investigate new and emerging technologies that have application in the security industry and seek to license these technologies which we then incorporate into our product line.

Markets for Our Products

      We have identified a number of markets for our products and have developed programs to gain access to those target markets. Generally, private industry and government facilities which possess sensitive information, valuable assets or by virtue of the nature of their business may be subject to terrorist threats, recognize the need to implement security measures to protect personnel and property. In many instances, laws have been enacted and mandates decreed for compliance with some minimum-security standards. Airport security is a prime example. We target these entities as well as entities where we can demonstrate the need for security measures.

      Primary markets which we target include:

      o the U.S. government, its agencies and departments, including the U.S. Department of Defense and the U.S. Department of Energy,

      o large industrial facilities, including pharmaceutical companies and major office complexes,

      o energy facilities, including nuclear power plants, utilities, and chemical and petrochemical pipelines,

      o     commercial aviation and maritime facilities,

      o     rail and bus transportation, and

      o     foreign/export opportunities in all of the above-mentioned areas.

      The U.S. government along with many of its agencies and departments represent a significant market for our products. We actively market our products to the following U.S. government agencies, all of which have purchased our products in the past and continue to be among our top customers:

      o The U.S. Department of Defense and a number of its subdivisions have been using our products for force and asset protection at numerous military bases and U.S. Air Force installations around the world. Certain of our products have been certified and included as part of the government's tested and approved technologies.

      o The U.S. Department of Energy, in connection with the clean-up and operation of military bases and government-owned nuclear processing facilities, offers an expansive and varied market. We are involved with the supply and support services at nine sites on an ongoing basis.

      o The U.S. Department of Transportation includes airports, trucking and distribution centers and marine terminals. Our products and systems directly apply to the security needs of this multi-billion dollar market opportunity.

      Our open-ended contract with the General Services Administration (GSA), which has been extended through July 31, 2009, authorizes the U.S. government and a network of eligible sources to purchase materials and services from us without having to undergo a full competition. In September 2003, we announced the finalization of a 5-year indefinite delivery/indefinite quantity contract for the Integrated Base Defense Security System (IBDSS) with the U.S. Air Force to secure highly strategic military facilities throughout the world. During fiscal year 2005, we were awarded an additional modification to the IBDSS contract for Tactical Automated Sensor Systems (TASS).

      We also target state and local governments, and governmental authorities and agencies fulfilling the roles described above.

      Large Industrial Facilities and Major Office Complexes. These types of facilities, such as pharmaceutical companies, frequently house sensitive data where research and product development occur and are likely to acquire integrated security packages to create a "smart building." The technologies required to create a smart building in today's environment must address life, safety, power, lighting, information technology protection and other security systems to create a normal yet secure environment for employees, visitors and service personnel.

      Energy Facilities, Including Nuclear Power Plants, Utilities and Petrochemical Pipelines. Nuclear power stations and utilities that house sensitive information and dangerous materials represent a large and lucrative market for our products. Petrochemical, natural gas and pipeline companies, many of which operate in high risk environments and remote geographic locations, invest huge sums in the assets necessary to operate those businesses and adopt appropriate measures to protect their investments through the acquisition of security equipment and systems.

      Commercial Aviation, Maritime, Rail and Bus Line Transportation. Infrastructure security has been at the forefront of security consciousness for many years. The federal government has appropriated significant funds for the acquisition and installation of new, high-technology security systems at these facilities. There are approximately 1,200 facilities in the United States which the Federal Aviation Agency has identified and mandated for security systems upgrade to be completed over the next several years. We will bid to provide products and services to many of these sites.

      Foreign/Export Opportunities. Government operations and private industries in foreign countries are all subject to the same security issues that challenge similar entities in the United States. We, along with our strategic teaming partners and international sales representatives, continue to seek to penetrate of these markets. Although, during fiscal years 2005 and 2004, we generated approximately 5% and 11%, respectively, of our revenues from projects completed outside the United States, we believe the export opportunities may be significant in fiscal year 2006 and beyond.

Sales and Marketing

      We have developed a multi-tiered marketing plan, allowing us to effectively market products to each of the separate government and industry segments identified as target markets both in the United States and internationally. Our marketing strategy highlights product strengths as they apply to each particular industry.

      The primary goals of our marketing strategy are to:

      o     broaden the base of potential customers, and

      o     demonstrate the efficacy of our products.

      To that end, we have entered into strategic partnerships, teaming, representative and joint venture relationships with major multinational corporations in each of the industries which comprise our target markets. These companies generally enjoy a strong market presence in their respective industries and we believe that our association with these entities affords us and our products added credibility. These entities frequently subcontract our services and purchase our products in connection with larger projects. During fiscal year 2005, we entered into teaming agreements with Lockheed Martin Transportation and Security Solutions, SIGCOM, and Hudson Marine Management Services/HudsonTrident.

      Members of our management team have many years of experience in the security industry. Each member is assigned an industry area and makes direct contact with, and sales proposals to, government and commercial organizations in that area. We attempt to cultivate and maintain relationships and contacts with employees of the major government agencies encompassing our target markets.

      We generate a significant portion of our international business through a network of independent sales representatives. Agreements are in place with various entities that allow us to maintain a presence in 25 countries worldwide. These agreements generally extend for a period of two years and provide the dealer/installer with price discounts from current price schedules as an incentive to market our products in their geographic area. We rely on our dealer/installer base to represent our product line throughout the world and to apprise us of potential projects where the products can be incorporated. In addition, we rely on our dealers/installers to introduce our company and products to key government and private enterprise personnel in their respective geographic regions.

      We also market directly to providers of integrated security systems, security systems dealers/installers, systems engineers and other entities that may be contracted for a security system on behalf of a customer.

      We maintain a presence at the major trade conferences that address our target markets and advertise in the relevant conference publications.

      We employ a variety of pricing strategies for our services. Proposals for consulting services are based on an estimate of hours multiplied by standard rates. Systems integration projects are based on the estimated cost of the components including subcontractors and equipment, plus a profit margin. Pricing for engineering and maintenance services vary widely depending on the scope of the specific project and the length of engagement.

Business Growth Strategy

      In order to achieve a sustainable and continuous growth rate, we believe that we must devote additional resources to marketing and product development. Specifically, we have or intend to:

      o Increase sales and marketing personnel. This year, we added a sales representative who has extensive sales and marketing experience in the Mid-Atlantic states. We believe this individual will allow us to access wider markets and focus sales efforts required to develop business in our target markets. We will seek to add further sales and marketing personnel as necessary.

      o Expand our base of dealers/installers/integrators worldwide. We believe this is an effective and cost-efficient means of increasing sales. These entities serve as our local agents to market products and provide customer support. Furthermore, these entities are familiar with local laws and frequently have local contacts in government and business at decision-making levels.

      o Expand our global presence. We formed a subsidiary in the Middle East to represent and support product sales. We have entered into sales agreements with a number of multi-national companies to represent and support their products as well. We believe the Mid-East operation will provide access to potential projects in Africa, India and Eastern Europe.

      o Design and develop new systems. We will continue to develop new security systems to expand our portfolio of proprietary products. We believe this will allow us to open up new markets and retain our position as a leading-edge provider of technology-based security equipment.

      o License new and emerging technologies. We will continue to identify, analyze and potentially acquire new and emerging technologies for application in the security industry. We will seek to acquire technologies that will enhance our existing systems and develop new products.

      o Upgrade existing products. We have and will continue to upgrade existing products to take advantage of technological advancements to ensure they remain state-of-the-art.

      o Purchase laboratory and testing equipment. We will seek to purchase certain laboratory and testing equipment which will allow us to enhance and maintain product quality standards and support our extended warranty program.

      o Strengthen our management team. We have added a Vice President & General Manager of Operations to support the projected increase in manufacturing, production engineering and purchasing required to meet our delivery requirements.

      o Improve our telecommunications infrastructure. We expect to install a T1 telecommunications line for network connectivity between our geographically-dispersed U.S. facilities. This will permit an integrated method of communication between and among our management and key employees.

Customers

      We provide products and services to customers through direct sales to end-users and through subcontracting agreements. During the past five years we have provided products to approximately 50 customers covering more than 220 projects. Given the nature of our customers and products, we receive relatively large orders for products and services from a relatively small number of customers. For the fiscal year ended June 30, 2005, customers that accounted for 10% or more of our net revenues were the U.S. Air Force and Duke Energy Corporation, accounting for 76% and 20%, respectively, of our net revenues. In fiscal year 2004, customers that accounted for 10% or more of our net revenues were the U.S. Air Force, DoE and Duke Energy Corporation, accounting for 11%, 11% and 10%, respectively, of our net revenues.

Manufacturing

      We maintain manufacturing operations at our facilities in Clifton, New Jersey and Madison, Alabama. These activities include the procurement of materials, product assembly and component integration, product assurance, quality control and final testing. We are planning to open a logistical engineering and sales support facility in Virginia to support our U.S. Air Force contract and expand our government base to cover the expected market for our products which may result from the Homeland Security Act.

      Compliance with environmental laws has no impact on our manufacturing or other operations.

      We purchase the individual components that comprise our products or subcontract the manufacture of specific subsystems to third parties. We are not dependent on any one supplier for the components of our products and, in the event of any disruption in supply or discontinuation of production by any of our present suppliers, we believe that the components used in our products are available from numerous sources at competitive prices. Various aspects of the software programming required in connection with our computer products are designed and written by in-house personnel or are subcontracted to third parties.

      We have not entered into any long-term contracts for the purchase of components but rather rely on rolling forecasts to determine the number of units we will sell and the components required. We maintain an inventory of certain long-term lead items required in the manufacture of our products, as reflected in our balance sheet. To date, we have been able to obtain supplies of these components and we believe that adequate quantities are available to meet our needs.

Intellectual Property and Other Proprietary Rights

      Proprietary protection for our technological know-how, products and product candidates are important to our business. Currently, we rely upon trade secrets, know-how and continuing technological innovation to develop and maintain our competitive position. We also rely on a combination of trade secret protection and non-disclosure agreements to establish and protect our proprietary rights.

      Our success is dependent to a great extent on our proprietary knowledge, innovative skills, technical expertise and marketing ability. Our intention is not to rely primarily on patents or other intellectual property rights to protect or establish our market position.

      We have obtained trademarks in the United States, South Korea, United Kingdom and Saudi Arabia for FOIDS(R) (our Fiber Optic Intelligent Detection System), IPID(R) (our Infrared Perimeter Intrusion Detection technology), RDIDS(R) (our Rapid Deployment Intrusion Detection System) and IDMS(R) (our Intrusion Detection and Monitoring System). We have also filed for trademarks on these marks in other countries.

      We require all employees, consultants and contractors to execute non-disclosure agreements as a condition of employment with or engagement by us. We cannot be certain, however, that we can limit unauthorized or wrongful disclosures of unpatented trade secret information.

      Although we continue to implement protective measures and intend to defend our proprietary rights, policing unauthorized use of our technology or products is difficult and we cannot be certain that these measures will be effective or successful.

Research and Development

      The forces that drive the design and development of our new products include the need to meet new security threats, incorporate newly developed technologies or to satisfy a customer's unique security requirements. We research and assess threat and vulnerability issues at selected facilities within our target markets, and design and engineer products in-house with outside consultants as necessary and in conjunction with joint venture partners to meet the needs of customers based upon the results of such research. We investigate new and emerging technologies in the security industry and seek to license certain technologies which we then incorporate into our products.

Product Warranty

      IPID sensors and FOIDS processors are warranted for ten years, under normal use, against defects in workmanship and material from date of installation of the system on the customer's premises. All other components are warranted for one year from date of purchase.

Technology Licensing Arrangements

      As we endeavor to design and manufacture the most effective and efficient technology based security solutions, we review and investigate new and emerging technologies that have application in the security industry. Frequently, we seek to incorporate these technologies into our systems. We are party to agreements to use certain technologies including licenses with Lucent Technologies, Visage, Inc. and Hyperdyne, Inc.

Competition

      As the public and private sectors become increasingly concerned with security issues, we expect that the security and anti-terrorism industry will experience continuing growth. Competition is intense among a fragmented and wide ranging group of product and service providers, including security equipment manufacturers, providers of integrated security systems, systems integrators, consulting, engineering and design firms and others that provide individual elements of a system. Many of our current and potential competitors possess greater name recognition and financial, technical and marketing resources than we do. As a result, they may be able to respond more quickly to new or emerging technologies and changes in customer requirements, or to devote greater resources to the development, promotion, sale and support of their products than we can. Because of growth in the marketplace, we anticipate increased competition from other sources, ranging from emerging to established companies. We believe that the principal factors affecting competition in the industry include applied technology, product performance, price and customer service. We cannot be certain that we will be able to compete successfully in the future against existing or potential competitors.

      We believe that we are able to sustain our competitive position in the industry because:

      o our principal officers, security analysts, design personnel and sales persons have an aggregate of over 200 years of combined experience in the security industry,

      o we have the ability to analyze security risks, design, engineer and manufacture products customized to a customer's requirements,

      o     our products address a wide range of security requirements,

      o our products are among the most technologically advanced and the highest quality available,

      o our products are flexible in that many of them can be configured and customized to meet a customer's specific needs and can be integrated with each other in new or existing security systems,

      o our products are reliable, and relatively easy and inexpensive to install and maintain, and

      o we have been successful in teaming with large multinational companies to market and incorporate our products into their product offerings, thereby contributing to the credibility and efficacy of our products.

Government Regulation

Employees

      As of February 27, 2006, we employed 28 individuals on a full-time basis including six design and engineering staff, eight manufacturing and assembly employees, five marketing employees, two project managers and seven administrative employees. A number of the employees serve in multiple capacities. Our manufacturing staff may oversee site installation of the products.

      We have relationships with 12 independent sales representative organizations covering specific regions in the United States, Central America, South America, the United Kingdom, India, the Middle East and Southeast Asia.

      None of our employees are covered by a collective bargaining agreement or are represented by a labor union. We consider our relationship with our employees to be satisfactory.

Properties

      Our corporate headquarters are located at 790 Bloomfield Avenue, Clifton, New Jersey, where we lease approximately 12,200 square feet of space divided among administrative space (2,600 square feet) and manufacturing space (9,600 square feet) space. Our lease on this space runs through April 30, 2008 at a rent of $5,256 per month, increasing to $5,361 per month by the end the lease term. We also lease approximately 2,500 square feet of manufacturing space at 102 Commerce Circle, Madison, Alabama. Our lease on this space runs through February 2007 at a rent of $2,000 per month. Our foreign subsidiary in the Middle East leases approximately 2,000 square feet of office space through December 2006 at a rent of $1,170 per month. Our subsidiary, Clarion Sensing Systems, Inc., leases 1,000 square feet of office and laboratory space at 3901
W. 30th Street, Indianapolis, Indiana through December 2006 at a rent of $1,520 per month.

Legal Proceedings

      We are not involved in any pending or threatened litigation or other legal proceedings.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

      The names, ages and positions of our executive officers, directors and key employees are as follows:

Name                     Age                       Position
-------------------   --------   -----------------------------------------------

Arthur Barchenko          72     President, Chief Executive Officer and Director

Mark Barchenko            49     Vice President-Marketing

Natalie Barchenko         71     Treasurer, Secretary and Director

Gene Rabois               60     Director

Edward Snow               66     Director

Robert F.  Reiter         55     Director

Stephen Rossetti          54     Director

Thomas F.  Donahue        55     Director

Eldon Moberg              55     Vice President

Thomas Isdanavich         57     Vice President-Product Management

Richard Stern             55     Vice President-Manufacturing

Joseph McAndrew           51     Vice President-Operations

Martin Harmless           61     President-Clarion Sensing Systems Inc.

      The principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers, directors and key employees are as follows:

      Arthur Barchenko has been our President and Chief Executive Officer since December 1976. Mr. Barchencko also participates in the management of our subsidiaries. Prior to founding our company, Mr. Barchenko co-founded and directed the operations of Bajer Industries, a lighting manufacturing company that was subsequently sold to the Charter Group. From June 1952 to May 1972, he held various sales and marketing positions at Lightolier, Inc., a company engaged in the manufacturing and marketing of lighting fixtures. During his tenure at Lightolier, Inc., Mr. Barchenko served as the vice president of sales and was responsible for directing a sales force of approximately 150 persons and a support staff of approximately 50 persons. Mr. Barchenko also served as a member of the board of directors and on the executive committee Lightolier, Inc. Mr. Barchenko is active with the National Defense Industrial Association and the American Society for Industrial Security. He served on the Radio Technical Commission for Aeronautics Committee 183 for upgrade of FAR 107.14(a) and (b) as a member of the special access control security task force for the Federal Aviation Administration. Federal Aviation Regulation 107.14 (FAR 107.14a and b) is the document produced by RTCA committee 183 for the security upgrade of the access control system and universal access control system requirements for civilian commercial and shared civilian/military airports under U.S. jurisdiction.

      Mark Barchenko joined us in 1993 and has been our Vice President-Marketing since February 2004. He has focused his marketing and business development efforts on Southeast Asian government projects and U.S. airports and maritime facilities. Mr. Barchenko spearheaded the IS0 9001:2000 quality program based on the international standard of operation, from inception through registration during 2000. Mr. Barchenko is active with the National Defense Industrial Association and the American Society for Industrial Security. He served on the Radio Technical Commission for Aeronautics Committee 183 for upgrade of FAR 107.14(a) and (b) as a member of the special access control security task force for the Federal Aviation Administration. Federal Aviation Regulation 107.14 (FAR 107.14a and b) is the document produced by RTCA committee 183 for the security upgrade of the access control system and universal access control system requirements for civilian commercial and shared civilian/military airports under U.S. jurisdiction. Mr. Barchenko holds a U.S. patent titled "Jet Propulsion Engine Assembly for Aircraft."

      Natalie Barchenko has been our Treasurer and Secretary, and a member of our board of directors, since 2001. Over the last ten years, she has been actively involved with our day-to-day operations in the areas of human resources, accounting, advertising and sales functions.

      Gene Rabois has been a member of our board of directors since October 1989. Previously he was employed as our Chief Financial Officer. Mr. Rabois has more than 30 years' experience in accounting and finance, SEC financial reporting, installation and management of computer systems, and control and administration of corporate financial affairs. He served as controller for SJT Imaging, Inc., a printing concern, for more than the past five years to May 2004, and, since June 2004, has served as controller at e.comm Technologies, Inc.

      Edward Snow has been a member of our board of directors since June 2000. From October 1999 to October 2000, he has served as the Assistant to the President of Space America Corp. From October 1996 to October 1999, he was the co-owner and operated Phoenix Fiber Optics Inc., a manufacturer and marketer of fiber optic products. Since 1996, he has acted as a private consultant to the government and industry.

      Robert F. Reiter has been a member of our board of directors since November 2001. Since January 2002, he has been the President of HAZ-X Holdings, Ltd., a company which engages in non-intrusive inspection engineering and operations. Since November 1997, he has served as the President of R.F. Reiter & Associates, an engineering consulting firm. From 1977 through 1997, he was the Vice President of Analytical Systems Engineering Corp. an engineering consulting company.

      Stephen Rossetti has been a member of our board of directors since October 2004. Mr. Rossetti is a former senior staff member of the House Armed Services Committee, where he had an established reputation as a strident government reform advocate. As director of the Readiness Subcommittee staff, he was responsible for the oversight of the vast Department of Defense infrastructure and combat readiness, directing a subcommittee with nearly $90 billion in annual spending. Over the years, he has served in various capacities with the Department of Defense and received several honors for his services from Congress, the President and the Secretary of Defense. Mr. Rossetti currently serves as President of each of Zegato Solutions, Inc. and Markquest, Inc. since August 2003 and January 2001, respectively.

      Thomas F. Donahue has been a member of our board of directors since November 2004. Since October 2005, Mr. Donahue has served as the President of Mobility Products Unlimited, LLC, a national distributor of medical equipment. He is also the President of Donahue Consulting, a corporate finance and management firm. In 2002 and 2003, we engaged him to provide financial analysis and guidance with respect to corporate operations and potential acquisitions. Tom has 30 years of experience in finance beginning with his first job in 1976 as the Business Administrator for Morris Catholic High School in New Jersey. In 1979 he became Assistant Controller at Thomas G. Ferguson Associates where he spent the next four years. He achieved the position of Vice President - Finance where he managed all financial aspects of the pharmaceutical advertising agency including financial payment negotiations with clients including Wallace Laboratories, C. R. Bard, Squibb, Ortho, Serono, USV Revlon, Warner-Lambert, Barnes-Hind and Pfizer. In May 1983, Tom joined AT&T just before the divestiture of the former Bell System operating companies. Initially, he served as the Manager of Treasury Operations charged with automating and upgrading a highly manual and decentralized department. Tom ultimately joined a newly formed AT&T venture in the world of financial services in 1990 - Universal Card Services - and rose to the rank of Vice President & Treasurer. From September 1999 to January, 2002, Tom held the position of Corporate Vice President & Treasurer with Sensormatic Electronics, a global provider of anti-theft technology and software. He was responsible for capital markets activities, including, raising capital, investor relations, risk management and mergers and acquisitions analytics. Following the sale of Sensormatic to Tyco International in November 2001, Tom opened his own consulting firm.

Key Employees

      Eldon Moberg joined us in 1996 as Vice President of our FOIDS product division and, subsequently, has been our Vice President since July 1999. Mr. Moberg is responsible for establishing the FOIDS manufacturing and test facility in Madison, Alabama. His duties include planning and coordinating manufacturing schedules and resources and the provision of technical data for security system design and project cost analysis. Prior to joining us, Mr. Moberg was the Production Supervisor for Mason & Hanger National, Inc., a company engaged in the manufacture and marketing of our FOIDS product line, where he initially was a production support technician and performed optical/electronic fabrication and testing of a fiber optic-based security system and components. Thereafter, as Production Supervisor, he was responsible for planning and scheduling personnel, materials and equipment to support product manufacture. Other duties included procurement, product acceptance testing, quality assurance and quality control, inventory control and MRP system operation. Before entering private industry, Mr. Moberg served for twenty years in the U.S. Army where he gained experience as senior radar repair technician for several Army air defense systems, team leader for missile system direct support maintenance and training developer for newly acquired Army missile systems.

      Thomas Isdanavich has been our Vice President-Product Management since July 1997. He determines installation and service support requirements for in-house and field applications. His responsibilities include field labor analysis and the planning and coordination of all administrative phases of sales and customer support services. Mr. Isdanavich was employed by Beall Technologies, Inc., a manufacturer of matrix switching equipment for IBM compatible mainframe computers, from 1973 to 1997. Prior to entering private industry, Mr. Isdanovich served in the U.S. Navy for four years.

      Richard Stern has been our Vice President-Manufacturing since December 1997. He is responsible for the overall management of our manufacturing department, which includes supervising all manufacturing, maintenance and test personnel; manufacturing engineering, including the review and evaluation of new and existing product design in a manufacturing environment; oversight of maintenance of plant equipment and facilities; mechanical package design of new product development; quality control, including the development of test equipment and procedures; production scheduling; shipping and receiving and inventory of all materials and finished products, purchasing and expediting of materials and supplies, and oversight of manufacturing personnel, labor reports. Prior to joining us, Mr. Stern spent 25 years in the data communication and temperature processing fields. He has held managerial positions in manufacturing, engineering, quality control, service, as well as been involved in the design and development of product lines within these fields.

      Joseph McAndrew has been our Vice President-Operations since May 2003. Prior to that, Mr. McAndrew spent 20 years as an innovative, hands-on manufacturing operations executive with experience in controlling all of the elements inherent in producing superior products at the lowest possible costs. From April 1984 until October 2002, he served as manufacturing engineering manager, director of operations and VP/GM for a manufacturer of microwave communications components.. He has headed global manufacturing operations for multi-layer radio frequency signal processing components used in the military, satellite and commercial markets with annual sales of $25 million. Mr. McAndrew has developed new and unique process techniques, allowing entry into the commercial market and resulting in the issuance of four U.S. patents. His experience is multi-national with important technology operation transfers in Canada and production build-outs in Central America. Mr. McAndrew has a master's degree in Engineering Management from the New Jersey Institute of Technology.

      Martin Harmless is the President of our subsidiary, Clarion Sensing Systems, Inc., and has been president since founding the company in September, 1999 (in March 2005 we acquired the assets of Clarion). He is an environmental engineer with over 30 years of experience consulting to municipalities, military installations, and governmental agencies on water and air quality issues. His experience in this area includes engineering management of the design and construction of drinking water distribution and treatment plants, and wastewater collection system and waste treatment plant upgrades. Mr. Harmless has supplied remote online water quality systems to the Limited Objective Experiment (LOE) being conducted at Ft. Leonard Wood, Missouri. He has also supplied critical building environmental monitoring systems to the Naval Surface Warfare Center
(NSWC), Crane. Mr. Harmless envisioned these applications and was instrumental in the basic design. Recently, he performed research on the elimination of chlorine as a disinfectant in water and wastewater treatment in order to reduce the amount of this hazardous substance in populated areas. He has expertise in integration of nuclear, biological, chemical and radiological technologies through online remote monitoring.

      All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Officers are elected annually by the board of directors and serve at the discretion of the board.

      Arthur Barchenko and Natalie Barchenko are married. Mark Barchenko is their son. Otherwise, there are no family relationships among our directors and executive officers. No director or executive officer has been a director or executive officer of any business which has filed a bankruptcy petition or had a bankruptcy petition filed against it. No director or executive officer has been convicted of a criminal offense or is the subject of a pending criminal proceeding. No director or executive officer has been the subject of any order, judgment or decree of any court permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities. No director or officer has been found by a court to have violated a federal or state securities or commodities law.

      None of our directors or executive officers or their respective immediate family members or affiliates is indebted to us. As of the date of this prospectus, there is no material proceeding to which any of our directors, executive officers or affiliates is a party or has a material interest adverse to us.

Advisory Board

      During fiscal year 2005, we established an advisory board to provide expert analysis and information to us regarding security issues and technologies applicable to the industry. Our advisory board is comprised of representatives from government, academia and industry. Our advisory board is composed of the following persons:

      Dr. Norris Krone, President and CEO of the University Research Foundation
(URF) and its co-founder, directs all aspects of the Maryland Advanced Development Lab. Dr. Krone is a highly decorated Vietnam War veteran. He is a recognized leader in the field of aeronautical sciences and pioneered the development of the technical principles of the forward swept wing aircraft concept, a breakthrough in the field. His has also served on NASA's Aerospace Technology Advisory Committee and Aerospace Safety and Advisory Panel.

      Dr. John H. Estes, Principal Research Engineer/Director for San Antonio, Ops, Georgia Tech Research Institute, has over 20 years of leadership in fast-paced engineering organizations including facilities/project engineering, management and force protection, among others. He has extensive experience in strategic planning, marketing and execution of major engineering and environmental programs. He is often selected to present briefings to civic leaders, the Secretary of Defense and Congressional leaders.

      Brad Billet, Deputy Commissioner, United Nations, has a long and distinguished record of emergency and response operations service to his native New York City. As a responder to the September 11th disaster, he was called upon by Mayor Rudolph Giuliani to provide essential services in the rescue and recovery process. In 1997, Mr. Billet was appointed to his present position and is the agency's Chief Operating and Administrative Officer.

      Ambassador (Ret.) Patrick Nickolas Theros has served as the U.S. Ambassador to Qatar. Prior to this, he served as deputy coordinator for counterterrorism where he was responsible for the coordination of all U.S. government counterterrorism activities outside the United States. He also served in various diplomatic positions in other nations as well as in the State Department. He currently heads his own company, Theros & Theros LLP, which represents firms transacting business in the Middle East and Europe.

      Rafi Ron, President and CEO of New Age Security Solutions, is a former director of security at Ben-Gurion International Airport and the Israeli Airport Authority. He is a leading expert on aviation, maritime and law enforcement in Israel and world-wide. He also served as a chief security officer in Israeli embassies around the world, where he was instrumental in establishing security systems. Mr. Ron's company conducts security-related training and consultation in the United States and other countries.

      Col. Edward Badolato (Ret.) is the Executive Vice President for Homeland Security for The Shaw Group, a Fortune 500 corporation. He has a unique background in security, transportation, energy and risk management spanning 30 years and has been involved in numerous high profile programs dealing with security, protection of energy infrastructure and counterterrorism operations. Under Presidents Reagan and Bush, he served as a Deputy Assistant Secretary at the Department of Energy (1985-1989) where he was the principal director of security, energy contingency planning and international energy security activities. He was responsible for coordinating nuclear emergency response and planning activities and played a leading role in many DOE agencies. He is well experienced in the security of transportation systems, offshore and land based energy facilities, and maritime assets. In 1989, he founded Contingency Management Services, Inc., an international energy security consulting firm. In November 2002, CMS was acquired by the Shaw Group., and he became Executive Vice President for Homeland Security.

Committees of Board of Directors

      Our board of directors does not have a nominations and governance committee or a compensation committee as yet, but we will establish such committees if we move to list our company on the American Stock Exchange or the Nasdaq Stock Market in the future. The selection of nominees for the board of directors is made by the entire board of directors. Compensation of our management is determined by the entire board of directors.

      Audit Committee. In 2002, we established an audit committee of the board of directors, which consists of Mr. Rabois, who is chairman of the committee, and Messrs. Snow and Donahue, all three of whom are independent directors. The audit committee meets at least quarterly with our management and our independent registered public accounting firm to review and help ensure the adequacy of our internal controls and to review the results and scope of the auditors' engagement and other financial reporting and control matters. Messrs. Rabois, Snow and Donahue are financially literate, and Mr. Rabois is a financial expert, as such term is defined under the Sarbanes-Oxley Act of 2002.

      Our audit committee has adopted a formal written charter specifying: (i) the scope of the audit committee's responsibilities and how it is to carry out those responsibilities, including structure, processes and membership requirements; (ii) the audit committee's responsibility for ensuring its receipt from the outside auditor of a formal written statement delineating all relationships between the auditor and the company, consistent with Independence Standards Board Standard 1, adopted in January 1999 by the Independence Standards Board (the private sector standard-setting body governing the independence of auditors from their public company clients) and the committee's responsibility for actively engaging in communications with the auditor with respect to any relationships or services that may impact the objectivity and independence of the auditor and for taking, or recommending that the entire board of directors take, appropriate action to oversee the independence of the outside auditor; and (iii) the outside auditor's ultimate accountability to the board of directors and the audit committee, as representatives of our company's stockholders, and these stockholder representatives' ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor for stockholder approval). Our audit committee will review and reassess the adequacy of our written charter on an annual basis.

      Our audit committee has adopted guidelines and procedures: (i) making it directly responsible for the appointment, compensation and oversight of the work of any public accounting firm engaged by it (including resolution of any disagreements between management and the firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work, and each such public accounting firm will report directly to the audit committee; (ii) providing for the (a) receipt, retention and treatment of complaints received by our company regarding accounting, internal accounting controls or auditing matters and (b) confidential, anonymous submission by our employees of concerns regarding questionable accounting or auditing matters; (iii) affording it the authority to engage independent counsel and other advisers, as it may determine to be necessary to carry out its duties; and (iv) providing for appropriate funding for payment of: (a) the public accounting firm engaged by us for the purpose of rendering or issuing an audit report and (b) any advisers engaged by the audit committee as described under clause (iii) above.

Sarbanes-Oxley 404 Committee

      In December 2004, we organized a committee, the 404 committee, to evaluate and update our internal control structure and procedures for financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002. Our 404 committee is comprised of members of our audit committee and personnel drawn from our finance, operations and marketing departments. The 404 committee is responsible for preparing an internal control report that attests to the effectiveness of our internal control structure and procedures for financial reporting, and to the extent applicable, describes any material weakness in internal control over financial reporting identified by the 404 committee. The 404 committee's report is to be filed with our Annual Report on Form 10-KSB along with a report of our registered public accounting firm which includes the auditor's opinions on whether our management's assessment of internal control over financial reporting is fairly stated and whether we maintained effective internal control over financial reporting. The 404 committee is working toward meeting our June 30, 2007 internal control over financial reporting requirements.

      As constituted, our 404 committee consists of the following persons who also serve us in the capacities set forth opposite their names:

      o     Mark Barchenko, Vice President-Marketing,

      o     Joseph McAndrew, Vice President-Operations,

      o     Natalie Barchenko, Director, Treasurer,

      o     Gene Rabois, Director, Audit Committee Chairman,

      o     Edward Snow, Director, Audit Committee Member, and

      o     Thomas Donahue, Director, Audit Committee Member.

Code of Conduct and Ethics

      We have adopted a code of conduct and ethics that applies to our directors, officers and all employees. The code of conduct and ethics will be posted on our website at www.anti-terrorism.com in the near future. Until that time, the code of business conduct and ethics may be obtained free of charge by writing to Electronic Control Security Inc., Attn: Arthur Barchenko, 790 Bloomfield Avenue, Building C, Suite 1, Clifton, New Jersey 07012.

Director Compensation

      In addition to reimbursing non-employee directors for travel and related expenses for attending meetings of the board or committees of the board, we pay our directors a fee of $1,000 for each board meeting attended in person and $500 for each board meeting attended telephonically. During the year ended June 30, 2005, we did not grant any stock options to our directors; however, under our Incentive Stock Option Plan, non-employee directors are entitled to receive stock options.

Executive Compensation

      The table below summarizes the compensation earned for services rendered to us in all capacities for the year ended June 30, 2005, by Arthur Barchenko, our chief executive officer. No other individuals employed by us received a salary and bonus in excess of $100,000 during fiscal year 2005.

                           Summary Compensation Table

                                            Annual Compensation                       Long-Term Compensation
                                     ----------------------------------  ------------------------------------------------
                                                                                 Awards                   Payouts
                                                                         -----------------------  -----------------------
                                                                                     Securities
                                                                         Restricted  Underlying
                                                          Other Annual     Stock      Options/      LTIP      All Other
Name and Principal          Fiscal   Salary      Bonus    Compensation    Award(s)      SARs      Payouts   Compensation
Position                     Year      ($)        ($)        ($) (1)        ($)          (#)        ($)          ($)
------------------------  ---------  -------    -------  --------------  ----------  -----------  --------  -------------
Arthur Barchenko             2005    130,000       -            -            -         250,000       -            -
President and Chief
Executive Officer            2004    96,000        -            -            -         50,000        -            -

                             2003    101,700       -            -            -            -          -            -

------------------

(1) The aggregate amount of benefits in each of the years indicated did not exceed the lesser of $50,000 or 10% of the compensation of any named officer.

Option Grants in the Last Fiscal Year

      The following table presents certain information concerning stock options granted to Arthur Barchenko, the executive named above, under our various stock option plans during the 2005 fiscal year.

                                           Option/SAR Grants in Last Fiscal Year

                                                    (Individual Grants)
----------------------------------------------------------------------------------------------------------------------

                         Number of Securities      % of Total Options/SARs      Exercise or Base
                              Underlying           Granted to Employees in           Price
         Name            Option/SARs Granted             Fiscal Year                ($ /sh)           Expiration Date
---------------------  -----------------------  -----------------------------  --------------------  -----------------
Arthur Barchenko               250,000                      22.73%                    2.40                  (1)

-----------------------

(1) Of the 250,000 stock options granted to Mr. Barchenko during fiscal year 2005, options to purchase 50,000 shares of common stock vest in each of the next five years.

Aggregated Option Exercises in the Last Fiscal Year and Year-End Option Values

      The following table sets forth information concerning unexercised options held by Arthur Barchenko, the executive named above, as of June 30, 2005. No options were exercised by the named executive officer during fiscal year 2005 or 2006 through the date of this prospectus.

                  Aggregate Option/ SAR Exercises in Last Fiscal Year and FY-End Option/ SAR Value

                                                                                                       Value of
                                                                                                     Unexercised
                                                                                                     In-the-Money
                                                                       Number of Securities            Options/
                                                                      Underlying Unexercised      SARs at FY-End ($)
                         Shares Acquired on                        Options/ SARs at FY-End (#)       Exercisable/
         Name               Exercise (#)      Value Realized ($)    Exercisable/ Unexercisable      Unexercisable
----------------------  --------------------  ------------------  ------------------------------  --------------------
Arthur Barchenko                -0-                   -0-                150,000/250,000              $0/$0

Employment Agreements

      We have not entered into any employment agreements with any of our officers or employees.

Stock Option Plans

      Incentive Stock Option Plan. In 1986, we adopted an Incentive Stock Option Plan, which we renewed in 1996 for a second ten-year term. We initially had reserved 1,000,000 shares of common stock for issuance under the Incentive Stock Option Plan, which was increased to 2,000,000 shares upon the approval of the stockholders at our 2005 annual meeting. Our board of directors administers the Incentive Stock Option Plan but may delegate such administration to a committee of three persons, one of whom must be a member of the board. The board or the committee has the authority to determine the number of stock options to be granted, when the stock options may be exercised and the exercise price of the stock options, provided that the exercise price may never be less than the fair market value of the shares of the common stock on the date the stock option is granted (110% in the case of any employee who owns more than 10% of the combined voting power or value of all classes of stock). Stock options may be granted for terms not exceeding ten years from the date of the grant, except for stock options granted to any person holding in excess of 5% of our common stock, in which case the stock options may not be granted for a term not to exceed five years from the date of the grant.

      Non-statutory Stock Option Plan. We also adopted a Non-Statutory Stock Option Plan and have reserved 250,000 shares of common stock for issuance to directors, employees and non-employees. Stock options granted pursuant to this plan will be non-transferable and expire, if not exercised within five years from the date of the grant. Stock options will be granted in such amounts and at such exercise prices as our board of directors may determine.

                             PRINCIPAL STOCKHOLDERS

Security Ownership of Certain Beneficial Owners and Management

      The table and accompanying footnotes set forth information as of February 27, 2006 with respect to the ownership of our common stock by:

      o each person or group who beneficially owns more than 5% of our common stock,

      o     each of our executive officers and directors, and

      o     all of our executive officers and directors as a group.

      Applicable percentage of ownership for each holder is based on 8,772,559 shares of common stock outstanding on February 27, 2006.

      A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the exercise of stock options and warrants or the conversion of convertible securities. Accordingly, common stock issuable upon exercise of stock options and warrants that are currently exercisable or exercisable within 60 days after the date of this prospectus, and common stock issuable upon conversion of convertible preferred stock or senior secured convertible debentures, have been included in the table with respect to the beneficial ownership of the person owning the stock options, warrants, convertible preferred stock or senior secured convertible debentures, but not with respect to any other persons.

      Unless otherwise indicated, we believe that all persons named in the table above have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

                                                            Number of
Name and Address of Beneficial Owner (1)            Shares Beneficially Owned       Percentage of Common Stock (2)
----------------------------------------            -------------------------       ------------------------------
Arthur Barchenko (3) .........................                   1,186,643                        13.2%

Mark Barchenko ..............................                       12,000                         *

Natalie Barchenko (4) ........................                   1,609,079                        18.2%

Gene Rabois (5) ..............................                     100,203                         1.1%

Edward Snow (6) ..............................                      35,000                         *

Robert F.  Reiter (7) ........................                      30,000                         *

Stephen Rossetti (8) .........................                       5,000                         *

Thomas Donahue (9) ...........................                      45,000                         *

All directors and executive officers as a
group (8 persons) (10) .......................                   3,022,925                        32.7%

Bluegrass Growth Fund, L.P. (11)..............                     652,174                         6.9%

------------------

*   Less than 1%.

(1) Except as otherwise set forth, the address of each of the persons listed is c/o Electronic Control Security Inc., 790 Bloomfield Avenue, Clifton, New Jersey, 07012.

(2) Applicable percentage of ownership for each holder is based on 8,772,559 shares of common stock outstanding on February 27, 2006.

(3) Includes 155,536 shares of common stock not registered in Mr. Barchenko's name, but over which he has depository power and control, and stock options to purchase 200,000 shares of common stock.

(4)   Includes stock options to purchase 180,000 shares of common stock.

(5)   Includes stock options to purchase 5,000 shares of common stock.

(6)   Includes stock options to purchase 30,000 shares of common stock.

(7)   Includes stock options to purchase 25,000 shares of common stock.

(8)   Consists of stock options to purchase 5,000 shares of common stock.

(9)   Includes stock options to purchase 25,000 shares of common stock.

(10) Includes options to purchase an aggregate of up to 470,000 shares of common stock which are held by all directors and executive officers.

(11) Consists of 434,783 shares of common stock issuable upon the conversion of senior secured convertible debentures and 217,391 shares of common stock issuable upon the exercise of warrants.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

      In March 2004, we issued 735,294 shares of common stock to Natalie Barchenko, our Treasurer and a director, and the wife of Arthur Barchenko, our President and Chief Executive Officer and a director, upon the conversion of loans made by Ms. Barchenko to us in the aggregate amount of $250,000. The offering price of the shares was based upon a then outstanding offer by a third party to purchase shares of common stock at such price.

      Until we achieved profitability, we relied on loans from officers, directors, shareholders and their affiliates to assist in the funding of our operations. At June 30, 2005 and 2004, related party debt consisted of $431,617 and $387,050, respectively. The loans are repayable with interest at rates varying from no interest through 12% interest per annum. All interest for fiscal years 2005 and 2004 has been paid. We are restricted from repaying the principal amount of the loans except as permitted under the Purchase Agreement, dated June 30, 2004, under which we sold the shares of series B convertible preferred stock which provides that (i) repayment shall be later than December 31, 2005, (ii) for the six month period ended June 30, 2005 (x) our reported revenues shall not be less than $11 million and (y) the reported earnings per share of common stock shall be not less than $0.23 based upon 7,250,000 shares of common stock outstanding, and (iii) both at December 31, 2005 and at the time of any such repayment, the purchasers are entitled to sell their shares under an effective registration statement.

                              SELLING STOCKHOLDERS

Description of January 2006 Private Placement

      On January 11, 2006, we entered into a Securities Purchase Agreement for the sale of our senior secured convertible debentures in the aggregate principal amount of $1,000,000. The transaction closed on January 13, 2006. We also entered into a Security Agreement, dated as of January 11, 2006, pursuant to which the debentures are secured by all of our assets, including our intellectual property. Interest is payable on the debentures at a rate equal to the greater of 8% per annum or the prime rate for the applicable interest period (the current prime rate is 10%) plus 2.5%. Quarterly principal and interest payments on the debentures begin on April 1, 2006. At our option, interest payments on the debentures are payable either in cash or in registered shares of common stock, subject to certain conditions as specified in the debentures.

      The debentures have a term of three years and come fully due on January 11, 2009. The debentures are convertible at the option of the holder at any time and from time to time into shares of our common stock at a conversion price of $1.15 per share of common stock, or initially 869,566 shares of common stock, subject to certain adjustments. In the event that we issue common stock in an equity financing at a price less than the then conversion price, the conversion price shall be immediately adjusted to the price at which such common stock was issued, subject to specified exempt issuances.

      Events of default under the debentures include:

      o     failure to pay principal or any premium on any debenture when due,

      o failure to pay any interest, late fees or liquidated damages on any debenture after a period of three trading days,

      o failure to perform other covenants under the debenture that is not cured by the earlier of seven trading days after notice by holder or 15 trading days after we are aware of such default,

      o default under the other financing documents that is not cured by the earlier of five trading days after notice or ten trading days after we aware of such default,

      o any representation or warranty under the financing documents that is untrue or incorrect in any material respect,

      o certain events of bankruptcy or insolvency of us or any of our subsidiaries,

      o any default by us or our subsidiaries under any instrument in excess of $150,000 that results in such obligation becoming due and payable prior to maturity,

      o our becoming party to a change of control transaction, or disposing of greater than 40% of our assets or redeeming more than a de minimus number of outstanding equity securities,

      o failure by us to have this registration statement registering the resale of the common stock issuable upon the conversion of the debentures and exercise of the accompanying common stock purchase warrants declared effective by the SEC on or before July 10, 2006,

      o if, during the effectiveness period of this registration statement, the effectiveness of the registration statement lapses for any reason or the holder shall not be permitted to resell registrable securities under the registration statement, in either case, for more than 30 consecutive trading days or 60 non-consecutive trading days during any 12-month period, subject to certain limited exceptions, and

      o failure to deliver common stock certificates to a holder prior to the fifth trading day after a debenture conversion date.

      Upon an event of default, the outstanding principal of the debentures plus all accrued and unpaid interest shall become immediately due and payable to the holders of the debentures.

      The debentures contain various covenants that limit our ability to:

      o incur additional debt, other than permitted debt as defined in the debenture,

      o incur specified liens, other than permitted liens as defined in the debenture,

      o amend our certificate of incorporation or by-laws in a material adverse manner to the holder, or

      o repay or repurchase more than a de minimus number of shares of common stock.

      As part of the financing, we have agreed to be bound by the following covenants:

      o not to issue shares of common stock or other securities convertible or exercisable into common stock until 90 days after the effective date of this registration statement,

      o     not to assume any corporate debt which is senior to the debentures,

      o not to repay or repurchase more than a de minimus number of shares of common stock,

      o not to incur specified liens, other than certain specified permitted liens,

      o     not to amend our current certificate of incorporation, and

      o     not to pay cash dividends or distributions on our equity securities.

      In addition, so long as any debentures remain outstanding, we have agreed to maintain (i) a consolidated cash, cash equivalents and accounts receivable balance equal to at least 125% of the aggregate outstanding principal balance of the debentures and (ii) consolidated inventory as set forth in our balance sheet included in our most recent periodic report of at least 80% of the aggregate outstanding principal balance of the debentures.

      Pursuant to the Securities Purchase Agreement, we also issued common stock purchase warrants to the purchasers. The warrants are exercisable until January 11, 2009 to purchase initially up to 434,783 shares of our common stock at an exercise price of $2.00 per share. The warrants contain provisions to adjust the exercise price and the share amount in the event that we issue common stock in an equity financing at a price less than the then applicable exercise price, in which case (i) the exercise price shall be reduced to the price at which such common stock was issued and (ii) the share amount shall be increased such that the aggregate exercise price payable, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment. The warrants also may be exercised on a cashless basis following the first anniversary of issuance if a registration statement covering the common stock issuable upon exercise of such warrants is not in effect at the time of exercise.

      The financing was completed through a private placement to four accredited investors and was exempt from registration pursuant to Section 4(2) of the Securities Act of 1933, as amended. Pursuant to the Registration Rights Agreement with the purchasers, dated as of January 11, 2006, we agreed to file a registration statement covering the resale of the shares issuable to the purchasers upon the conversion of the debentures and exercise of the warrants. Those shares are included in the shares of common stock being offered by this prospectus. In addition, for one year following the effectiveness of the registration statement, the holders of the debentures have the right to participate in our future equity or equity-linked financings, subject to specified exempt issuances.

      In connection with consummating the financing pursuant to the Securities Purchase Agreement, we paid fees to our placement agents of $72,500 and issued warrants to our placement agents to purchase up to 121,739 shares of our common stock on substantially similar terms as the purchasers' warrants.

      The net proceeds of the financing are being used by us to repay in full our outstanding term loans in the amount of $658,339 and for working capital and general corporate purposes.

      2,013,047 shares of common stock being offered by this prospectus relate to the January 2006 private financing. Of these, 869,566 shares of common stock are shares into which the debentures are initially convertible and 434,783 shares of our common stock are shares into which the warrants are initially exercisable. We are obligated to register an additional 326,088 shares of our common stock (25% of the amount the debentures and the warrants are initially convertible or exercisable, respectively, into) to cover potential adjustments. We are also registering 260,871 shares of our common stock issuable in connection with the payment of interest on the debentures, if such interest is not otherwise paid in cash, as well as 121,739 shares of our common stock issuable upon exercise of warrants issued to our placement agents.

Issuance to 10% Series B Convertible Preferred Stock Holders

      On June 30, 2004, we issued 2,000 shares of our 10% series B convertible preferred stock and warrants to purchase 2,000,000 shares of our common stock to eight institutional and other accredited investors. The sale of the 10% series B convertible preferred stock and warrants resulted in $2,000,000 in gross proceeds to us, prior to the exercise of the warrants. The 10% series B convertible preferred stock provides for a dividend at the rate of 10% per annum, payable quarterly, in cash or by adding the dollar amount of such dividends to the stated value for conversion purposes, on a cumulative basis. The shares of 10% series B convertible preferred stock were initially convertible into an aggregate of 2,000,000 shares of our common stock. We previously filed a registration statement in respect of the common stock issuable upon conversion of the 10% series B convertible preferred stock and the shares of common stock issuable upon exercise of the warrants.

      On November 15, 2005, we issued an aggregate of 360,248 shares of our common stock in connection with the conversion of 314 shares of our 10% series B convertible preferred stock. These shares are additional conversion shares that were issuable as a consequence of an addition to the stated value of our 10% series B convertible preferred stock resulting from a dividend declaration and a corresponding adjustment in the beneficial conversion price. These shares are included in the shares of common stock being offered by this prospectus. We are also registering 466,696 shares of our common stock issuable in connection with the payment of dividends on outstanding shares of our 10% series B convertible preferred stock, if such dividends are not paid in cash.

Issuance to Series A Convertible Preferred Stock Holders

      From January to March 2002, we issued 25,000 shares of our series A convertible preferred stock and warrants to purchase 12,500 shares of our common stock to accredited investors. The sale of the series A convertible preferred stock and warrants resulted in $2,000,000 in gross proceeds to us, prior to the exercise of the warrants. The series A convertible preferred stock provides for an annual dividend of $.20 per share, payable quarterly, in cash or shares of our common stock valued at $2.00 per share, when, as and if declared by our board of directors. Each share of series A convertible preferred stock was initially convertible at the option of the holder into one share of common stock. The conversion ratio is subject to certain adjustments, and has since been adjusted. All of the warrants issued in connection with this offering have since expired unexercised.

      Our board of directors declared cumulative dividends, totaling $153,042, on outstanding shares of our series A convertible preferred stock on July 8, 2005. The dividends were paid by the issuance of 99,378 additional shares of our common stock to holders of shares of our series A convertible preferred stock. These shares are included in the shares of common stock being offered through this prospectus. We are also registering 281,250 shares of our common stock issuable in connection with the payment of dividends payable on outstanding shares of our series A convertible preferred stock, if such dividends are not paid in cash.

Other Issuances

      Of the remaining shares of common stock being offered by this prospectus, 205,192 shares are shares of our common stock that were issued to our employees or consultants on account of services rendered, and 920,000 shares are shares of our common stock issuable to consultants upon exercise of outstanding warrants at exercise prices ranging from $1.00 per share to $2.25 per share.

Selling Stockholder Table

      The following table sets forth the shares beneficially owned, as of the date of this prospectus, by the selling stockholders prior to the offering contemplated by this prospectus, the number of shares each selling stockholder is offering by this prospectus and the number of shares which each selling stockholder would own beneficially if all such offered shares are sold. None of the selling stockholders is known to us to be a registered broker-dealer or an affiliate of a registered broker-dealer, or a member of the National Association of Securities Dealers, Inc., except for Dunwoody Asset Management, LLC, Resource Horizons Group, LLC and H.C. Wainwright & Co., Inc., all of which acquired warrants to purchase shares of our common stock as compensation for investment banking services. Each of the selling stockholders has acquired his, her or its shares solely for investment and not with a view to or for resale or distribution of such securities. We are not aware of any agreements or understandings among the selling stockholders to distribute the securities.

      Beneficial ownership is determined under the rules of the SEC. The number of shares beneficially owned by a person includes shares of common stock underlying warrants, stock options and other derivative securities to acquire our common stock held by that person that are currently exercisable or convertible within 60 days after February 24, 2006. The shares issuable under these securities are treated as outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for the purposes of computing the percentage ownership of any other person.

      No selling stockholder is an affiliate of ours or is controlled by our affiliates, or is now a director or officer, except Edward Snow, who is a member of our board of directors. Yaser Hassan, Thomas Isdanavich, Eldon Moberg, Richard Stern and Kathleen Zomack are employees of our company. No selling stockholders has or had a material relationship with us or any of our affiliates for the past three years, not described elsewhere in this section of the prospectus.

                                                                                               Beneficial Ownership
                                                                                             After this Offering (2)
                                                                                           ----------------------------
                                                 Beneficial
                                                 Ownership            Shares
                                                  Prior to          Registered                Number        Percent
Name                                         this Offering (1)   in this Offering           of Shares         (3)
-------------------------------------------  ------------------  -----------------         ------------    ------------

ABS SOS-Plus Partners Ltd.                              163,044            236,414(4)                --         *
Altitude Group, LLC                                       1,563              1,563(5)                --         *
Beradino Investment Group                                 1,563              1,563(6)                --         *
Carol Beradino, Robert Baumeister and                     1,563              1,563                   --         *
Linda Ravella, Ten. in Com
Carol Beradino IRA Account                                1,563              1,563(7)                --         *
Bluegrass Growth Fund, L.P.                             652,174            945,653(8)                --         *
Corsair Capital Investors Ltd.                           76,190             38,870(9)            37,320         *
Corsair Capital Partners, LP                            580,358            260,961(10)          319,397      3.6%
Corsair Capital Partners 100 LP                          26,899             12,339(11)           14,560         *
Corsair Long Short International, Ltd.                   40,114             12,374(12)           27,740         *
Corsair Select LP                                       366,521            105,732(13)          260,789      3.0%

                                                                                               Beneficial Ownership
                                                                                             After this Offering (2)
                                                                                           ----------------------------
                                                 Beneficial
                                                 Ownership            Shares
                                                  Prior to          Registered                Number        Percent
Name                                         this Offering (1)   in this Offering           of Shares         (3)
-------------------------------------------  ------------------  -----------------         ------------    ------------
Dunwoody Asset Management, LLC                           80,000             80,000(14)               --         *
Endeavor Asset Management L.P.                          307,541            147,502(15)          160,039      1.8%
Mitchell Finesod                                            625                625                   --         *
Fred Franks                                              28,125                625               27,500         *
Charles Gargano                                          65,000             48,793(16)           16,207         *
John A. Gentile                                          32,500             24,397(17)            8,103         *
Mark Goodman, M.D                                           938                938                   --         *
Yaser Hassan                                             10,000             10,000                   --         *
H.C. Wainwright & Co., Inc.                              21,739             21,739(18)               --         *
InteSec Group LLC                                        82,192             82,192(19)               --         *
Iroquois Master Fund Ltd.                               326,087            472,827(20)               --         *
Thomas Isdanavich                                        30,000             20,000               10,000         *
JCM Capital Corp.                                         1,563              1,563(21)               --         *
Arthur H. and Barbara Lerner                              5,000             24,397(22)               --         *
Lipman Capital Group, Inc.                              120,000            120,000(23)               --         *
Richard Lippe                                            60,000             43,793(24)           16,207         *
Marlin Financial Group, Inc.                            820,000            820,000(25)               --         *
Eldon Moberg                                             65,000             20,000               45,000         *
John Pappajohn                                           20,968             20,968                   --         *
Mary Pappajohn                                            5,242              5,242                   --         *
Joseph D. Posillico, Jr                                  65,000             48,793(26)           16,207         *
Protect-A-Life Inc.                                      18,000             18,000(27)               --         *
Benjamin Rabinovici                                       1,875              1,875                   --         *
Regency Resources, Inc.                                  32,500             24,397(28)            8,103         *
Regenmacher Holdings, Ltd.                              163,044            236,414(29)               --         *
Resource Horizons Group, LLC                             20,000             20,000(30)               --         *
Edward Rotter                                             5,000              5,000                   --         *
Barry Seidman                                            16,875              9,375                7,500         *
George Shenewolf                                          3,750              2,500                1,250         *
Edward Snow                                              42,500              5,000               37,500         *
Richard Stern                                            30,000             25,000                5,000         *
Pasquale Tullo                                            3,125              3,125                   --         *
View Far Management Limited                             178,750            134,180(31)           44,750         *
Kathleen Zomack                                          10,000              5,000                5,000         *
                                                                         ---------
Selling Stockholders as a Group                                          4,122,855
                                                                         ---------

---------------

*     Represents less than 1% of outstanding shares.

(1) Beneficial ownership as of February 27, 2006 for the selling stockholders based upon information provided by the selling stockholders or known to us.

(2) Assumes the sale of all shares of common stock registered pursuant to this prospectus, although the selling stockholders are under no obligation known to us to sell any shares of common stock at this time.

(3) Based on 8,772,559 shares of common stock outstanding on February 27, 2006. The shares issuable under stock options and warrants and other derivative securities to acquire our common stock that are currently exercisable or convertible within 60 days after February 27, 2006, are treated as if outstanding for computing the percentage ownership of the person holding these securities, but are not treated as outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated, also includes shares owned by a spouse, minor children, by relatives sharing the same home, and entities owned or controlled by the named person.

(4) Consists of 108,696 shares of common stock issuable upon the conversion of senior secured convertible debentures, 54,348 shares of common stock issuable upon the exercise of warrants, 40,761 shares of common stock issuable to cover potential adjustments to the conversion and exercise price of the debentures and warrants, respectively, and 32,609 shares of common stock issuable in connection with the payment of interest payable on the debentures, if such interest is not paid in cash. Jonathan Knight is the President of ABS SOS-Plus Partners Ltd., which is the registered holder of the shares of common stock. Mr. Knight, as the President of ABS SOS-Plus Partners Ltd., has voting and disposition power of the shares owned by ABS SOS-Plus Partners Ltd. offered under this prospectus.

(5) Michael Kreizman is the Managing Member of Altitude Group, LLC, which is the registered holder of the shares of common stock. Michael Kreizman, as the Managing Member of Altitude Group, LLC, has voting and disposition power of the shares owned by Altitude Group, LLC offered under this prospectus.

(6) Joseph Beradino is the control person of Beradino Investment Group, which is the registered holder of the shares of common stock. Joseph Beradino, as the control person of Beradino Investment Group, has voting and disposition power of the shares owned by Beradino Investment Group offered under this prospectus.

(7) Carol Beradino has voting and disposition power over the shares offered in this prospectus.

(8) Consists of 434,783 shares of common stock issuable upon the conversion of senior secured convertible debentures, 217,391 shares of common stock issuable upon the exercise of warrants, 163,044 shares of common stock issuable to cover potential adjustments to the conversion and exercise price of the debentures and warrants, respectively, and 130,435 shares of common stock issuable in connection with the payment of interest payable on the debentures, if such interest is not paid in cash. Brian Shatz is the Managing Member of Bluegrass Growth Fund, LLC, the general partner of Bluegrass Growth Fund, L.P., which is the registered holder of the shares of common stock. Brian Shatz, as the Managing Member of the general partner of Bluegrass Growth Fund, L.P., has voting and disposition power of the shares owned by Bluegrass Growth Fund, L.P. offered under this prospectus.

(9) Consists of 8,190 shares of common stock and 30,680 shares of common stock issuable in connection with the payment of dividends payable on the 10% series B preferred convertible stock, if such dividends are not paid in cash. Thomas Hess is the Controller of Corsair Capital Investors Ltd., which is the registered holder of the shares of common stock. Thomas Hess, as the Controller of Corsair Capital Investors Ltd., has voting and disposition power of the shares owned by Corsair Capital Investors Ltd. offered under this prospectus.

(10) Consists of 60,358 shares of common stock and 200,603 shares of common stock issuable in connection with the payment of dividends payable on the 10% series B preferred convertible stock, if such dividends are not paid in cash. Thomas Hess is the Controller of Corsair Capital Partners, LP, which is the registered holder of the shares of common stock. Thomas Hess, as the Controller of Corsair Capital Partners, LP, has voting and disposition power of the shares owned by Corsair Capital Partners, LP offered under this prospectus.

(11) Consists of 2,899 shares of common stock and 9,440 shares of common stock issuable in connection with the payment of dividends payable on the 10% series B preferred convertible stock, if such dividends are not paid in cash. Thomas Hess is the Controller of Corsair Capital Partners 100 LP, which is the registered holder of the shares of common stock. Thomas Hess, as the Controller of Corsair Capital Partners 100 LP, has voting and disposition power of the shares owned by Corsair Capital Partners 100 LP offered under this prospectus.

(12) Consists of 4,114 shares of common stock and 8,260 shares of common stock issuable in connection with the payment of dividends payable on the 10% series B preferred convertible stock, if such dividends are not paid in cash. Thomas Hess is the Controller of Corsair Long Short International, Ltd., which is the registered holder of the shares of common stock. Thomas Hess, as the Controller of Corsair Long Short International, Ltd., has voting and disposition power of the shares owned by Corsair Long Short International, Ltd. offered under this prospectus.

(13) Consists of 35,521 shares of common stock and 70,211 shares of common stock issuable in connection with the payment of dividends payable on the 10% series B preferred convertible stock, if such dividends are not paid in cash. Thomas Hess is the Controller of Corsair Select LP, which is the registered holder of the shares of common stock. Thomas Hess, as the Controller of Corsair Select LP, has voting and disposition power of the shares owned by Corsair Select LP offered under this prospectus.

(14) Consists of shares of common stock issuable upon the exercise of warrants. David Jenkins and Christopher K. Norman are the Managing Members of Dunwoody Asset Management, LLC, which is the registered holder of the shares of common stock. David Jenkins and Christopher K. Norman, as the Managing Members of Dunwoody Asset Management, LLC, have voting and disposition power of the shares owned by Dunwoody Asset Management, LLC offered under this prospectus.

(15) Consists of 147,502 shares of common stock issuable in connection with the payment of dividends payable on the series A preferred convertible stock, if such dividends are not paid in cash. Patrick Tully, Mark Fain and Chad Comiteau have voting and disposition power of the shares owned by Endeavor Asset Management L.P. offered under this prospectus.

(16) Consists of 10,000 shares of common stock and 38,793 shares of common stock issuable in connection with the payment of dividends payable on the series A preferred convertible stock, if such dividends are not paid in cash.

(17) Consists of 5,000 shares of common stock and 19,397 shares of common stock issuable in connection with the payment of dividends payable on the series A preferred convertible stock, if such dividends are not paid in cash.

(18) Consists of shares of common stock issuable upon the exercise of warrants. John Clarke is the President of H.C. Wainwright & Co., Inc., which is the registered holder of the shares of common stock. Mr. Clarke, as the President of H.C. Wainwright & Co., Inc., has voting and disposition power of the shares owned by H.C. Wainwright & Co., Inc. offered under this prospectus. H.C. Wainwright & Co., Inc. is a member of the National Association of Securities Dealers, Inc.

(19) John Kaufman is the control person of InteSec Group, which is the registered holder of the shares of common stock. Mr. Kaufman, as the control person of InteSec Group, has voting and disposition power of the shares owned by InteSec Group offered under this prospectus.

(20) Consists of 217,391 shares of common stock issuable upon the conversion of senior secured convertible debentures, 108,696 shares of common stock issuable upon the exercise of warrants, 81,522 shares of common stock issuable to cover potential adjustments to the conversion and exercise price of the debentures and warrants, respectively, and 65,218 shares of common stock issuable in connection with the payment of interest payable on the debentures, if such interest is not paid in cash. Joshua Silverman is the Managing Member of Iroquois Master Fund Ltd., which is the registered holder of the shares of common stock. Joshua Silverman, as the Managing Member of Iroquois Master Fund Ltd., has voting and disposition power of the shares owned by Iroquois Master Fund Ltd. offered under this prospectus.

(21) Joseph Beradino is the President of JCM Capital Corp., which is the registered holder of the shares of common stock. Joseph Beradino, as the President of JCM Capital Corp., has voting and disposition power of the shares owned by JCM Capital Corp. offered under this prospectus.

(22) Consists of 5,000 shares of common stock and 19,397 shares of common stock issuable in connection with the payment of dividends payable on the series A preferred convertible stock, if such dividends are not paid in cash.

(23) Consists of shares of common stock issuable upon the exercise of warrants. John Lipman is the President of Lipman Capital Group, Inc., which is the registered holder of the shares of common stock. Mr. Lipman, as the President of Lipman Capital Group, Inc., has voting and disposition power of the shares owned by Lipman Capital Group, Inc. offered under this prospectus.

(24) Consists of 5,000 shares of common stock and 38,793 shares of common stock issuable in connection with the payment of dividends payable on the series A preferred convertible stock, if such dividends are not paid in cash.

(25) Consists of 20,000 shares of common stock and 800,000 shares of common stock issuable upon the exercise of warrants. Mark Levin is the President of Marlin Financial Group, Inc., which is the registered holder of the shares of common stock. Mr. Levin, as the President of Marlin Financial Group, Inc., has voting and disposition power of the shares owned by Marlin Financial Group, Inc. offered under this prospectus.

(26) Consists of 10,000 shares of common stock and 38,793 shares of common stock issuable in connection with the payment of dividends payable on the series A preferred convertible stock, if such dividends are not paid in cash.

(27) J. Paul is the President of Protect-A-Life Inc., which is the registered holder of the shares of common stock. J. Paul, as the President of Protect-A-Life Inc., has voting and disposition power of the shares owned by Protect-A-Life Inc. offered under this prospectus.

(28) Consists of 5,000 shares of common stock and 19,397 shares of common stock issuable in connection with the payment of dividends payable on the series A preferred convertible stock, if such dividends are not paid in cash. Jeffrey Furman is the President of Regency Resources, Inc., which is the registered holder of the shares of common stock. Jeffrey Furman, as the President of Regency Resources, Inc., has voting and disposition power of the shares owned by Regency Resources, Inc. offered under this prospectus.

(29) Consists of 108,696 shares of common stock issuable upon the conversion of senior secured convertible debentures, 54,348 shares of common stock issuable upon the exercise of warrants, 40,761 shares of common stock issuable to cover potential adjustments to the conversion and exercise price of the debentures and warrants, respectively, and 32,609 shares of common stock issuable in connection with the payment of interest payable on the debentures, if such interest is not paid in cash. Jonathan Knight is the President of Siam Capital Management, the investment manager of Regenmacher Holdings, Ltd., which is the registered holder of the shares of common stock. Mr. Knight, as the President of the investment manager of Regenmacher Holdings, Ltd., has voting and disposition power of the shares owned by Regenmacher Holdings, Ltd. offered under this prospectus.

(30) Consists of shares of common stock issuable upon the exercise of warrants. David K. Miller is the Managing Member of Resource Horizons Group, LLC, which is the registered holder of the shares of common stock. David K. Miller, as the Managing Member of Resource Horizons Group, LLC, has voting and disposition power of the shares owned by Resource Horizons Group, LLC offered under this prospectus.

(31) Consists of 27,500 shares of common stock and 106,680 shares of common stock issuable in connection with the payment of dividends payable on the series A preferred convertible stock, if such dividends are not paid in cash. K.L. Wong is the control person of View Far Management Limited, which is the registered holder of the shares of common stock. K.L. Wong, as the control person of View Far Management Limited, has voting and disposition power of the shares owned by View Far Management Limited offered under this prospectus.

                              PLAN OF DISTRIBUTION

      We are registering an aggregate of 4,122,855 shares of our common stock covered by this prospectus on behalf of the selling stockholders. Each selling stockholder of our common stock, and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling shares:

      o ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers,

      o block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction,

      o purchases by a broker-dealer as principal and resale by the broker-dealer for its account,

      o an exchange distribution in accordance with the rules of the applicable exchange,

      o     privately negotiated transactions,

      o settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part,

      o broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share,

      o     a combination of any such methods of sale,

      o through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise, or

      o     any other method permitted pursuant to applicable law.

      The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, if available, rather than under this prospectus.

      Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with NASDR Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with NASDR IM-2440.

      In connection with the sale of our common stock or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common stock in the course of hedging the positions they assume. The selling stockholders may also sell shares of our common stock short and deliver these securities to close out their short positions, or loan or pledge our common stock to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

      The selling stockholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed us that he, she or it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute our common stock. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent.

      We are required to pay certain fees and expenses incurred by us incident to the registration of the shares of our common stock. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

      Because selling stockholders may be deemed to be "underwriters" within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. Each selling stockholder has advised us that they have not entered into any written or oral agreements, understandings or arrangements with any underwriter or broker-dealer regarding the sale of the resale shares. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling stockholders.

      We agreed to keep this prospectus effective until the earlier of (i) the date on which the shares may be resold by the selling stockholders without registration and without regard to any volume limitations by reason of Rule 144(e) under the Securities Act or any other rule of similar effect or (ii) all of the shares have been sold pursuant to the prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale shares will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      Under applicable rules and regulations under the Securities Exchange Act of 1934, any person engaged in the distribution of the resale shares may not simultaneously engage in market making activities with respect to our common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale.

                            DESCRIPTION OF SECURITIES

General

      Our authorized capital consists of 15,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share, of which 1,100,000 shares are designated as series A convertible preferred stock and 2,000 shares are designated as 10% series B convertible preferred stock. The balance of the authorized but unissued preferred stock has not been designated at the date hereof. At February 27, 2006, we had the following securities outstanding:

Common Stock:                 8,772,559 shares.

Series A Preferred Stock:     325,000 shares convertible into 369,318 shares of
                              common stock.

Series B Preferred Stock:     741 shares convertible into 934,918 shares of
                              common stock.

Warrants:                     1,446,875 exercisable for a like number of shares
                              of common stock.

Stock Options:                1,524,500 exercisable for a like number of shares
                              of common stock.

Other Securities:             $1,000,000 of senior secured convertible
                              debentures initially convertible into 869,566 shares of common stock.

Common Stock

      Each outstanding share of common stock has one vote on all matters requiring a vote of the stockholders. There is no right to cumulative voting; thus, the holders of fifty percent or more of the shares outstanding (including the shares of Series A Preferred Stock voting with the common stock on an as converted basis) can, if they choose to do so, elect all of the directors. In the event of a voluntary or involuntary liquidation, all stockholders are entitled to a pro rata distribution after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the common stock. The holders of the common stock have no preemptive rights with respect to offerings of our securities. Holders of common stock are entitled to dividends if, as and when declared by our board of directors out of the funds legally available therefore, subject to the rights of holders of the preferred stock and the senior secured convertible debentures. It is our present intention to retain earnings, if any, for use in our business. Cash dividends are, therefore, unlikely in the foreseeable future.

Series A Convertible Preferred Stock

      Dividends. We pay a cumulative dividend on the Series A Preferred Stock, prior and in preference to any declaration or payment of any cash dividend on the common stock, at the rate of $.20 per share per annum payable quarterly (payable in cash or shares of common stock valued at a price of $2.00 per share), when, as and if declared by our board of directors.

      Unless we pay the full amount of dividends on the Series A Preferred Stock for the then current dividend period, we shall not (A) pay any cash dividend on any common stock, or (B) purchase, redeem, or acquire any shares of common stock, nor shall we pay into or set aside or make available any funds for a sinking fund for the purchase, redemption, or acquisition of the common stock.

      Conversion. Holders of Series A Preferred Stock are entitled to convert each share into shares of common stock at any time at the option of the holder. Each share of Series A Preferred Stock is convertible into one share of common stock, subject to certain adjustments as the result of the payment of dividends (and other distributions) in common stock on the outstanding shares of common stock and subdivisions, combinations and reclassifications of common stock.

      Voting Rights. Except as provided by law, the holders of the Series A Preferred Stock will vote on an as-if converted basis with the holders of common stock (and any other class or series which may be similarly entitled to vote with the common stock) as one class on all corporate matters requiring stockholder approval. The holders of the Series A Preferred Stock will be entitled to vote as a separate class with respect to matters directly affecting the Series A Preferred Stock.

      Liquidation Payment. In the event of any liquidation, dissolution or winding up of our company, or in the event of a consolidation or merger of our company with or into any other corporation, or a sale, conveyance or disposition of all or substantially all of our assets or the effectuation by us of a transaction or series of related transactions in which more than 50% of the voting power of our company is disposed of, the holders of Series A Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of our assets to the holders of common stock, (x) an amount per share equal to $2.00 and (y) an amount equal to declared but unpaid dividends on each such share. In addition, (1) in the case of a dissolution or winding up of our company, our remaining assets available for distribution to stockholders shall be distributed among the holders of the Series A Preferred Stock and the common stock pro rata based on the number of shares of common stock held by each (assuming conversion of all shares of Series A Preferred Stock), or (2) in the case of a merger or sale of our company, the remaining consideration to be paid by the acquiring corporation in such transaction shall be distributed among the holders of the Series A Preferred Stock and the common stock pro rata based on the number of shares of common stock held by each (assuming conversion of all shares of Series A Preferred Stock).

      Redemption Rights. We have the right to redeem the Series A Preferred Stock at any time provided that the average closing bid price per share of our common stock for the 20 trading days prior to the redemption notice is $4.00.

      Protective Provisions. During such time as shares of Series A Preferred Stock are outstanding, we will not, without first obtaining the approval of the holders of at least a majority of the then outstanding shares of Series A Preferred Stock, voting separately, undertake certain acts that would directly affect the Series A Preferred Stock, such as, (a) selling or otherwise disposing of or encumbering all or substantially all of our property or business, except in connection with liens granted to any lender providing us with a revolving line of credit; (b) altering or changing the rights, preferences or privileges of the shares of Series A Preferred Stock so as to adversely effect the shares;
(c) increasing the authorized number of shares of Series A Preferred Stock; or
(d) undertaking any proposed capital reorganization or reclassification with respect to equity securities (or securities convertible into other securities) into equity securities ranking senior to the Preferred Stock with respect to dividends, distributions or rights upon liquidation.

10% Series B Convertible Preferred Stock.

      Dividends. We pay a cumulative dividend on the Series B Preferred Stock, prior and in preference to any declaration or payment of any cash dividend on the Series A Preferred Stock and the common stock, at the rate of 10% per share per annum payable quarterly (payable in cash or shares of common stock, at our option), when, as and if declared by our board of directors. To the extent we elect to pay the dividend on this class of shares in common stock, the dollar amount of the dividend is added to the stated value of each share of 10% series convertible B preferred stock and such shares are issued upon conversion of the 10% series convertible B preferred stock into shares of common stock.

      Unless we pay the full amount of dividends on the 10% series convertible B preferred stock for the then current dividend period, we shall not (A) pay any cash dividend on any common stock or Series A Preferred Stock, or (B) purchase, redeem, or acquire any shares of common stock or Series A Preferred Stock nor shall we pay into or set aside or make available any funds for a sinking fund for the purchase, redemption, or acquisition of the common stock.

      Voting Rights. Except as provided by law, the holders of the 10% series convertible B preferred stock are not entitled to vote their shares. The holders of the 10% series convertible B preferred stock will be entitled to vote as a separate class with respect to matters directly affecting the 10% series convertible B preferred stock.

      Liquidation. Upon any liquidation of our company, holders of 10% series convertible B preferred stock shall be entitled to receive out of our assets, for each share of 10% series convertible B preferred stock an amount equal to the stated value per share (calculated by adding the purchase price per share of $1,000 plus the amount of any dividends added thereto) before any distribution or payment shall be made to the holders of any securities ranking below the 10% series convertible B preferred stock, and if our assets shall be insufficient to pay in full such amounts to all holders of 10% series convertible B preferred stock, then the entire assets to be distributed to the holders of such shares shall be distributed among these holders ratably in accordance with the respective stated values represented by the 10% series convertible B preferred stock then held by them.

      Conversion at Option of a Holder. Each share of 10% series convertible B preferred stock initially is convertible into 1,000 shares of common stock, at the option of the applicable holder, at any time.

      Conversion at Our Option. We may require the conversion of all (but not less than all) of the then outstanding shares of 10% series convertible B preferred stock, if at any time: (i) the volume weighted average trading price per share of common stock for each of 20 consecutive trading days prior to a conversion notice is greater than $2.50 (subject to adjustment), (ii) the daily trading volume of the common stock is at least 100,000 shares for each of the 20 trading days prior to a conversion notice (subject to equitable adjustment in the event of stock splits and reverse splits), and (iii) all shares of common stock underlying the 10% series convertible B preferred stock are the subject of an effective registration statement. We are restricted from converting any shares of 10% series convertible B preferred stock that would cause a holder to own, upon any conversion, (i) when added to shares of common stock already owned by such holder a number of shares of common stock that does not exceed 4.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such conversion) or (ii) when added to shares of common stock already owned by such holder and its affiliates and any other persons whose beneficial ownership of common stock would be aggregated with the holder's as provided under the Securities Exchange Act of 1934, would exceed 9.999% of the total number of issued and outstanding shares of common stock (including for such purpose the shares of common stock issuable upon such conversion).

      The number of shares issuable upon conversion of 10% series convertible B preferred stock is subject to adjustment in certain cases including, if at any time prior to July 1, 2007, at any time while shares of 10% series convertible B preferred stock are outstanding, we issue any common stock or any common stock equivalents entitling any person to acquire shares of common stock at a price per share less than the $1 per share (or as otherwise adjusted) then the conversion price shall be automatically adjusted to the lowest conversion, exchange or purchase price for such common stock or common stock equivalents at issue.

      Protective Provisions. While any shares of 10% series convertible B preferred stock are outstanding, we have agreed, without first obtaining the affirmative vote of the holders of at least a majority of the shares of 10% series convertible B preferred stock then outstanding:

      o alter or change the powers, preferences or rights given to the 10% series convertible B preferred stock,

      o increase or decrease the number of shares of 10% series convertible B preferred stock or increase or decrease the number of authorized shares of common stock,

      o authorize or create (by reclassification or otherwise) any class of equity security ranking as to dividends or distribution of assets upon a liquidation senior to or on a par with the 10% series convertible B preferred stock,

      o redeem, purchase or otherwise acquire directly or indirectly any of our other securities,

      o directly or indirectly pay or declare any dividend or make any distribution (other than dividends due and paid in the ordinary course on outstanding preferred stock at such times when we are in compliance with our payment obligations to the 10% series convertible B preferred stock) upon, nor shall any distribution be made in respect of, any junior securities, nor shall any monies be set aside for or applied to the purchase or redemption (through a sinking fund or otherwise) of any junior securities or securities on a par with the 10% series convertible B preferred stock,

      o enter into any agreement with respect to a change of control transaction unless on the date of such agreement certain conditions, including the effectiveness of a registration statement covering the common stock underlying the 10% series convertible B preferred stock and the associated warrants, are satisfied,

      o amend or waive any provision in our certificate of incorporation in a manner adverse to the 10% series convertible B preferred stock, or

      o     enter into any agreement with respect to the foregoing clauses.

Options and Warrants

      As of February 24, 2006, options and warrants for 2,971,375 shares of our common stock were outstanding. Holders of options and warrants do not have any of the rights or privileges of our stockholders, including voting rights, prior to exercise of the options and warrants. We have reserved sufficient shares of authorized common stock to cover the issuance of common stock subject to the options and warrants.

      In connection with the sale of our senior secured convertible debentures in aggregate principal amount of $1,000,000 in January 2006, we issued common stock purchase warrants to the purchasers. The warrants are exercisable until January 11, 2009 to purchase initially up to 434,783 shares of our common stock at an exercise price of $2.00 per share. The warrants contain provisions to adjust the exercise price and the share amount in the event that we issue common stock in an equity financing at a price less than the then applicable exercise price, in which case (i) the exercise price shall be reduced to the price at which such common stock was issued and (ii) the share amount shall be increased such that the aggregate exercise price payable, after taking into account the decrease in the exercise price, shall be equal to the aggregate exercise price prior to such adjustment. The warrants also may be exercised on a cashless basis. See also "Selling Stockholders - Description of the January 2006 Private Placement."

Transfer Agent and Registrar

      The transfer agent and registrar for our common stock is Continental Stock Transfer & Trust Company, 17 Battery Place, New York, New York 10004.

Commission Position on Indemnification for Securities Act Liabilities

      As permitted by Section 14A:3-5 of the New Jersey Business Corporation Act, our certificate of incorporation provides for the indemnification by us of each of our directors and officers to the fullest extent permitted by New Jersey Law.

      Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                         SHARES ELIGIBLE FOR FUTURE SALE

      As of February 27, 2006, we had outstanding an aggregate of 8,772,559 shares of our common stock, assuming no exercises of our outstanding stock warrants or stock options or conversion of our outstanding convertible preferred stock or senior secured convertible debentures. All shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act.

      As of February 27, 2006, the remaining outstanding shares of our common stock not included in this prospectus consist of 6,723,641 shares that are in the public float and 1,607,056 shares that are restricted.

Public Float

      Our 6,723,641 of public float shares are freely tradable without restriction or further registration under the Securities Act, unless they are purchased by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act.

Rule 144

      In general, under Rule 144, as currently in effect, a person who has beneficially owned shares of our common stock for at least one year, including the holding period of prior owners other than affiliates, is entitled to sell within any three-month period a number of shares that does not exceed the greater of:

      o 1% of the number of shares of our common stock then outstanding, which equaled 87,725 shares as of February 27, 2006, or

      o the average weekly trading volume of our common stock on the OTC Bulletin Board during the four calendar weeks preceding the filing of a notice on Form 144 with respect to that sale.

      Sales under Rule 144 are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us. In order to effect a Rule 144 sale of our common stock, our transfer agent will require an opinion from legal counsel. We may charge a fee to persons requesting sales under Rule 144 to obtain the necessary legal opinions.

                                  LEGAL MATTERS

      The validity of the shares of common stock offered by this prospectus will be passed upon by our counsel, Greenberg Traurig, LLP, New York, New York.

                                     EXPERTS

      The financial statements for the years ended June 30, 2005 and 2004 included in this prospectus have been audited by Demetrius & Company, L.L.C. independent registered public accounting firm, as set forth in their report contained herein. These financial statements have been included in reliance upon the report of Demetrius & Company, L.L.C., given upon the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

      We have filed a registration statement on Form SB-2 with the SEC for the securities we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to that registration statement. A copy of the registration statement may be inspected by anyone without charge at the SEC's principal office in Washington, D.C., and copies of all or any part of the registration statement may be obtained from the SEC's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549, upon payment of certain fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings with the SEC are also available to the public through the SEC's Internet site at http://www.sec.gov.

      You may also request a copy of our filings at no cost, by writing or telephoning us at:

                        Electronic Control Security Inc.
                              790 Bloomfield Avenue
                               Building C, Suite 1
                            Clifton, New Jersey 07012
       Attention: Arthur Barchenko, President and Chief Executive Officer
                            Telephone: (973) 574-8555

      We are subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended and, in accordance therewith, we file annual, quarterly and current reports, proxy statements and other information with the SEC. We intend to furnish to our stockholders annual reports containing audited financial statements and may furnish interim reports as we deem appropriate. You will be able to inspect and copy these reports, proxy statements and other information at the address set forth above.

      You should rely only on the information provided in this prospectus, any prospectus supplement or as part of the registration statement filed on Form SB-2 of which this prospectus is a part, as such registration statement is amended and in effect with the SEC. We have not authorized anyone else to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference is accurate as of any date other than the date of those documents.

                        ELECTRONIC CONTROL SECURITY INC.
                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page

Report of Independent Registered Public Accounting Firm ....................F-2

Consolidated Balance Sheets as of June 30, 2005 and 2004....................F-3

Consolidated Statements of Operations for the years ended June 30, 2005 and 2004....................................................................F-4

Consolidated Statements of Changes in Shareholders' Equity..................F-5

Consolidated Statements of Cash Flows for the years ended Jun 30, 2005 and 2004....................................................................F-7

Notes to the Audited Consolidated Financial Statements......................F-8

Consolidated Balance Sheets as of December 31, 2005 (unaudited) and June
30, 2005....................................................................F-20

Consolidated Statements of Operations for the six months ended December
31, 2005 (unaudited) and December 31, 2004 (unaudited) and the three months ended December 31, 2005 (unaudited) and December 31, 2004
(unaudited).................................................................F-21

Consolidated Statements of Cash Flows for the six months ended December
31, 2005 (unaudited) and December 31, 2004 (unaudited)......................F-22

Notes to the Unaudited Consolidated Financial Statements....................F-23

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Electronic Control Security Inc. and Subsidiaries

We have audited the accompanying consolidated balance sheets of Electronic Control Security, Inc. and Subsidiaries as of June 30, 2005 and 2004, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Electronic Control Security, Inc. and its subsidiaries as of June 30, 2005 and 2004, and the consolidated results of their operations and cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


DEMETRIUS & COMPANY, L.L.C.

Wayne, New Jersey
September 12, 2005

                        Electronic Control Security Inc.
                           Consolidated Balance Sheets

                                                                                           June 30,
                                                                                    2005            2004
                                                                                ------------     -----------
ASSETS
Current assets
      Cash and cash equivalents                                                 $    221,293     $ 1,552,575
      Certificate of deposit                                                              --         101,723
      Accounts receivable, net of allowance of $100,000                            2,088,546         729,070
      Inventories                                                                  1,965,501       1,635,305
      Other current assets                                                           363,868         318,795
                                                                                ------------     -----------

          Total current assets                                                     4,639,208       4,337,468

Property, equipment and software development costs - net                             502,644         549,727
Intangible assets - net                                                            1,438,999          40,733
Certificate of deposit, pledged                                                      253,084              --
Goodwill                                                                              50,000          50,000
Deferred income taxes                                                                456,300         441,800
Other assets                                                                          59,827          84,709
                                                                                ------------     -----------

                                                                                $  7,400,062     $ 5,504,437
                                                                                ============     ===========
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
      Accounts payable and accrued expenses                                     $  1,185,423     $   465,078
      Bank line of credit                                                                 --         500,000
      Short-term loan                                                                     --         250,000
      Current maturities of long-term debt                                           232,992          99,996
      Obligations under capital leases                                                    --           4,396
      Payroll taxes payable                                                           16,234           3,012
      Income taxes payable                                                                --           2,500
                                                                                ------------     -----------

          Total current liabilities                                                1,434,649       1,324,982

Noncurrent liabilities
      Long-term debt                                                                 437,565         141,671
      Due to officers and shareholders                                               431,617         387,050
      Deferred income taxes                                                           62,500          48,000
                                                                                ------------     -----------

          Total liabilities                                                        2,366,331       1,901,703

COMMITMENTS AND CONTINGENCIES - see notes

Shareholders' equity
     Series A Convertible Preferred stock, cumulative, $.01 par value; $2.00 liquidation preference; 5,000,000 shares authorized,
          325,000 and 587,500 shares issued and outstanding, respectively              3,250           5,875
     Series B 10% Convertible Preferred stock, cumulative, $.001 par value;
         $1,000 per share liquidation preference; 2,000 shares authorized,
          1,900 and 2,000 shares issued and outstanding, respectively                      2               2
      Common Stock, $.001 par value; 30,000,000 shares authorized;
          7,384,935 and 5,555,707 shares issued; 7,284,935 and 5,455,707
         shares outstanding, respectively                                              7,385           5,556
      Additional paid-in capital                                                  10,344,782       8,577,764
      Accumulated deficit                                                         (5,311,807)     (4,990,305)
      Accumulated other comprehensive income                                             119          13,842
      Treasury stock, at cost, 100,000 shares                                        (10,000)        (10,000)
                                                                                ------------     -----------

          Total shareholders' equity                                               5,033,731       3,602,734
                                                                                ------------     -----------

                                                                                $  7,400,062     $ 5,504,437
                                                                                ============     ===========

                 See Notes to Consolidated Financial Statements.

                        Electronic Control Security Inc.
                      Consolidated Statements of Operations

                                                                         Year
                                                                         Ended
                                                                       June 30,
                                                                 2005            2004
                                                             -----------     -----------
Revenues                                                     $ 5,967,469     $ 2,061,412
Cost of revenues                                               3,531,312         928,567
                                                             -----------     -----------

          Gross profit                                         2,436,157       1,132,845
                                                             -----------     -----------

 Research and development                                        285,916         322,912
 Selling, general  and administrative expenses                 2,101,435       1,782,534
 Stock based compensation                                        120,000         117,200
                                                             -----------     -----------

          Loss from operations                                   (71,194)     (1,089,801)

Other (income) expense
     Interest expense                                            118,029         105,916
     Interest income                                             (15,498)         (3,128)
     Minority interest in subsidiary loss                        (48,899)        (42,633)
     Gain on sale of marketable securities                        (2,630)             --
                                                             -----------     -----------

Total other (income) expense                                      51,002          60,155
                                                             -----------     -----------

Loss before tax benefit                                         (122,196)     (1,149,956)

Income tax benefit                                                    --         (31,300)
                                                             -----------     -----------

Net loss before dividends                                       (122,196)     (1,118,656)

Dividends related to convertible preferred stock                 199,306       1,167,147
                                                             -----------     -----------

Net loss attributable to common shareholders                 $  (321,502)    $(2,285,803)
                                                             ===========     ===========

Net loss per share:
     Basic                                                   $     (0.05)    $     (0.49)
                                                             ===========     ===========
     Diluted                                                 $     (0.05)    $     (0.49)
                                                             ===========     ===========

Weighted average number of common shares and equivalents:
     Basic                                                     6,450,739       4,705,027
                                                             ===========     ===========
     Diluted                                                   6,450,739       4,705,027
                                                             ===========     ===========

                 See Notes to Consolidated Financial Statements.

                        Electronic Control Security Inc.
            Consolidated Statements of Changes in Shareholders Equity


                                                         Series A Convertible         Series B 10% Convertible
                                                           Preferred Stock                 Preferred Stock
                                                        Shares          Amount          Shares          Amount
                                                     -----------     -----------     -----------     -----------
Balances at July 1, 2003                                 637,500           6,375              --              --

Conversion of preferred stock                            (50,000)           (500)

Common stock dividend on preferred stock

Issuance of Common Stock for services

Issuance of Common Stock Options for services

Private placement of convertible preferred stock
    and common stock warrants, net of
    offering costs of $56,307                                                              2,000               2

Beneficial conversion feature of prefered stock

Conversion of stockholder loan

Exercise of stock option

Foreign currency translation adjustments

Net loss
                                                     -----------     -----------     -----------     -----------

Balances at June 30, 2004                                587,500           5,875           2,000               2

Conversion of preferred stock                           (262,500)         (2,625)           (100)             (0)

Common stock dividend on preferred stock

Issuance of Common Stock for services

Issuance of Common Stock for Clarion Aquisition

Exercise of stock options

Exercise of  warrants

Foreign currency translation adjustments

Net loss
                                                     -----------     -----------     -----------     -----------

Balances at June 30, 2005                                325,000     $     3,250           1,900     $         2
                                                     ===========     ===========     ===========     ===========

                                                                                                     Accumulated
                                                                                     Additional         Other
                                                            Common Stock               Paid-in       Accumulated     Comprehensive
                                                        Shares          Amount         Capital         Deficit           Income
                                                     -----------     -----------     -----------     -----------     -------------
Balances at July 1, 2003                               4,494,753           4,495       5,098,787      (2,704,502)             653

Conversion of preferred stock                             50,000              50             450

Common stock dividend on preferred stock                  61,500              62         122,939        (123,000)

Issuance of Common Stock for services                     85,000              85          96,815

Issuance of Common Stock Options for services                                             20,300

Private placement of convertible preferred stock
    and common stock warrants, net of
    offering costs of $56,307                                                          1,943,691

Beneficial conversion feature of prefered stock                                        1,044,147      (1,044,147)

Conversion of stockholder loan                           735,294             735         249,265

Exercise of stock option                                 129,160             129           1,371

Foreign currency translation adjustments                                                                                   13,189

Net loss                                                                                              (1,118,656)
                                                     -----------     -----------     -----------     -----------      -----------

Balances at June 30, 2004                              5,555,707           5,556       8,577,764      (4,990,305)          13,842

Conversion of preferred stock                            399,994             400           2,225

Common stock dividend on preferred stock                                                 199,306        (199,306)

Issuance of Common Stock for services                     82,192              82         119,918

Issuance of Common Stock for Clarion Aquisition          394,682             395         662,671

Exercise of stock options                                 88,088              88           4,862

Exercise of  warrants                                    864,272             864         778,036

Foreign currency translation adjustments                                                                                  (13,723)

Net loss                                                                                                (122,196)
                                                     -----------     -----------     -----------     -----------      -----------

Balances at June 30, 2005                              7,384,935     $     7,385     $10,344,782     $(5,311,807)     $       119
                                                     ===========     ===========     ===========     ===========      ===========

                                                      Treasury
                                                        Stock            Total
                                                     -----------      -----------
Balances at July 1, 2003                                 (10,000)       2,395,808

Conversion of preferred stock                                                  --

Common stock dividend on preferred stock                                       --

Issuance of Common Stock for services                                      96,900

Issuance of Common Stock Options for services                              20,300

Private placement of convertible preferred stock
    and common stock warrants, net of
    offering costs of $56,307                                           1,943,693

Beneficial conversion feature of prefered stock                                --

Conversion of stockholder loan                                            250,000

Exercise of stock option                                                    1,500

Foreign currency translation adjustments                                   13,189

Net loss                                                               (1,118,656)
                                                     -----------      -----------

Balances at June 30, 2004                                (10,000)       3,602,734

Conversion of preferred stock                                                  --

Common stock dividend on preferred stock                                       --

Issuance of Common Stock for services                                     120,000

Issuance of Common Stock for Clarion Aquisition                           663,066

Exercise of stock options                                                   4,950

Exercise of  warrants                                                     778,900

Foreign currency translation adjustments                                  (13,723)

Net loss                                                                 (122,196)
                                                     -----------      -----------

Balances at June 30, 2005                            $   (10,000)     $ 5,033,731
                                                     ===========      ===========

                 See Notes to Consolidated Financial Statements.

                        Electronic Control Security Inc.
                      Consolidated Statements of Cash Flows

                                                                                Year
                                                                                Ended
                                                                              June 30,
                                                                        2005            2004
                                                                    -----------     -----------
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
Cash flows from operating activities:
     Net loss before deemed dividends                               $  (122,196)    $(1,118,656)
     Adjustments to reconcile loss
      to net cash used by operating activities:
          Depreciation and amortization                                 222,336         163,888
          Increase in allowance for bad debts                                --          50,000
          Stock based compensation                                      120,000         117,200
          Minority interest in subsidiary loss                          (48,899)        (42,633)
          Gain on sales marketable securities                            (2,630)             --
          Deferred income taxes                                              --         (33,800)
          Foreign currency translation adjustments                      (13,723)         13,189
          Increase (decrease) in cash attributable
           to changes in assets and liabilities
               Accounts receivable                                   (1,359,478)        (77,054)
               Inventory                                               (330,196)       (264,186)
               Other current assets                                       3,826          49,037
               Other assets                                              24,882         (57,795)
               Accounts payable and accrued expenses                    571,403        (197,702)
               Income taxes payable                                      (2,500)         (3,500)
               Payroll taxes payable                                     13,222          (9,847)
                                                                    -----------     -----------

        Net cash used by operating activities                          (923,953)     (1,411,859)

Cash flows from investing activities:
     Investment in marketable securities                                  2,630              --
     Investment in Clarion                                             (572,327)             --
     Acquisition of property, equipment and software development        (95,683)       (132,745)
                                                                    -----------     -----------

          Net cash used in investing activities                        (665,380)       (132,745)

Cash flows from financing activities:
     Proceeds from issuance of preferred stock                               --       1,943,693
     Proceeds from exercise of stock options and warrants               783,850           1,500
     Proceeds (payments) on bank loan and line of credit                     --         (60,000)
     Repayment of short-term borrowing                                 (250,000)        250,000
     Certificate of deposit (purchased) redeemed                       (151,361)        298,277
     Payments on long-term debt                                        (164,609)       (100,000)
     Payments on lease obligations                                       (4,396)        (11,416)
     Loan officers and shareholders - net                                44,567         700,044
                                                                    -----------     -----------

          Net cash provided by  financing activities                    258,051       3,022,098
                                                                    -----------     -----------

          Net increae (decrease) in cash and cash equivalents        (1,331,282)      1,477,494

Cash and cash equivalents at beginning of period                      1,552,575          75,081
                                                                    -----------     -----------

          Cash and cash equivalents at end of period                $   221,293     $ 1,552,575
                                                                    ===========     ===========

See Notes 3 for a summary of noncash investing activities

Supplemental disclosures of cash flow information
Cash paid during the period for:
          Interest                                                  $   118,029     $    68,179
                                                                    ===========     ===========
          Taxes                                                     $     4,510     $     1,000
                                                                    ===========     ===========

                 See Notes to Consolidated Financial Statements.

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Nature of Operations

      Electronic Control Security, Inc. (The "Company") is engaged in the design, manufacture and marketing of electronic security and lighting systems for high threat environments. The Company also performs consulting services, which consists principally of designing security system solutions in support of their technologies to system integrators, for medium to large government and commercial facilities worldwide.

      In March 2005, the Company, through its wholly owned subsidiary, Clarion Sensing Systems Acquisition Corp, acquired all of the assets and assumed certain of the liabilities of Clarion Sensing Systems, Inc., an Indiana corporation ("Clarion"). Clarion is a provider of proprietary nuclear, biological, chemical and radiological (NBCR) remote monitoring sensor systems designed for air and water contamination detection sensing applications.

Note 2 - Summary of Significant Accounting Policies

      Principles of Consolidation

      The financial statements include the accounts of the Company, its wholly owned subsidiaries, and its majority owned subsidiary. All significant intercompany accounts and transactions have been eliminated.

      Reclassifications

      Certain prior year balances have been reclassified to conform to the current year presentation.

      Accounts Receivable

      Trade accounts receivable is recorded net of an allowance for expected losses. The allowance is estimated from historical performance and projections of trends.

      Inventories

      Inventories are stated at the lower of cost (first-in, first-out) or market.

      Property and Equipment and Depreciation

      Depreciation is provided for by straight-line and accelerated methods over the estimated useful lives of the assets, which vary from three to ten years. Cost of repairs and maintenance are charged to operations in the period incurred.

      Software Development Costs

      Software development costs are expensed as incurred until technological feasibility is established. Software development costs incurred subsequent to establishing technological feasibility are capitalized and amortized. Amortization is provided based on the greater of the ratios that current gross revenues for a product bear to the total of current and anticipated future gross revenues for that product, or the straight-line method over the estimated useful life of the product. The estimated useful life for the straight-line method is determined to be 5 years. Approximately $57,000 and $93,000 of software development costs have been capitalized for the years ended June 30, 2005 and 2004, respectively.

      Earnings per Share

      In determining basic or diluted earnings per share (EPS), the effects of dividends related to the Company's convertible preferred stock is added to the net loss.

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Basic EPS is computed by dividing net income or net loss by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise or conversion of other securities into common stock, but only if dilutive. The following securities have been excluded from the dilutive per share computation as they are antidilutive.

                                                           2005           2004
                                                           ----           ----
            Stock options                                1,110,000       590,000
            Warrants                                     1,496,875     3,096,875
            Convertible Preferred Stock                  2,269,318     2,667,614

      Foreign Currency Translation

      The functional currency of the Company's foreign subsidiaries is the local currency. Accordingly, the Company translates all assets and liabilities into U.S. dollars at current rates. Revenues, costs, and expenses are translated at average rates during each reporting period. Gains and losses resulting from the translation of the consolidated financial statements are excluded from results of operations and are reflected as a translation adjustment and a separate component of stockholders' deficit.

      Gains  and  losses  resulting  from  foreign  currency   transactions  are
      recognized in the consolidated statement of operations in the period they occur.

      Cash and Cash Equivalents

      The Company considers all short-term deposits with a maturity of three months or less to be cash equivalents.

      Use of Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

      Long-lived assets

      The Company records impairment losses on long-lived assets used in operations when events and circumstances indicate that the assets might be impaired and the undiscounted cash flows estimated to be generated by those assets are less than the carrying amounts of those assets

      Revenue Recognition

      The Company recognizes product revenue at the time of shipment. Revenues from consulting and design services are recognized at the time the services are rendered.

      The Company also provides professional and technical services under a specific contract, based on a time and material plus fixed profit basis. Revenue on this contract is recognized to the extent of costs incurred plus a proportionate amount of profit earned. Contract costs including indirect costs are subject to audit by agencies of the United States Government. Management believes future adjustments, if any, from government cost audits will not have a material effect on the financial statements.

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Research and Development

      Research and development expenditures are expensed as incurred. Research an development costs for the years ended June 30, 2005 and 2004 amounted to $285,916 and $322,912, respectively.

      Income Taxes

      The Company uses the liability method to determine its income tax expense as required under Statement of Financial Accounting Standards No. 109 (SFAS 109). Under SFAS 109, deferred tax assets and liabilities are computed based on differences between financial reporting and tax basis of assets and liabilities, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets, if it is more likely than not that all or a portion of it will not be realized.

      Intangible Assets

      The cost of licenses, patents, and trademarks are being amortized on the straight-line method over their useful lives, ranging from 5 to 20 years. Amortization expense charged to operations was $31,570 and $5,734 for the years ended June 30, 2005 and 2004, respectively.

      Advertising Costs

      Advertising costs are reported in selling, general and administrative expenses, and include advertising, marketing and promotional programs. These costs are charged to expense in the year in which they are incurred. Advertising costs for the years ended June 30, 2005 and 2004 were approximately $23,000 and $49,000, respectively.

      Stock Based Compensation

      The Company accounts for stock-based employee and outside directors compensation under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. The Company has adopted the disclosure-only provisions of Statement of
      Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which was released in December 2002 as an amendment of SFAS No. 123. Stock options and warrants granted to non-employees are recorded at their fair value, as determined in accordance with SFAS No. 123 and Emerging Issues Task Force Consensus No. 96-18, and recognized over the related service period.

      The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all awards

                                                                         Year Ended June 30
                                                                       2005            2004
                                                                       ----            ----
      Net loss, as reported                                        $  (321,502)     $(2,285,803)
      Add: Stock based compensation
              expense, as reported, net of related tax effects              --           20,300
      Deduct: Total stock-based compensation
        expense determined under the fair value based
        method for all awards, net of related tax effects             (107,571)        (206,501)
                                                                   -----------      -----------
                                                                   $  (429,073)     $(2,472,004)
                                                                   ===========      ===========
      Basic and diluted loss per share, as reported                $      (.05)     $      (.49)
      Basic and diluted loss per share, pro forma                  $      (.07)     $      (.53)

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      The weighted average per share fair value of options granted during fiscal 2005 and 2004 was $2.28 and $.93, respectively. The fair value of each option granted was estimated using the Black-Scholes option-pricing model with the following weighted average assumptions:

                                            2005           2004
                                            ----           ----

         Expected volatility               151.12%        156.88%
         Risk free rate                     3.65%          3.79%
         Expected life of option             6.5             8
         Dividend yield                       0%             0%

      Fair Value of Financial Instruments

      The carrying values of cash, accounts receivable, accounts payable, accrued expenses and other current liabilities are representative of their fair value due to the short-term maturity of these instruments. The carrying value of the Company's long-term debt is considered to approximate its fair value, based on current market rates and conditions.

      Recent Pronouncements

      In November 2004, the FASB issued SFAS 151, "Inventory Costs." SFAS 151 amends the accounting for abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) under the guidance in ARB 43, Chapter 4, "Inventory Pricing." Paragraph 5 of ARB 43, Chapter 4, previously stated that "...under some circumstances, items such as idle facility expense, excessive spoilage, double freight, and rehandling costs may be so abnormal as to require treatment as current period  charges...."
      This Statement requires that those items be recognized as current-period charges regardless of whether they meet the criterion of "so abnormal." In addition, this Statement requires that allocation of fixed production overheads to the costs of conversion be based on the normal capacity of the production facilities. This statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. Management does not expect adoption of SFAS 151 to have a material impact on the Company's financial statements.

      In December 2004, the FASB issued SFAS 123(R), "Share-Based Payment." SFAS 123(R) amends SFAS 123, "Accounting for Stock-Based Compensation," and APB Opinion 25, "Accounting for Stock Issued to Employees." SFAS 123(R) requires that the cost of share-based payment transactions (including those with employees and non-employees) be recognized in the financial statements. SFAS 123(R) applies to all share-based payment transactions in which an entity acquires goods or services by issuing (or offering to issue) its shares, share options, or other equity instruments (except for those held by an ESOP) or by incurring liabilities (1) in amounts based (even in part) on the price of the entity's shares or other equity instruments, or (2) that require (or may require) settlement by the issuance of an entity's shares or other equity instruments. This statement is effective for public companies qualifying as SEC small business issuers, as of the first interim period or fiscal year beginning after December 15, 2005

      As permitted by SFAS No. 123, the Company currently accounts for share-based payments to employees using APB No. 25's intrinsic value method and, as such, generally recognizes no compensation expenses for employee stock options. Accordingly, the adoption of SFAS 123(R)'s, fair value method will have a significant impact on our results of operations, although it will have no impact on our overall financial position. The impact of adoption of SFAS No. 123(R) cannot be predicted at this time because it will depend on levels of share-based payments granted in the future, however, had the Company adopted SFAS 123(R) in prior periods, the impact of the standard would have approximated the impact of SFAS No. 123 as described in the disclosure of pro forma net

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      income (loss) and net income (loss) per share in Note 2 to the consolidated financial statements. SFAS No. 123(R) also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. While the Company cannot estimate what those amounts will be in the future (because they depend on, among other things, when employees exercise stock options), there were no operating cash flows recognized in the years ended June 30, 2005 and 2004 for such excess tax deductions.

Note 3 - Non-cash Investing and Financing Activities

      Non-cash  investing  and  financing   activities  are  excluded  from  the
      consolidated statement of cash flows. For the year ended June 31, 2005, non-cash activities included the following items:

      Asset Acquisition of Clarion Sensing Systems,  Inc., ("Clarion") (See Note
      4).

            Fair value of assets acquired                             $1,477,835
                                                                      ==========

            Cash advanced to sellers                                  $  413,144
            Liabilities assumed                                          242,442
            Stock issued                                                 663,066
            Transaction costs                                            159,183
                                                                      ----------
            Total purchase price                                      $1,477,835
                                                                      ==========

Note 4 - Acquisition

      On March 4, 2005, the Company, through its wholly owned subsidiary, Clarion Sensing Systems Acquisition Corp.(the "Subsidiary"), entered into a series of agreements with Clarion Sensing Systems, Inc., an Indiana corporation ("Clarion"), and its stockholders (the "Clarion Stockholders") to acquire all of Clarion's assets (the "Clarion Assets") and assume certain of its liabilities. Clarion is a provider of proprietary nuclear, biological, chemical and radiological (NBCR) remote monitoring sensor systems designed for air and water contamination detection sensing applications.

      The purchase price was approximately $1.45 million consisting of (i) the issuance of 394,682 shares of common stock of ECSI ("Shares") and (ii) the assumption of $655,586 of certain liabilities of Clarion, of which ECSI already had paid approximately $413,144 as of the date hereof and (iii) transaction fees of $159,183. Based on an independent valuation, the reported purchase price includes approximately $48,000 of furniture and equipment and $1.4 million of identifiable intangibles. The identifiable intangibles acquired from Clarion consist of trademarks, patents pending and proposed patents, and internet domain names. These assets will be amortized on a straight-line basis over estimated useful lives of from five to twenty years.

      In addition to the initial cost of the acquisition, the Company agreed to assume $438,959 of certain liabilities of Clarion on a contingent basis . The Subsidiary will be obligated to pay the Contingent Liabilities, if at all, only if the Subsidiary achieves (A) sales in excess of $3,000,000 ("$3,000,000 in Sales") and/or (B) net earnings before taxes in excess of $600,000 ("$600,000 in Net Earnings") in one of its fiscal years beginning within three (3) years of March 4, 2005. In the event $3,000,000 in Sales are achieved but $600,000 in Net Earnings are not achieved, then 10% of the Subsidiary's net earnings before taxes earned during such fiscal year shall be utilized to pay the Contingent Liabilities. In the event $600,000 in Net Earnings are achieved (whether or not $3,000,000 in Sales are achieved), then (I) all net earnings before taxes in excess of $600,000 earned during such fiscal year plus (II) 10% of the Subsidiary's net earnings before taxes earned during such fiscal year, shall be utilized to pay the Contingent Liabilities. If the Contingent Liabilities are not paid in full and $3,000,000 in sales or $600,000 in net earnings occurs in one or more subsequent fiscal years, then

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      net earnings before taxes with respect to such fiscal years shall be utilized to pay the Contingent Liabilities in the manner set forth in the preceding two sentences until such time, if ever, the Contingent Liabilities are paid in full. Any amounts shall be payable in cash or shares of common stock (valued as of the closing ask price on the date of issuance) as the recipient shall direct.

      The Company anticipates the contingent payments made, if any, will be treated as additional purchase price and included as an addition to the identifiable intangible assets. As of June 30, 2005, the Company is not liable for any contingent payments and, therefore, has not accrued any at this time. The Company will continue to asses its liability under the contingent payment arrangement in each successive quarter, and will record additional purchase price through an increase to intangible assets, if and when a liability is realized.

      The following table presents unaudited pro forma revenue, net loss and loss per share giving the effect of the Clarion acquisition as if it had been completed at the beginning of each period presented:

                                                                                Year ended June 30,
                                                                               2005              2004
                                                                               ----              ----
            Revenue                                                        $  5,975,914     $  2,186,717
                                                                           ============     ============
            Net loss                                                       $   (664,263)    $ (2,537,834)
                                                                           ============     ============
               Net loss per share, basic and diluted                       $      (0.10)    $      (0.50)

Note 5 - Inventories

         Inventories at June 30, 2005 and 2004 consist of the following:

                                                                               2005              2004
                                                                               ----              ----
            Raw materials                                                  $    322,958     $    203,765
            Work-in-process                                                     402,045          240,093
            Finished goods                                                    1,240,498        1,191,447
                                                                           ------------     ------------
                                                                           $  1,965,501     $  1,635,305
                                                                           ============     ============

Note 6 - Property, Equipment and Software Development Costs

      Property, equipment and software development costs consist of the following:

                                                                               2005              2004
                                                                               ----              ----
            Furniture and fixtures                                         $     93,087     $     37,074
            Machinery and equipment                                             579,561          549,140
            Improvements                                                          9,296            9,296
            Software                                                             96,761           96,512
            Software development costs                                          489,228          432,228
                                                                           ------------     ------------
                                                                              1,267,933        1,124,250
                Less: accumulated depreciation and amortization                 765,289          574,523
                                                                           ------------     ------------
                                                                           $    502,644     $    549,727
                                                                           ============     ============
            Equipment under capital leases included in
            property, equipment and purchased software are as follows:
             Machinery and equipment                                       $         --     $     25,694
             Less: accumulated depreciation                                          --           22,696
                                                                           ------------     ------------
                                                                           $         --     $      2,998
                                                                           ============     ============

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Depreciation expense was $190,766 and $158,154 for the years ended June 30, 2005 and 2004, respectively.

Note 7 - Short-Term Borrowing

      On April 1, 2004, the company entered into a strategic investment relationship with the Fairchild Corporation. The investment relationship began with a six-month revolving line of credit in the amount of $250,000 at 7% interest per annum. This loan was repaid in July 2004.

Note 8 - Long-Term Debt

      In November 2004, the Company's existing $500,000 revolving line of credit was converted into a term loan to be repaid over five years in monthly installments of $8,333 plus interest at the rate of 8% per annum. In connection with conversion the Company pledged a certificate of deposit in the amount of $250,000 as additional collateral. At June 30, 2005, the Company received a waiver for non-compliance of one of the required financial covenants under this agreement.

      In November 2001, an existing $500,000 revolving line of credit was converted into a term loan to be repaid over five years in monthly installments of $8,333 plus interest at the rate of 7.5% per annum

      In connection with the Clarion acquisition the Company assumed an existing loan in the amount of $95,300. The loan is payable in 34 monthly installments of $2,750 plus interest at the rate of prime plus 1/2% per annum.

      The annual maturities of long-term debt as of June 30, 2005 are as follows:

              2005                                   $    232,999
              2006                                        174,667
              2007                                        121,224
              2008                                         99,999
              2009                                         41,668
                                                     ------------
                                                     $    670,557
                                                     ============

Note 9 - Due to Officers and Shareholders

      These amounts represent interest bearing advances and are due on demand. The Company is restricted from repaying the principal amount of the loans except as permitted under the Purchase Agreement, in connection with the sale of shares of Series B Preferred Stock. The agreement provides that the repayment shall not be before December 31, 2005, and for the six month period ended June 30, 2005 the reported revenues of the Company shall not be less than $11 million and the reported earnings per share of Common Stock shall be not less than $0.23 based upon 7,250,000 shares of Common Stock outstanding. In addition, both at December 31, 2005 and at the time of any such repayment, the Selling Stockholders are entitled to sell their shares under an effective registration statement

      In March 2004, in order to be in compliance with bank loan covenants by the year ended June 30, 2004, Company's Board of Directors voted to convert $250,000 principal amount of Officer/shareholder loans into 735,294 shares of Common Stock.

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 10 - Income Taxes

      The provision for taxes for the year ended June 30, 2005 and 2004 includes the following components:

                                                      2005              2004
                                                      ----              ----
      Current
         Federal                                   $        --      $        --
         State                                              --            2,500
         Foreign                                            --               --
                                                   -----------      -----------
                                                            --            2,500
      Deferred
         Federal                                            --          (31,300)
         State                                              --           (2,500)
         Foreign                                            --               --
                                                   -----------      -----------
                                                            --          (33,800)
                                                   -----------      -----------

                                                   $        --      $   (31,300)
                                                   ===========      ===========

      The components of the deferred tax accounts as of June 30, 2005 and 2004 are as follows:

                                                      2005              2004
                                                      ----              ----

      Deferred tax assets
            Net operating loss carryforward        $   919,353      $   751,939
            Stock based compensation                    31,140          240,283
            Other                                       21,448           80,669
                                                   -----------      -----------
                                                       971,941        1,072,891
      Deferred tax liabilities
            Depreciation and amortization               62,588           47,123
                                                   -----------      -----------
      Subtotal                                         909,353        1,025,768
      Valuation allowance                             (515,553)        (631,968)
                                                   -----------      -----------

      Net deferred tax assets                      $   393,800      $   393,800
                                                   ===========      ===========

      The valuation allowance at June 30, 2003 was $216,817.

      The reconciliation of estimated income taxes attributed to operations at the statutory tax rates to the reported income tax benefit is as follows:

                                                      2005              2004
                                                      ----              ----

      Expected federal tax at statutory rate       $  (125,936)     $  (781,026)
      State taxes, net of federal tax effect           (12,444)        (129,302)
      Foreign rate differential                         (9,780)          (8,527)
      Non deductible expenses                           86,873          475,682
      Change in valuation allowance                     51,126          415,151
      Other                                             10,161           (3,278)
                                                   -----------      -----------
                                                   $        --      $   (31,300)
                                                   ===========      ===========

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      At June 30, 2005 the Company had net operating loss carryforwards for federal and state income tax purposes of $1,748,000 and $1,485,000 respectively, expiring through 2025. The Company has foreign net operating loss carryforwards of $433,928 with no expiration date.

Note 11- Shareholders' Equity

      Series A Convertible Preferred Stock

      In January to March 2002, the Company realized gross proceeds of $2,000,000 from the private placement of 40 Units, each Unit consisting of 25,000 shares of Series A Convertible Preferred Stock ("Series A Preferred") and 12,500 common stock purchase Warrants. The Series A Preferred provides for an annual dividend of $.20 per share, payable quarterly, (payable in cash or shares of common stock valued at $2.00 per share), when, as and if declared by the Board of Directors. Dividends will be paid on a cumulative basis. Each Series A Preferred share was initially convertible at the option of the holder into one common share, commencing 120 days after closing. The conversion ratio is subject to certain adjustments, as defined and has since been adjusted to .88 Series A Preferred shares for one common share. The Series A Preferred shares have a liquidation preference in the amount of $2.00 per share and the Company may redeem them commencing one year from date of issuance if the common shares have traded at or above $4.00 for a period of twenty consecutive trading days. All of the Warrants issued in connection with this offering have since expired unexercised.

      As of June 30, 2005, 675,000 shares of Series A Preferred were converted into a like amount of common stock.

      On April 26, 2004, the Company's board of Directors declared dividends on the Series A Convertible Preferred Stock. The dividend was paid by the issuance of 61,500 additional shares of the Company's common stock, respectively. Cumulative but undeclared dividends at June 30, 2005 totaled approximately $155,000 This dividend was declared by Company's board of Directors on July 28, 2005 and the Company paid the dividend by issuing an additional 100,628 shares of it's Common Stock

      Series B Convertible Preferred Stock

      On June 30, 2004, the Company completed a private placement of 2,000 shares of its 10% Series B Convertible Preferred Stock ("Series B Preferred") and warrants to purchase up to 2,000,000 shares of common stock for an aggregate purchase price of $2,000,000. The Preferred Stock provides for a dividend at the rate of 10% per annum, payable quarterly, (payable in cash or by adding the dollar amount of such dividends to the Stated Value), dividends will be paid on a cumulative basis. The preferred shares have a liquidation preference in the amount of $1,000 per share and has preference to any payments to the Preferred A shareholders. Each preferred share is convertible at the option of the holder into 1,000 shares of common stock. The conversion price is subject to anti-dilution adjustments, including, among other things, in the event that the Company sells common stock during the next three years for a price of less than one dollar per share. The Company may require the conversion of all (but not less than all) of the then outstanding shares of Series B Preferred Stock, if at any time the volume weighted average trading price per share of common stock for each of 20 consecutive trading days prior to a conversion notice is greater than $2.50 (subject to adjustment), and the daily trading volume of the common stock is at least 100,000 shares. In addition all shares of common stock underlying the Series B Preferred Stock must be covered by an effective registration statement.

      The Warrants are exercisable for a period of four years from the date of issuance at an exercise price per share of $1.00 per share and have similar anti-dilution privileges as the Series B Preferred Stock. The Company may call the Warrants if the volume weighted average trading price per share of common stock for each of 20 consecutive trading days is greater than 200% of the exercise price, and the daily trading volume of the common stock is at least 100,000 shares. In addition all shares of common stock underlying Warrants must be covered by an effective registration. The Company has valued the warrants issued at $955,853 using the Black-Scholes pricing model.

      In connection with the private placement, the Company issued 200,000 warrants with identical terms to a placement agent.

      The Company has recorded a deemed dividend and an offsetting increase in additional paid-in capital totaling $1,044,147 to reflect the beneficial conversion price of the preferred stock as compared to the prevailing market price of the common stock.

      Stock Option Plans

      Incentive Stock Option Plan

      During September 1986, the Company adopted an incentive stock option plan for which 750,000 shares of common stock have been reserved. The plan has since been extended until September 2006.

      Under the plan, incentive stock options were granted to certain employees of the Company. The exercise price may not be less than 100% of the fair market value of the stock at the date of the grant (110% in the case of any employee who owns more than 10% of the combined voting power or value of all classes of stock). Options may be granted for terms not exceeding ten years from the date of the grant, except for options granted to person holding in excess of 5% of the common stock, in which case the options may not be granted for a term not to exceed five years from the date of the grant.

      Non-statutory Stock Option Plan

      The Company also has adopted a non-statutory stock option plan and has reserved 250,000 shares of common stock for issuance to Directors, employees and non-employees. Options granted pursuant to this plan will be non-transferable and expire, if not exercised within five years from the date of the grant.

      Other Option Grants

      In addition to the options granted under the Stock Option Plans, the Company has issued options outside of the plans, pursuant to various consulting agreements.

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      Option activity for 2004 and 2005 is summarized as follows:

                                                                                              Weighted
                                                                                              Average
                                               Options                                        Exercise
                                                 Plan          Nonplan          Total          Price
                                                 ----          -------          -----          -----
      Options outstanding, July 1, 2003         575,000          45,000         620,000      $     1.45
      Granted                                   220,000              --         220,000             .87
      Exercised                                (180,000)             --        (180,000)            .20
      Forfeited                                 (25,000)        (45,000)        (70,000)           2.00
                                             ----------      ----------      ----------      ----------

      Options outstanding, June 30, 2004        590,000              --         590,000      $     1.53

      Granted                                   565,000              --         565,000      $     2.40
      Exercised                                 (45,000)             --         (45,000)            .07
      Forfeited                                      --              --              --              --
                                             ----------      ----------      ----------      ----------

      Options outstanding, June 30, 2005      1,110,000              --       1,110,000      $     2.03
                                             ==========      ==========      ==========      ==========

Shares of common stock available
  for future grant under the plans              945,000
                                             ==========

      The following table summarizes information about stock options outstanding at June 30, 2005.

                                                                      Options Exercisable
                                             Weighted Average                        Weighted
                                        Remaining                                    Average
                         Number        Contractual     Exercise        Number        Exercise
Ranges of price        Outstanding         Life          Price      Exercisable       Price
---------------        -----------         ----          -----      -----------       -----
$.25-.39                   60,000          5.98          $0.31         60,000         $0.31
$.50-.88                  110,000          4.49          $0.66        110,000         $0.66
$1.00-1.10                155,000          8.51          $1.01        155,000         $1.01
$2.40                     565,000          9.56          $2.40        113,000         $2.40
$2.70-2.97                220,000          1.62          $2.95        220,000         $2.95
                          -------          ----          -----        -------         -----

$.05-$2.97              1,110,000          7.14          $2.03        658,000         $1.77
                        =========          ====          =====        =======         =====

Note 12 - Concentrations and Economic Dependency

      The Company had two customers that accounted for 76% and 20%, respectively of net revenues for year ended June 30, 2005 and three customers that accounted for 11%, 11% and 10%, of net revenues for year ended June 30, 2004. Three customers accounted for 94% of the accounts receivables as of June 30, 2005. At June 30, 2005 approximately 14% of accounts receivable were from foreign customers. The Company performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral from its customers.

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

      During the year and at year end, the Company had cash deposits in a bank in excess of FDIC limits. The Company periodically reviews the financial condition of the bank to minimize its exposure

Note 13 - Commitments and Contingencies

      Lease Agreements

      Future minimum annual rental payments required under non-cancelable operating leases for years after June 30, 2005 are as follows:

                                2006                 $    103,900
                                2007                       90,700
                                2008                       54,700
                                                     ------------
                                                     $    249,300
                                                     ============

      Rent expense under all operating leases was $125,309 and $84,249 for the years ended June 30, 2005 and 2004.

      License Agreement

      The Company has acquired intellectual property, equipment and a tooling license from Mason & Hanger National, Inc. and a patent license from Lucent Technologies, Inc. for the Fiber Optic Intelligence Detection Systems (FOIDS(R)). In conjunction with these two license agreements whereby royalties totaling 5.4% are due on revenues from the Fiber Optic Intelligence Detection System (FOIDS(R)).

      Loss Contingencies

      Loss contingencies, including claims and legal actions arising in the ordinary course of business, are recorded as liabilities when the likelihood of loss is probable and an amount or range of loss can be reasonably estimated. Management does not believe there now are such matters that will have a material effect on the financial statements

Note 14 - Geographic Data

      The Company currently operates in the United States and the Middle East. The following is a summary of local operations by geographic area:

                                            U.S.        % of total     Middle East      % of total
                                            ----        ----------     -----------      ----------
      For the year ended
        June 30, 2005
           Revenue                     $ 5,898,503         98.84%      $    68,966          1.16%
           Operating income (loss)          89,516       -125.74%         (160,710)       225.74%
           Identifiable assets           7,046,418         95.41%          339,144          4.59%

      For the year ended
        June 30, 2004
           Revenue                     $ 2,009,856         97.50%      $    51,556          2.50%
           Operating loss                 (949,840)        87.16%         (139,961)        12.84%
           Identifiable assets           5,212,101         94.71%          290,836          5.29%

                        ELECTRONIC CONTROL SECURITY, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 15 - Related Party Transactions

      In fiscal 2004, the Company earned revenues totaling $234,225 from a Company in which one of the Company's Directors is the president and CEO.

      The Company made non-interest bearing advances that are due on demand to a former officer and director of the Company. The balances outstanding at June 30, 2005 and 2004 were $73,030 and $62,655, respectively.

                        Electronic Control Security Inc.
                           Consolidated Balance Sheets

                                                                                    December 31      June 30,
                                                                                       2005            2005
ASSETS                                                                             (Unaudited)
Current assets
      Cash and cash equivalents                                                 $        10,775  $      221,293
      Accounts receivable, net of allowance of  $100,000                              3,095,967       2,088,546
      Inventories                                                                     1,805,587       1,965,501
      Other current assets                                                              321,060         363,868
                                                                                 ---------------  --------------

          Total current assets                                                        5,233,389       4,639,208

Property, equipment and software development costs - net                                483,383         502,644
Intangible assets - net                                                               1,415,478       1,438,999
Certificate of deposit, pledged                                                         255,721         253,084
Goodwill                                                                                 50,000          50,000
Deferred income taxes                                                                   456,300         456,300
Other assets                                                                            208,551          59,827
                                                                                 ---------------  --------------
                                                                                $     8,102,822  $    7,400,062
                                                                                 ===============  ==============
LIABILITIES AND SHAREHOLDERS' EQUITY

Current Liabilities
      Accounts payable and accrued expenses                                     $     2,168,156  $    1,185,423
      Short-term loan                                                                   175,000               -
      Current maturities of long-term debt                                              232,992         232,992
      Payroll taxes payable                                                              20,194          16,234
                                                                                 ---------------  --------------

          Total current liabilities                                                   2,596,342       1,434,649

Noncurrent liabilities
      Long-term debt                                                                    321,017         437,565
      Due to officers and shareholders                                                  402,846         431,617
      Deferred income taxes                                                              62,500          62,500
                                                                                 ---------------  --------------

          Total liabilities                                                           3,382,705       2,366,331

Shareholders' equity
     Series A Convertible Preferred stock, cumulative, $.01 par value;
         $2.00 liquidation preference; 5,000,000 shares authorized,
          325,000 shares issued and outstanding, respectively                             3,250           3,250
     Series B 10% Convertible Preferred stock, cumulative, $.001 par value;
         $1,182 per share liquidation preference; 2,000 shares authorized,
          791 and 2,000 shares issued and outstanding, respectively                           1               2
      Common Stock, $.001 par value; 30,000,000 shares authorized;
          8,785,601 and 7,384,935 shares issued; 8,685,601 and 7,284,935
         shares outstanding, respectively                                                 8,785           7,385
      Additional paid-in capital                                                     10,693,814      10,344,782
      Accumulated deficit                                                            (5,979,127)     (5,311,807)
      Accumulated other comprehensive income                                              3,394             119
      Treasury stock, at cost, 100,000 shares                                           (10,000)        (10,000)
                                                                                 ---------------  --------------


          Total shareholders' equity                                                  4,720,117       5,033,731
                                                                                 ---------------  --------------

                                                                                $     8,102,822  $    7,400,062
                                                                                 ===============  ==============
                                See Notes to Consolidated Financial Statements.

                                      Electronic Control Security Inc.
                                    Consolidated Statements of Operations

                                                                  Six Months              Three Months
                                                                     Ended                   Ended
                                                                  December 31,            December 31,
                                                               2005         2004        2005         2004
                                                           (Unaudited)  (Unaudited) (Unaudited)  (Unaudited)
Revenues                                                  $ 4,059,565  $ 1,957,592  $ 2,536,251  $ 1,002,127
Cost of revenues                                            3,157,222    1,218,469    1,905,319      624,759
                                                           -----------  -----------  -----------  -----------

          Gross profit                                        902,343      739,123      630,932      377,368
                                                           -----------  -----------  -----------  -----------

 Research and development                                     109,102      161,829       51,750       88,881
 Selling, general  and administrative expenses              1,136,699      806,299      574,881      457,421
 Stock based compensation                                      61,087      120,000       61,087            -
                                                           -----------  -----------  -----------  -----------

          Loss from operations                               (404,545)    (349,005)     (56,786)    (168,934)

Other (income) expense
     Interest expense                                          57,809       56,885       30,006       30,298
     Interest income                                           (2,638)      (7,107)      (2,638)      (5,027)
     Minority interest in subsidiary loss                     (27,340)     (27,166)     (13,600)     (15,466)
     Gain on sale of marketable securities                          -       (7,519)           -       (7,519)
                                                           -----------  -----------  -----------  -----------

Total other (income) expense                                   27,831       15,093       13,768        2,286
                                                           -----------  -----------  -----------  -----------

Loss before tax benefit                                      (432,376)    (364,098)     (70,554)    (171,220)

Income tax (benefit)                                                -            -            -            -
                                                           -----------  -----------  -----------  -----------

Net loss before dividends                                    (432,376)    (364,098)     (70,554)    (171,220)

Dividends related to convertible preferred stock              234,944      100,000       27,414       50,000
                                                           -----------  -----------  -----------  -----------

Net loss attributable to common shareholders              $  (667,320) $  (464,098) $   (97,968) $  (221,220)
                                                           ===========  ===========  ===========  ===========

Net loss per share:
     Basic                                                $     (0.08) $     (0.08) $     (0.01) $     (0.04)
                                                           ===========  ===========  ===========  ===========
     Diluted                                              $     (0.08) $     (0.08) $     (0.01) $     (0.04)
                                                           ===========  ===========  ===========  ===========

Weighted average number of
        common shares and equivalents:
     Basic                                                  8,059,022    5,952,320    8,505,477    6,222,646
                                                           ===========  ===========  ===========  ===========
     Diluted                                                8,059,022    5,952,320    8,505,477    6,222,646
                                                           ===========  ===========  ===========  ===========

                               See Notes to Consolidated Financial Statements.

                                    Electronic Control Security Inc.
                                 Consolidated Statements of Cash Flows
                                                                                      Six Months
                                                                                         Ended
                                                                                      December 31,
                                                                                   2005         2004
                                                                               (Unaudited)  (Unaudited)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS
Cash flows from operating activities:
     Net loss before deemed dividends                                          $  (432,376) $  (364,098)
     Adjustments to reconcile loss
      to net cash used by operating activities:
          Depreciation and amortization                                            135,017       84,167
          Stock based compensation                                                  61,087      120,000
          Minority interest in subsidiary loss                                     (27,340)     (27,166)
          Gain on sales marketable securities                                            -       (7,519)
          Foreign currency translation adjustments                                   3,275        6,564
          Increase (decrease) in cash attributable
           to changes in assets and liabilities
               Accounts receivable                                              (1,007,421)    (333,460)
               Inventory                                                           159,914       60,994
               Other current assets                                                (75,138)     (93,010)
               Other assets                                                         (3,438)       5,884
               Accounts payable and accrued expenses                               982,733      177,607
               Income taxes payable                                                      -       (2,500)
               Payroll taxes payable                                                 3,960        7,816
                                                                               ------------ ------------

        Net cash used in operating activities                                     (199,727)    (364,721)

Cash flows from investing activities:
     Investment in marketable securities                                                 -     (745,804)
     Acquisition of property, equipment and software development                   (92,235)     (34,475)
                                                                               ------------ ------------

          Net cash used in investing activities                                    (92,235)    (780,279)

Cash flows from financing activities:
     Proceeds from exercise of stock options and warrants                           54,400      644,950
     Proceeds from short-term borrowings                                           500,000            -
     Repayment of short-term borrowing                                            (325,000)    (545,485)
     Certificate of deposit purchased                                               (2,637)    (250,460)
     Payments on long-term debt                                                   (116,548)     (58,333)
     Payments on lease obligations                                                       -       (3,094)
     Loan officers and shareholders - net                                          (28,771)     (32,255)
                                                                               ------------ ------------

          Net cash provided by (used in) financing activities                       81,444     (244,677)
                                                                               ------------ ------------

          Net decrease in cash and cash equivalents                               (210,518)  (1,389,677)

Cash and cash equivalents at beginning of period                                   221,293    1,552,575
                                                                               ------------ ------------

          Cash and cash equivalents at end of period                           $    10,775  $   162,898
                                                                               ============ ============

Supplemental disclosures of cash flow information
  Cash paid during the period for:
          Interest                                                             $    57,809  $    56,885
                                                                               ============ ============
          Taxes                                                                $     2,786  $         -
                                                                               ============ ============
                            See Notes to Consolidated Financial Statements.

                        Electronic Control Security Inc.
                 Notes to the Consolidated Financial Statements

Note 1 - Basis of Presentation
------------------------------

The accompanying unaudited consolidated financial statements of Electronic Control Security Inc. and its subsidiaries (collectively the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with Item 310(b) of Regulation SB. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the six months ended December 31, 2005 are not necessarily indicative of the results that may be expected for the year ending June 30, 2006. These unaudited consolidated financial statements should be read in conjunction with the audited consolidated financial statements and footnotes thereto included in the Company's Form 10-KSB for the fiscal year ended June 30, 2005, as filed with the Securities and Exchange Commission.

Note 2 - Earnings Per Share
---------------------------

In determining basic or diluted earnings per share (EPS), the effects of dividends related to the Company's Series A convertible preferred stock is added to the net loss.

Basic EPS is computed by dividing net income or net loss by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution from the exercise or conversion of other securities into common stock, but only if dilutive. The following securities have been excluded from the dilutive per share computation, as they are anti-dilutive.

                                                   2005             2004
                                                   ----             ----
     Stock options                               1,524,500         545,000
     Warrants                                    1,446,875       2,456,875
     Convertible Preferred Stock                 1,304,236       2,441,932


Note 3 - Inventories

Inventories consist of the following:

                                                 December            June
                                                   2005              2005
                                                   ----              ----
     Raw materials                            $    322,438    $    322,958
     Work-in-process                               203,564         402,045
     Finished goods                              1,279,585       1,240,498
                                              ------------    ------------
                                              $  1,805,587    $  1,965,501
                                              ============    ============

                        Electronic Control Security Inc.
                 Notes to the Consolidated Financial Statements


Note 4 - Stock Based Compensation Plans
---------------------------------------

The Company accounts for stock-based employee and outside directors compensation under Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees", and related interpretations. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation" and SFAS No. 148, "Accounting for Stock-Based Compensation - Transition and Disclosure", which was released in December 2002 as an amendment of SFAS No. 123. Stock options and warrants granted to non-employees are recorded at their fair value, as determined in accordance with SFAS No. 123 and Emerging Issues Task Force Consensus No. 96-18, and recognized over the related service period.

The following table illustrates the effect on net income and earnings per share if the fair value based method had been applied to all awards.

                                                                  Six Months                 Three months
                                                                            Ended December 31,
                                                             2005          2004           2005          2004
                                                         ------------- -------------- -------------- ------------
Net loss, as reported                                       $(667,320)     $(464,098)      $(97,678)   $(221,220)
Add: Employee stock based compensation
 expense, as reported, net of related tax effects                  --             --             --           --
Deduct: Total stock-based compensation
  expense determined under the fair value based
  method for all awards, net of related tax effects        (1,199,069)           (--)    (1,133,750)         (--)
                                                         ------------- -------------- -------------- ------------

Pro forma net loss                                        $(1,866,389)     $(464,098)   $(1,231,718)   $(221,220)
                                                         ============= ============== ============== ============

Basic and diluted loss per share, as reported                   $(.08)         $(.08)         $(.01)       $(.04)
Basic and diluted loss per share, pro forma                     $(.23)         $(.08)         $(.14)       $(.04)

The weighted average per share fair value of options granted during the six months ended December 31, 2005 was $1.02. The fair value of each option granted was estimated using the Black-Scholes option-pricing model and the following weighted average assumptions; volatility of 140.60%, expected life of options of 5 years, risk free interest rate of approximately 4.39% and a dividend yield of 0%. No options were granted in the six months ended December 31, 2004.

On December 9, 2005, the Board of Directors voted to exchange 565,000 options issued in January 2005 at an exercise price of $2.40 for 282,000 options with an exercise price of $1.20. The Board also voted to accelerated the vesting on these options to become immediately exercisable. The acceleration and repricing of the options had no effect on the Company's financial position. The accelerated amortization expense and incremental value recognized due to the changes are included in the disclosure above.

                        Electronic Control Security Inc.
                 Notes to the Consolidated Financial Statements

Note 5 - Series A Convertible Preferred Stock Dividend
------------------------------------------------------

Cumulative dividends for the years ended March 31, 2004 and 2005 totaling $153,042 were declared on July 8, 2005 by the Company's Board of Directors. The dividend was paid by the issuance of 99,378 additional shares of the Company's common stock.

Note 6 - Subsequent Events
--------------------------

Private Placement
-----------------

In January 2006, the Company raised net proceeds of $927,500 in a private placement of $1million in principal amount of its Senior Secured Convertible Debentures (the "Debentures"). The Company's obligations with respect to the Debentures are secured by a lien on all of the assets of the Company, including its intellectual property. The Debentures have a term of three years and are convertible at the option of the holder at any time into shares of the Company's common stock, par value $0.001 per share (the "Common Stock") at a conversion price of $1.15 per share, subject to certain adjustments. Interest is payable at a rate equal to the greater of 8% per annum or the prime rate for the applicable interest period plus 2.5%. Quarterly interest payments on the Debentures are scheduled to begin on April 1, 2006. At the option of the Company, interest payments are payable either in cash or in registered shares of Common Stock, subject to certain conditions.

Investors in the private placement also received three-year warrants to purchase up to 434,783 shares of the Company's Common Stock at a per share exercise price of $2.00 (the "Warrants"). The Warrants also may be exercised on a cashless basis following the first anniversary of issuance if a registration statement covering the Common Stock issuable upon exercise of the Warrants is not in effect at the time of exercise.

In connection with the financing the Company paid a cash fee in the amount of $72,500 to placements agents and also issued to such persons four and five year warrants to purchase a total 121,739 shares of Common Stock. The warrants issuable to the placement agents are exercisable on substantially the same terms and conditions as the Warrants, including without limitation, potential adjustments and cashless exercise rights as provided above.

Repayment of Debt
-----------------

A portion of the net proceeds of the financing were used to repay in full the Company's term loans in the outstanding amount of $658,339.

                        ELECTRONIC CONTROL SECURITY INC.


                        4,122,855 Shares of Common Stock


                        ---------------------------------


                                   PROSPECTUS


                        ---------------------------------






                                 March 17, 2006